As filed with the Securities and Exchange Commission on February 6, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S–1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN CARESOURCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8090	20-0428568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1170 Peachtree Street, Suite 2350
Atlanta, Georgia 30309
(404) 465-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Richard W. Turner
Chief Executive Officer
American CareSource Holdings, Inc.
1170 Peachtree Street, Suite 2350
Atlanta, Georgia 30309
(404) 465-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

B. G. Minisman, Jr., Esq. Lori B. Metrock, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 1400 Wells Fargo Tower 420 20th Street North Birmingham, AL 35203 (205) 328-0480	Adam S. Winger General Counsel, Vice President of Acquisitions American CareSource Holdings, Inc. 1170 Peachtree Street, Suite 2350 Atlanta, GA 30309	Yvan-Claude Pierre, Esq. Daniel I. Goldberg, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 (212) 521-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share(3)	$15,000,000	$1,743

(1)	Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Includes shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 6, 2015

     Shares
Common Stock

We are offering      shares of our common stock.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ANCI.” On February 5, 2015, the last reported sale price of our common stock on The NASDAQ Capital Market was $3.39 per share.

Investing in our common stock involves significant risks. See “Risk Factors” on page 14 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Offering proceeds to us, before expenses	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 107 of this prospectus for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representatives of the underwriters to purchase up to an additional     shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment therefor on or about            .

Roth Capital Partners           Aegis Capital Corp

           , 2015

i

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Industry and Market Data

Market data and other statistical information contained in this registration statement are based on independent industry publications, government publications, reports by market research firms, and other published independent sources. Some data are also based on our good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. You should read carefully this entire prospectus, including the matters set forth in the section entitled “Risk Factors,” our consolidated financial statements and the related notes which are included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” thereof included in this prospectus, before deciding whether to invest in our securities.

Unless the context otherwise requires, references in this prospectus to “American CareSource Holdings, Inc.,” “we,” “our,” “us” and the “Company” refer to American CareSource Holdings, Inc. and its consolidated subsidiaries.

Business Overview

We have two lines of business: our urgent and primary care business and our ancillary services provider network business, or ancillary network business. Although we have historically concentrated on our ancillary network business, with our entry into the urgent and primary care business and our new management arrangement with HealthSmart Preferred Care II, L.P., or HealthSmart, we now intend to focus primarily on our urgent and primary care business. We believe that urgent and primary care centers are and will continue to be an essential component of the effective delivery of healthcare services in the United States. Accordingly, we intend to focus our resources on the growth of that line of business.

Our Urgent and Primary Care Business

We own and operate healthcare centers offering a wide array of services for non-life-threatening medical conditions. We strive to improve access to quality medical care by offering extended hours and weekend service at convenient locations by appointment and on a walk-in basis.

We believe that by offering urgent care, primary care, family care and occupational medicine at convenient times and locations, we will be uniquely positioned to serve as a meaningful part of the solution to the country’s ongoing healthcare problems.

Our Strategy

We intend to grow our business through the acquisition of existing centers and by opening new centers in areas located in the eastern and southeastern United States.

We employ an acquisition team experienced in healthcare services that seeks to acquire centers that meet our investment criteria. Our team utilizes its extensive industry contacts, as well as referrals from current physician partners and other sources, to identify, contact and develop acquisition leads. The criteria that we consider critical include, but are not limited to:

•	location of the centers;
•	historical financial performance;
•	quality of physician and non-physician providers;
•	payor mix;
•	quality of and focus on patient care opportunities for follow-up care, de novo growth and revenue expansion;
•	cost savings through the leveraging of our existing infrastructure and realizations of additional economies of scale;
•	level of competition in the local market;
•	level of managed care and occupational health penetration; and
•	our ability to access and improve managed care organization contracts and develop and improve employee relationships.

We believe there are numerous acquisition opportunities in our target market that would pass our team’s screening criteria. We carefully evaluate each of our acquisition opportunities through an extensive due diligence process to determine which centers have the greatest potential for growth and profitability improvements under our operating structure. In many cases, the acquisition team identifies specific opportunities to enhance a facility’s productivity post-acquisition. We intend for our centers to benefit from our network of centers by, among other things, sharing best practices and participating in group purchasing agreements designed to reduce the cost of supplies and equipment.

We currently have a pipeline of acquisition opportunities. In addition, we will continue to evaluate whether local market conditions support our development of new centers. To the extent we choose to pursue such de novo opportunities, we will generally focus on the areas immediately surrounding our existing centers. We believe that doing so will enable us to better leverage our existing brand presence, marketing resources, and our physician and non-physician providers in the area. Our evaluation of such opportunities will involve an analysis of local competition, desirability of available sites, and surrounding market demographics. Our demographic analysis will include an investigation of the median income, population density, percentage of insured population, and median age of the surrounding area. Although we plan to be opportunistic in pursuing de novo opportunities, our immediate focus will remain on growth by acquisition.

We believe our acquisition and de novo opportunities provide significant growth potential.

Our Centers

We own and operate ten urgent and primary care centers located in Georgia (three), Florida (two), Alabama (three) and Virginia (two).

Our centers offer a broad range of medical services that generally fall within the urgent care, primary care, family care, and occupational medicine classifications. Specifically, we offer non-life-threatening, out-patient medical care for the treatment of acute, episodic, and some chronic medical conditions. Although we treat patients of all ages, our patients are typically adults between the ages of 23 and 49 years. When hospitalization or specialty care is needed, referrals to appropriate providers are made.

Patients typically visit our centers on a walk-in basis when their condition is either beyond the scope or availability of their regular primary care provider, when treatment by their primary care provider is inconvenient, and generally, when the condition is not severe enough to warrant an emergency room visit. We strive to deliver exceptional care and an exceptional patient experience to every patient who seeks care at our centers. We also attempt to capture follow-up, preventative and general primary care business after each walk-in encounter. The services provided at our centers include, but are not limited to, the following:

•	routine treatment of general medical problems, including colds, flu, ear infections, hypertension, asthma, pneumonia, urinary tract infections, and other conditions typically treated by primary care providers;
•	treatment of injuries, such as simple fractures, dislocations, sprains, bruises, and cuts;
•	minor, non-emergent surgical procedures, including suturing of lacerations and removal of foreign bodies;
•	diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, and urinalyses; and
•	occupational and industrial medical services, including drug testing, workers’ compensation cases, and pre-employment physical examinations.

Our centers are staffed by licensed physicians, nurse practitioners, physician assistants, medical support staff, and administrative support staff. Our medical support staff includes licensed nurses, certified medical assistants, laboratory technicians, and registered radiographic technologists.

We draw distinctions between our various service lines based on whether the patient encounter is on a walk-in or appointment basis and also whether the patient is an employee or contractor of one of our occupational medicine clients. With certain exceptions, we consider treatment rendered to walk-in patients to be urgent care and treatment rendered to appointment-based patients to be primary care.

Our occupational medicine service line involves the rendering of treatment to employees or contractors of employer clients. Occupational medicine services are sold directly to employers and are generally paid for in cash by the employer. The services typically rendered in the occupational medicine setting include, but are not limited to:

•	general wellness services;
•	drug and alcohol screening;
•	pre-employment physicals; and
•	vaccine administration.

Although distinctions between our urgent care, primary care, family care, and occupational medicine service lines are generally only of importance for internal reporting purposes, certain commercial payors reimburse at differing rates depending on the nature of the treatment rendered. For patients whose services are paid by certain payors, including Medicare, we are paid based on the same physician fee schedule regardless of the service line or the classification of the treatment.

We receive payment for services rendered at our centers from patients, commercial payors, governmental payors, including Medicare, and from our occupational medicine clients. The fees charged are generally determined by the nature of medical services rendered. We believe that the charges at our centers are significantly lower than the charges of hospital emergency departments and are generally competitive with those charged by local physicians and other similar providers in our service areas.

In general, our centers attempt to collect amounts owed by patients at the time of their service (including co-payments and deductibles). The amounts collected from patients frequently differ depending on whether the patient visit is reimbursable under an urgent or primary care contract. We submit claims for services rendered to commercial payors and governmental payors electronically through a third-party revenue cycle manager. In most cases, commercial payors process our claims and pay us based on negotiated rates set forth in our applicable contract.

We rely on our outside revenue cycle manager to collect amounts owed to us from commercial payors and government payors.

Our Ancillary Services Provider Network Business

Our ancillary network business offers cost containment strategies to our clients, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. This service is marketed to a number of healthcare companies including third party administrators, or TPAs, insurance companies, large self-funded organizations, various employer groups and preferred provider organizations, or PPOs. We offer payors this solution by:

•	lowering the payors’ ancillary care costs through our ancillary network of high quality, cost effective providers that we have under contract at more favorable terms than they could generally obtain on their own;
•	providing payors with a comprehensive network of ancillary healthcare service providers that is tailored to each payor’s specific needs and is available to each payor’s members for covered services;
•	providing payors with claims management, reporting, processing and payment services;
•	performing network needs analyses to assess the benefits to payors of adding additional or different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

We secure contracts with ancillary service providers by offering them the following:

•	inclusion in a nationwide network that provides exposure to our client payors and their member lives;
•	an array of administrative and back-office services, such as collections and appeals;
•	increased claims volume through various “soft steerage” mechanisms; and
•	advocacy in the claims appeals process.

We have experienced significant revenue declines over the past several years in our ancillary network business, primarily related to the decline in business from our two significant legacy clients, both of which are PPOs. Due to a variety of factors affecting the healthcare industry, including, but not limited to, healthcare legislation, the economy and industry consolidation, as well as change in strategic direction of our clients, we have experienced year-over-year declines in our revenue from those accounts. These declines have not been offset by our new business development efforts.

Management Services Agreement

We have made progress over the past 18 months in adding new client relationships; however, we do not believe that the revenue from those accounts will fully offset the revenue declines we have been incurring in our ancillary network business. As a result of these continuing revenue declines and our recent focus on the urgent and primary care business, on October 1, 2014, we entered into a management services agreement with HealthSmart. HealthSmart is a comprehensive benefits management company and is the largest independent administrator of health plans for self-funded employers in the United States. HealthSmart has several provider networks that include hospitals, physicians and other healthcare providers and facilities. It contracts with over 600,000 providers across the United States and tailors its various provider network solutions to meet its customers’ needs and to help control their healthcare costs. In addition, HealthSmart provides claims and benefits administration, pharmacy benefits management services, business intelligence, onsite employer clinics and care management. Under the management services agreement, HealthSmart has assumed responsibility for the management and operation of our ancillary network business, subject to the supervision of a five-person oversight committee comprised of three members selected by us and two members selected by HealthSmart. As part of the management arrangement, HealthSmart hired substantially all of our ancillary network business employees, purchased substantially all of our furniture, fixtures and equipment located in our former Dallas, Texas office and assumed our lease for that office. As a result of this arrangement, we no longer employ any personnel dedicated to our ancillary network business. Under the management services agreement, HealthSmart manages and operates our ancillary network business for a fee equal to the sum of 120% of the direct costs incurred by HealthSmart in providing management services. Any net profit derived from the operation of our ancillary network business (after reduction for the management fee) is divided such that 35% of the net profit accrues to HealthSmart and 65% accrues to us. During the term of the agreement, HealthSmart will be responsible for the payment of all expenses incurred in providing the management services with respect to our ancillary network business, including personnel salaries and benefits, the cost of supplies and equipment and rent. The initial term of the management services agreement is three years, and it renews annually thereafter for one year terms unless either party gives notice of termination at least 90 days prior to the end of the then-current term.

At any time between October 1, 2016 and the expiration date of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business for a price equal to $6,500,000 less the aggregate sum of net profit received by us since the beginning of the management arrangement. Consummation of the transaction will be subject to the satisfaction of certain material conditions, including approval by our stockholders if our annual gross revenue from the urgent and primary care business does not then exceed $40,000,000. In the event HealthSmart purchases our ancillary network business, the urgent and primary care business will be our only business line following completion of that transaction. If for any reason the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to then either reassume management of that line of business, market the business for sale, or phase out that line of business.

Services and Capabilities

Ancillary healthcare services include a broad array of services that supplement or support the care provided by hospitals and physicians, including the non-hospital, non-physician services associated with surgery centers, free-standing diagnostic imaging centers, home health and infusion, supply of durable medical equipment, orthotics and prosthetics, laboratory and other services.

Provider Network

In order to meet contractual obligations to our healthcare payors to make available a comprehensive and client-specific ancillary healthcare provider network, we have agreements with approximately 5,000 ancillary healthcare service providers. The agreements define the scope of services to be provided by each ancillary healthcare provider to covered persons and the amounts to be charged for those services. These agreements are negotiated independently from the agreements we reach with our client payors. The terms of the agreements between the Company and the ancillary healthcare service providers make it clear that we, and not our payor clients, are obligated to the service providers for payments under the contracts with them and that there is no contractual relationship between our payors and the service providers, who are not permitted to pursue claims directly against our payors.

Our Strategy

Our ancillary network business strategy is to maintain and, where feasible, expand a nationwide, high quality, multiple specialty ancillary network and our client payor base. With our new focus on the urgent and primary care business, we are relying on HealthSmart, which has substantial experience in network operations that include ancillary services, to continue to implement our ancillary network business strategy, utilizing its personnel and experience in the ancillary network field.

Sales and Marketing

Pursuant to the management services agreement, HealthSmart’s sales group is primarily responsible for securing new clients and provider contracts, and maintaining and growing existing relationships. We expect HealthSmart to continue marketing our services to PPOs on an opportunistic basis, but primarily to target direct payors such as TPAs, insurance companies, large self-funded organizations and employer groups.

Clients

Our healthcare payor clients engage us to manage a comprehensive array of ancillary healthcare services that they and their payors have agreed to make available to their insureds or beneficiaries or for which they have agreed to provide insurance coverage. The typical services our healthcare payors require us to provide include, but are not limited to:

•	providing a comprehensive network of ancillary healthcare services providers that is available to the payor’s covered persons for covered services;
•	providing claims management, reporting, and processing and payment services;
•	performing network needs analyses to assess the benefits to payors of adding additional or different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

Under our agreements with payors, we are obligated to provide or arrange for the provision of all of the healthcare services covered by such agreements. In addition, we are responsible for ensuring that the contractual terms are met and such services are provided (whether the services are those performed directly by us, such as claims management, processing and payment service, network/needs analysis and credentialing, or those performed by a service provider contracted by the Company).

In addition to managing our ancillary network business, HealthSmart is our most significant client. For the years ended December 31, 2014, 2013 and 2012, we derived approximately 34%, 22% and 31%, respectively, of our total net revenue from HealthSmart and its affiliates.

Market Overview

Our Urgent and Primary Care Business

Urgent care centers first opened in the United States in the early 1980s. After experiencing a period of brief decline in the mid-1990s, the industry has grown at a remarkable pace. According to the Urgent Care Association of America, or UCAOA, there are well over 9,000 urgent care centers in the country. Although the number of centers owned by multi-site, corporate operators has grown with the industry’s continued consolidation, operators of single locations comprise over half of the industry population.

The urgent care sector represents one of the fastest-growing segments of the American healthcare system. According to a 2013 IBISWorld Industry Report, or IBISWorld, over the five-year period ending in 2018, industry revenue is projected to grow at an annualized rate of 5.3% to an estimated $18,800,000,000, with expected profit margins expanding slightly to 10.5%. The urgent and primary care industry has a low level of market share concentration. According to IBISWorld, the industry is highly fragmented, with the largest four operators accounting for approximately just over 1.0% of industry revenue in 2013. Because we offer urgent care on a walk-in basis, we also compete with hospital-based and freestanding emergency departments. In 2012, Americans made approximately 136,100,000 visits to emergency rooms, according to the Centers for Disease Control and Prevention, or CDC. Unlike our centers, emergency departments provide acute care, which may be life threatening or require immediate attention, 24 hours a day, 7 days a week.

Our Ancillary Services Provider Network Business

We believe that the ancillary healthcare services market accounts for between 20% and 30% of total annual healthcare spending in the United States, which was estimated at $2.8 trillion in 2012, according to the Centers for Medicare & Medicaid Services, or CMS. Ancillary healthcare services are cost effective alternatives to physician and hospital-based services. The ancillary healthcare service market is an often over-looked, but very important segment of the overall U.S. healthcare system. As more and more care is delivered in highly cost effective out-patient and ancillary care settings, the need for better organization and cost containment should only increase over the next several years.

Risks

Our ability to execute our strategy and capitalize on our competitive strengths is subject to a number of risks more fully discussed in the “Risk Factors” section immediately following this summary. Before you invest in our shares, you should carefully consider all of the information in this prospectus, including the matters set forth under the heading “Risk Factors,” such as:

General Risks

•	We have incurred losses in most of our years of operation, and we may never be profitable again.
•	The lingering effects of the economic recession could materially adversely affect our financial position, results of operations or cash flows.
•	We depend on our senior management and may not be able to retain those employees or recruit additional qualified personnel.
•	Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.
•	A failure in or a breach of our operational or security systems or infrastructure, or those of the third party vendors and other service providers or other third parties with which we transact business, including as a result of cyber attacks, could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs, or cause losses.
•	We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.
•	The credit agreements governing our indebtedness contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

•	If we are unable to comply with the restrictions and covenants in our credit agreements, there could be an event of default under the terms of such agreements, which could result in an acceleration of repayment.
•	Our borrowing under our credit agreements exposes us to interest rate risk.

Risks Related to Our Urgent and Primary Care Business

•	We may not be able to implement successfully our growth strategy for our urgent and primary care business on a timely basis or at all, which could harm our business, financial condition and results of operations.
•	The long-term success of our urgent and primary care business is highly dependent on our ability to successfully identify and acquire target centers.
•	Our acquisition and opening of centers in new markets exposes us to various risks and may require us to develop new business models.
•	We may require additional capital to fund our operating and expansion costs, and our inability to obtain such capital could harm our business.
•	The centers that we acquire or open may not meet our expectations.
•	If we open new centers in existing markets, revenue at our existing centers may be affected negatively.
•	We may be required to make capital expenditures in connection with our acquisitions to implement our growth strategy.
•	Damage to our reputation or our brand in existing or new markets could negatively impact our business, financial condition and results of operations.
•	Our marketing activities may not be successful.
•	The urgent and primary care market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts, each of which could adversely affect our contract and revenue base.
•	We may not be able to recruit and retain qualified physicians and other healthcare professionals for our urgent and primary care centers.
•	We may not be able to prohibit or limit our physicians and other healthcare professionals from competing with us in our local markets.
•	We may be unable to enter into or maintain contracts for our urgent and primary care centers on favorable terms with commercial payors.
•	Government healthcare programs may reduce reimbursement rates.
•	If payments from commercial or governmental payors are significantly delayed, are reduced or eliminated, our business, prospects, results of operations and financial condition could be adversely affected.
•	Significant changes in our payor mix resulting from fluctuations in the types of patients seen at our centers could have a material adverse effect on our business, prospects, results of operations and financial condition.
•	Failure to bill timely or accurately for our services could have a negative impact on our net revenues, bad debt expense and cash flow.
•	A successful challenge by tax authorities to our treatment of certain healthcare providers as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these healthcare providers.

•	Currently, our centers are located in Georgia, Florida, Alabama and Virginia, making us particularly sensitive to regulatory, economic, and other conditions in those states.
•	Our business is seasonal, which impacts our results of operations.
•	We could be subject to lawsuits for which we are not fully insured.
•	Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance providers.

Risks Related to Our Ancillary Network Business

•	We have one client which accounts for a substantial portion of our ancillary network business. Revenue from this client could likely continue to decline during 2015 and thereafter.
•	Large competitors in the healthcare industry may choose to compete with us, reducing our margins. Some of these potential competitors may be our current clients.
•	Fluctuations in the number and types of claims we process in our ancillary network business could make it more difficult to predict our net revenues in our ancillary network business from quarter to quarter.
•	Limited barriers to entry into the ancillary healthcare services market could result in greater competition.
•	Our ancillary network business is dependent upon payments from third party payors which may reduce rates of reimbursement.
•	We are dependent upon our network of qualified providers, and our provider agreements may be terminated at any time.
•	For any given claim, we are subject to the risk of paying more to the provider than we receive from the payor.
•	The length of the current sales cycle may impede our efforts to add new client accounts.
•	We are dependent on our manager to operate our ancillary network business.
•	We pay our manager cash fees for operating our ancillary network business.
•	Our manager may be subject to conflicts of interest.
•	Our manager will not be liable to us for any acts or omissions performed in accordance with the management agreement.

Risks Related to Healthcare Regulation

•	The healthcare industry is heavily regulated, and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.
•	Our urgent and primary care centers are and will be subject to numerous statutes and regulations in the states in which we operate or intend to operate, and the failure to comply with these laws and regulations could result in civil or criminal sanctions.
•	State regulation of the expansion of urgent and primary care centers could prevent us from reaching our expansion objectives.
•	Our urgent and primary care centers are subject to comprehensive laws and regulations that govern the manner in which we bill and are paid for our services by third-party payors, and the failure to comply with these requirements could result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.
•	Changes in coverage and the rates or methods of third-party reimbursements may adversely affect our urgent and primary care revenue and operations.

•	Past and future healthcare reform legislation and other changes in the healthcare industry could adversely affect our business, financial condition and results of operations.
•	If we are required to restructure our arrangements with physicians because of current or future laws, we may incur additional costs, lose contracts or suffer a reduction in net revenue.
•	We are subject to the data privacy, security and breach notification requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, Health Information Technology for Economic and Clinical Health Act, as amended, or HITECH, and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions.
•	Our centers participate in the federal Medicare program and, as a result, we must comply with a number of additional federal regulatory requirements.
•	We are subject to CMS’s Recovery Audit Contractor, or RAC, program.
•	We are subject to Section 1128B(b) of the Social Security Act, or the Anti-Kickback Statute, Section 1877 of the Social Security Act, or the Stark Law, the False Claims Act, or FCA, the Civil Monetary Penalties statute and analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws.
•	If we fail to effectively and timely implement electronic health record systems, our operation could be adversely affected.
•	If we fail to comply with laws and regulations related to the protection of the environment and human health and safety, we could incur substantial penalties and fines.

Risks Related to Our Common Stock and This Offering

•	Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.
•	Your ownership may be diluted by exercises of outstanding and future options, warrants and other forms of equity.
•	Our current principal stockholders have significant influence over us and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you might not agree.
•	The market price of our common stock may be volatile and this may adversely affect our stockholders.
•	We do not anticipate paying dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend solely on any appreciation in the price of our common stock.
•	We are subject to the listing requirements of The NASDAQ Capital Market and there can be no assurances that we will satisfy these listing requirements on an ongoing basis.
•	The market price of our common stock in the future may be affected by different factors than in the past.
•	Anti-takeover provisions of our certificate of incorporation, our bylaws and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board and management.
•	We cannot predict what the market price of our common stock will be and, as a result, it may be difficult for you to sell your shares of our common stock.
•	Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our common stock price and trading volume.

•	You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.
•	We may sell shares of our common stock in the future at a price that is less than the price per share of our common stock in this offering.
•	Our management will have broad discretion in allocating the net proceeds of this offering and may use the proceeds in ways with which you disagree.

Corporate Information

The Company was incorporated under the laws of the State of Delaware on November 24, 2003 as a wholly-owned subsidiary of Patient Infosystems, Inc., or Patient Infosystems, in order to facilitate Patient Infosystems’ acquisition of substantially all of the assets of American CareSource Corporation. On December 23, 2005, the Company became an independent company when Patient Infosystems distributed by dividend to its stockholders substantially all of its shares of the Company.

Our principal executive offices are located at 1170 Peachtree Street, Suite 2350, Atlanta, Georgia 30309. Our common stock is listed on The NASDAQ Capital Market under the symbol “ANCI.” Our telephone number is (404) 465-1000. Our internet address is www.americancaresource.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

The Offering

Common stock offered by us
shares of common stock (or shares if the underwriters exercise their over-allotment option in full).
Over-allotment option
The underwriters have an option for a period of 45 days to purchase up to additional shares of our common stock to cover over-allotments, if any.
Common stock to be outstanding immediately after this offering shares of common stock. If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be .
Use of proceeds
We expect to use the net proceeds received from this offering to acquire and open urgent and primary care centers and for other working capital and general corporate purposes. See “Use of Proceeds” on page 39.
Risk factors
See “Risk Factors” beginning on page 14 and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
NASDAQ Capital Market symbol
ANCI

Unless we indicate otherwise, all information in this prospectus:

•	is based on 6,714,431 shares of common stock issued and outstanding as of December 31, 2014;
•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of common stock to cover over-allotments, if any;
•	excludes 1,183,044 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.75 per share as of December 31, 2014;
•	excludes 1,782,222 shares of our common stock issuable upon the exercise of warrants, which includes 22,222 shares of our common stock issuable upon the exercise of warrants issued to a former employee of the Company at an exercise price of $1.50 per share, 800,000 shares of our common stock issuable upon the exercise of warrants issued on July 30, 2014 in connection with the guarantee of Company indebtedness at an exercise price of $3.15 per share, and 960,000 shares of our common stock issuable upon the exercise of warrants issued on December 4, 2014 in connection with the guarantee of Company indebtedness at an exercise price of $2.71 per share;
•	excludes 155,663 shares of our common stock issuable upon conversion of restricted stock units, or RSUs; and
•	excludes 1,406,914 shares of our common stock reserved for issuance under our 2005 Stock Option Plan and our 2009 Equity Incentive Plan.

Summary Financial Information

The following table sets forth our summary statement of operations data for the years ended December 31, 2013 and 2012, derived from our audited financial statements and related notes included elsewhere in this prospectus as well as statement of operations data for the nine months ended September 30, 2014 and 2013 derived from our unaudited financial statements and related notes included elsewhere in this prospectus. The summary balance sheet data as of September 30, 2014 is derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles, or GAAP, in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

(dollars in thousands, except share and per share data)

STATEMENT OF OPERATIONS DATA:

	Nine Months Ended September 30,				Year Ended December 31,
	2014		2013		2013		2012
Net revenues		$17,742		$20,541		$26,751		$34,902
Operating expenses:
Provider payments		11,562		15,539		19,762		25,660
Salaries and wages		5,487		4,050		5,282		5,889
Professional fees		1,310		1,101		1,360		1,981
Ancillary network administrative fees		805		853		1,083		1,551
Other		2,346		1,905		2,251		2,012
Depreciation and amortization		628		615		795		878
Total operating expenses		22,138		24,063		30,533		37,971
Operating loss		(4,396)		(3,522)		(3,782)		(3,069)
Interest income (expense)
Interest income (expense)		(37)		21		22		9
Amortization of deferred financing costs		(154)		—		—		—
Unrealized gain on warrant liability		130		—		—		—
Total interest income (expense)		(61)		21		22		9
Loss before income taxes		(4,457)		(3,501)		(3,760)		(3,060)
Income tax (provision) benefit		225		(17)		(25)		(31)
Net loss		$(4,232)		$(3,518)		$(3,785)		$(3,091)
Loss per basic and diluted common share		$(0.67)		$(0.62)		$(0.66)		$(0.54)
Basic and diluted weighted average common shares outstanding used in computing loss per share		6,290		5,711		5,715		5,707
Pro forma loss per basic and diluted common share(1)	$		$		$		$
Basic and diluted weighted average common shares outstanding used in computing pro forma loss per share

(1)	Pro forma loss per basic and diluted common share has been calculated for the year ended December 31, 2013 and for the nine months ended September 30, 2014 and 2013 after giving effect to (a) the acquisition of substantially all of the assets of two urgent care centers from CorrectMed, LLC and other sellers as if it had occurred as of the first date of the period presented and (b) the sale of common stock offered hereby. Pro forma loss per basic and diluted common share has been calculated for the year ended December 31, 2012 after giving effect to the sale of the common stock offered hereby.

The following summary balance sheet data is presented on an actual basis, on a pro forma basis to give effect to the acquisitions that occurred subsequent to September 30, 2014, and on a pro forma as adjusted basis after giving effect to the sale of common stock offered hereby:

(dollars in thousands)	As of September 30, 2014
BALANCE SHEET DATA:	Actual	Pro forma	Pro forma, as adjusted
Cash and cash equivalents	$2,462	$2,462	$
Total assets	$17,325	$19,583	$
Total liabilities	$11,083	$13,341	$
Total stockholders’ equity	$6,242	$6,242	$

RISK FACTORS

Any investment in our common stock involves significant risks. You should consider carefully the risks and uncertainties described below, together with the other information contained in this prospectus, before you decide whether to purchase our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations and prospects would likely suffer, possibly materially. In addition, the trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

General Risks

We have incurred losses in most of our years of operation, and we may never be profitable again.

With the exception of the years 2008, 2009 and 2010, we have incurred losses in each year of our existence. As of September 30, 2014, we had an accumulated deficit of approximately $19,300,000. The Company’s prospects in our ancillary network business must be considered in light of the numerous risks, expenses, delays and difficulties frequently encountered in an industry characterized by intense competition, as well as the risks inherent in our new management arrangement with HealthSmart. No assurances can be given that the current operating volumes in our ancillary network business will not continue to decline in the future. Our continuing losses will also continue to reduce our available cash. We have recently changed our business strategy and are focusing on developing and operating an urgent and primary care business. No assurances can be given that we will be successful in this effort and that it will not cause us to incur additional losses. If we are unable to reduce or eliminate the losses in our ancillary network business and operate our urgent and primary care business profitability, we might be required to seek access to additional capital either through debt or equity markets. If additional financing is required, there can be no assurance that we would be successful in obtaining sufficient capital financing on commercially reasonable terms or at all, or, if we did obtain capital financing, that it would not be dilutive to current stockholders.

The lingering effects of the economic recession could materially adversely affect our financial position, results of operations or cash flows.

The U.S. economy continues to experience the negative effects from a severe economic recession. Although certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose:

•	to defer or forego elective surgeries and other non-emergent procedures; or
•	a high-deductible insurance plan or no insurance at all.

We are unable to determine the specific impact of these economic conditions on our business at this time, but we believe that the lingering effects of the economic recession could have an adverse impact on our operations and could impact not only the healthcare decisions of our patients, but also the solvency of ancillary service providers and other counterparties to transactions with us.

We depend on our senior management and may not be able to retain those employees or recruit additional qualified personnel.

We depend on our senior management team. We rely on the extensive experience of our management team across the healthcare, retail and hospitality sectors as well as extensive knowledge of healthcare operations and center acquisitions. The loss of services of any of the members of our senior management team could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms.

Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

We depend on complex, integrated information systems and standardized procedures for operational and financial information. We may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our needs. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. Any interruptions in operations during periods of implementation would adversely affect our ability to properly allocate resources and process information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. In addition, our technology systems, or a disruption in the operation of such systems, could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our profit margins.

A failure in or a breach of our operational or security systems or infrastructure, or those of the third party vendors and other service providers or other third parties with which we transact business, including as a result of cyber attacks, could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses.

We rely on communications and information systems to conduct our business. Information security risks have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct transactions, and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. Our business, financial, accounting, and data processing systems, or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control.

Although we have information security procedures and controls in place, our technologies, systems and networks and our payors’ systems may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of our or our payors’ or other third parties’ confidential information.

Although we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if, they do occur, that they will be adequately addressed. We may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our business, or cyber attacks or security breaches of our networks, systems or devices could have a material adverse effect on our business, results of operations or financial condition.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.

Our ability to compete effectively depends in part upon our intellectual property rights, including but not limited to our trademarks. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that the conduct of our businesses or our use of intellectual property infringes upon such third party's intellectual property rights. Any intellectual property litigation or claims brought against us, whether or not meritorious, could result in substantial costs and diversion of our resources, and there can be no assurances that favorable final outcomes will be obtained in all cases. The terms of any settlement or judgment may require us to pay substantial amounts to the other party or cease exercising our rights in such intellectual property, including ceasing the use of certain trademarks used by us to distinguish our services from those of others or ceasing the exercise of our rights in copyrightable works. In addition, we may have to seek a license to continue practices found to be in violation of a third party's rights, which may not be available on reasonable terms, or at all. Our business, financial condition, or results of operations could be adversely affected as a result.

The credit agreements governing our indebtedness contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

Our credit agreements contain restrictive covenants that limit our ability to, among other things:

•	incur additional secured indebtedness other than purchase money indebtedness not to exceed $500,000 in the aggregate;
•	merge or consolidate with another entity;
•	pay dividends or make other distributions;
•	make additional investments in fixed assets in any year in excess of $1,500,000;
•	guarantee obligations of any other person or entity;
•	mortgage or pledge any of our assets except liens securing permitted purchase money indebtedness; or
•	make any loans or advances.

The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business.

If we are unable to comply with the restrictions and covenants in our credit agreements, there could be an event of default under the terms of such agreements, which could result in an acceleration of repayment.

If we are unable to comply with the restrictions and covenants in our credit agreements there could be an event of default. Our ability to comply with these restrictions and covenants may be affected by events beyond our control. As a result, we cannot assure that we will be able to comply with these restrictions and covenants. In the event of a default under our credit agreements, the lender could terminate its commitment to lend or accelerate the loan and declare all amounts borrowed due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our credit agreements or obtain needed waivers on satisfactory terms.

Our borrowing under our credit agreements exposes us to interest rate risk.

Our results of operations are exposed to interest rate risk associated with borrowing under our credit agreements, which bear interest at daily one month London Interbank Offered Rate, or LIBOR, plus 1.75%. If interest rates increase, so will our interest costs, which may have a material adverse effect on our results of operations and financial condition.

Risks Related to Our Urgent and Primary Care Business

We may not be able to implement successfully our growth strategy for our urgent and primary care business on a timely basis or at all, which could harm our business, financial condition and results of operations.

The growth of our urgent and primary care business depends on our ability to open and acquire new centers. Our strategy is to increase the number of our urgent and primary care centers through both acquisition and our opening of new centers. Our ability to acquire and open profitable centers depends on many factors, including our ability to:

•	access capital to fund future acquisitions and preopening expenses;
•	achieve brand awareness in new and existing markets;
•	manage costs, which could give rise to delays or cost overruns;
•	recruit, train, and retain qualified physicians, nurse practitioners, physician assistants, nurses, medical technologists and other staff in our local markets;

•	obtain favorable reimbursement rates for services rendered at the centers;
•	successfully staff and operate new centers;
•	obtain all required governmental approvals, certificates, licenses and permits on a timely basis;
•	manage delays in the acquisition or opening of centers;
•	compete for appropriate sites in new markets against urgent care, family care, retail clinics, and primary care competitors; and
•	maintain adequate information systems and other operational system capabilities.

Further, additional federal or state legislative or regulatory restrictions or licensure requirements could negatively impact our ability to operate both new and existing centers.

Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our center base as planned, any new centers may not be profitable or otherwise perform as planned. Failure to implement successfully our growth strategy would likely have an adverse impact on our business, financial condition or results of operations.

The long-term success of our urgent and primary care business is highly dependent on our ability to successfully identify and acquire target centers.

To achieve our growth strategy, we will need to acquire and open new centers and operate them on a profitable basis. We expect this to be the case for the foreseeable future. We take into account numerous factors in identifying target markets where we can enter or expand.

The number and timing of new centers acquired and opened during any given period may be negatively impacted by a number of factors including, without limitation:

•	the identification and availability of attractive sites for new centers and the ability to negotiate suitable lease terms;
•	our ability to successfully identify and address pertinent risks during acquisition due diligence;
•	the preparation of target centers’ financial statements on methods of accounting other than GAAP;
•	the proximity of potential sites to one of our or our competitors’ existing centers;
•	our ability to obtain required governmental licenses, permits and authorizations on a timely basis; and
•	our ability to recruit qualified physicians, nurse practitioners, physician assistants, nurses, medical technologists and other personnel to staff our centers.

If we are unable to find and secure attractive target centers to expand in existing markets or enter new markets, our revenues and profitability may be harmed, we may not be able to implement our growth strategy and our financial results may be negatively affected.

Our acquisition and opening of centers in new markets exposes us to various risks and may require us to develop new business models.

Our growth and profitability depend on our ability to implement our growth strategy by expanding the number of centers we operate in both new and existing markets. We cannot assure you our efforts to expand into new markets, particularly where we do not currently operate, will succeed. To operate in new markets, we may be required to modify our existing business model and cost structure to comply with local regulatory or other requirements, which may expose us to new operational, regulatory or legal risks.

We may be unable to acquire target centers within our current price ranges. This may reduce the pace of our growth and increase the need for additional debt and equity capital. The patient population of centers we acquire may be loyal to existing ownership, making it difficult to maintain pre-closing revenue and profit levels. The re-branding of acquired centers may have an adverse market effect in local communities.

Integrating existing operations into our model may present unanticipated operational challenges. Our brand may not be received as favorably in the local communities as we anticipate.

Growing our business through acquisitions will require additional personnel. There can be no assurance that these demands will not have a material adverse effect on our business, financial condition, and results of operations, nor can there be any assurance that we will be able to attract or retain competent personnel and improve our operational systems sufficiently to support the expansion of our operations.

Also important to our success will be our ability to achieve additional economies of scale in order to improve operating margins. There can be no assurance that we will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

Centers we open in new markets may take longer to reach expected revenue and profit levels on a consistent basis. The cost of opening and operating new centers may exceed our budget, thereby affecting our overall profitability. New markets may have competitive conditions, consumer preferences, and healthcare spending patterns that are more difficult to predict, identify or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets and after closing acquisitions to build brand awareness. We may find it more difficult in new markets to hire, and we may not be able to retain and motivate qualified physicians, nurse practitioners, physician assistants, medical technologists and other personnel. We may need to augment our labor model to meet regulatory requirements and the overall cost of labor may increase or be higher than anticipated.

As a result, any new or acquired centers may be less successful and may not achieve target profit margins at the same rate or at all. If any steps taken to expand our existing business model into new markets are unsuccessful, we may not be able to achieve our growth objectives and our business, financial condition and results of operations could be adversely affected.

We may require additional capital to fund our operating and expansion costs, and our inability to obtain such capital could harm our business.

Although we currently operate ten urgent and primary care centers, our administrative, corporate and general organizational infrastructure is designed to support numerous additional centers. Consequently, we expect that our monthly expenses will continue to exceed our monthly cash receipts until we significantly increase the number of our urgent and primary care centers. Depending on the results of this offering and certain other factors, including the results of operations of our ancillary network business, we may need to raise additional capital to cover our operating costs.

To support our expansion strategy, we must have sufficient capital to continue making investments in new and existing centers. Current funding sources and cash generated by our operations may not be sufficient to allow us to sustain our expansion efforts. If this is the case, we may need additional equity or debt financing to provide the funds required to operate and expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or acquire new centers at our projected rate and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results and may impose restrictions on the manner in which we operate our business. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders. Furthermore, if we are unable to obtain adequate capital, whether in the form of equity or debt, to fund our business and growth strategies we may be required to delay, scale back or eliminate some or all of our expansion plans, which may have a material adverse effect on our business, operating results, financial condition, or prospects.

The centers that we acquire or open may not meet our expectations.

In general, our growth strategy involves the acquisition and opening of strategically-located centers. Centers that we acquire and open may not meet our revenue or profit targets or may take longer than anticipated to do so. If our acquired or new centers do not perform as planned, our business and future prospects could be harmed. If we are unable to manage successfully the potential difficulties associated with acquiring and opening new centers, we may not be able to capture the efficiencies and opportunities that we expect from our expansion strategy. Our inability to capture expected efficiencies of scale, maintain patient volumes, improve our systems and equipment, continue our cost discipline, and retain appropriate physician and overall labor levels, could have a material adverse effect on our business, financial condition and results of operations.

If we open new centers in existing markets, revenue at our existing centers may be affected negatively.

The catchment area of our centers varies by location and depends on a number of factors, including population density, other available convenient medical services, area demographics and geography. As a result, the opening of a new center in or near markets in which we already have centers could adversely affect the revenues of those existing centers. Existing centers could also make it more difficult to build our patient base for a new center in the same market. We may selectively open new centers in and around areas of existing centers that are operating at or near capacity to serve effectively our patients, but revenue cannibalization between our centers may become significant in the future as competition increases and as we continue to expand our operations. This could adversely affect our revenue growth, which could, in turn, adversely affect our business, financial condition, or results of operations.

We may be required to make capital expenditures in connection with our acquisitions to implement our growth strategy.

In order to maintain brand consistency across our centers, we may need to make significant capital expenditures to the interior and exterior of our centers. This may include making real property improvements and upgrading our medical equipment to serve our patients and remain competitive. Changing competitive conditions or the emergence of significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. Along these lines, if the systems and technology of our target centers differ from those we have chosen to utilize, we may be required to invest significant capital to either convert, terminate, or integrate the varying technology platforms. If we are unable to fund any such investment or otherwise fail to make necessary capital expenditures, our business, financial condition, or results of operations could be materially and adversely affected.

Damage to our reputation or our brand in existing or new markets could negatively impact our business, financial condition and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our medical services, physicians, and operating personnel, as well as on our unique culture and the experience of our patients in our centers. If we do not make investments in areas such as marketing and advertising, as well as the day-to-day investments required for center operations, equipment upgrades, and personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, patient disability or death due to medical malpractice or allegations of medical malpractice, failure to comply with federal, state, or local regulations, including allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity and damage our overall business and reputation.

Our marketing activities may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain patients. Our marketing activities are principally focused on increasing brand awareness in the communities in which we provide services. As we open and acquire new centers, we expect to undertake aggressive marketing campaigns to increase community awareness about our presence and our service capabilities. We plan to conduct our targeted marketing efforts in neighborhoods through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and various social media. If we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.

The urgent and primary care market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts, each of which could adversely affect our contract and revenue base.

The market for providing urgent care and primary care services is highly competitive, and all of our centers face and will face competition, in varying degrees, from existing walk-in clinics, hospital emergency rooms, private doctors’ offices, freestanding emergency centers, independent laboratories, occupational medicine clinics, and hospital- and payor-supported urgent care facilities. We compete with national, regional, and local enterprises, some of which have greater financial and other resources available to them, greater access to physicians or greater access to potential patients. Our centers compete on the basis of accessibility, including evening and weekend hours, walk-in care, as well as varying appointment opportunities. We also compete on the basis of our multistate, regional footprint, which we believe will be of value to both employers and third-party payors. As a result of the differing competitive factors within the markets in which we operate and will operate, the individual results of our centers may be volatile. If we are unable to compete effectively with any of these entities or groups we may be unable to implement our business strategies successfully, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

We may not be able to recruit and retain qualified physicians and other healthcare professionals for our urgent and primary care centers.

Our success depends upon our ability to recruit and retain qualified physicians, nurse practitioners, physician assistants, nurses, medical technologists and other staff. There is currently a national shortage of certain of these healthcare professionals. To the extent a significant number of physicians within an individual community or market decide to partner with competing urgent care or primary care providers or hospitals and not with us, we may not be able to operate our centers in such community. We face competition for such personnel from existing operators, hospital systems, entrepreneurial start-ups, and other organizations. This competition may require us to enhance wages and benefits to recruit and retain qualified personnel. Our inability to recruit and retain these professionals could have a material adverse effect on our ability to grow or be profitable.

We may not be able to prohibit or limit our physicians and other healthcare professionals from competing with us in our local markets.

In certain states in which we operate or intend to operate, non-compete, non-solicitation, and other negative covenants applicable to employment or ownership are judicially or statutorily limited in their effectiveness or are entirely unenforceable against physicians and other healthcare professionals. As a result, we may not be able to protect our operational processes, procedures, and general trade secrets or limit insiders from using competitive information against us or competing with us, which could have a material adverse effect on our ability to remain competitive.

We may be unable to enter into or maintain contracts for our urgent and primary care centers on favorable terms with commercial payors.

A significant portion of our existing net patient service revenue is derived from nongovernmental, third-party payors, or commercial payors, such as managed care organizations, commercial insurance providers and employer-sponsored healthcare plans. These commercial payors use a variety of methods for reimbursement depending on the arrangement involved. These arrangements include fee-for-service, PPOs and health maintenance organizations, as well as prepaid and discounted medical service packages and capitated, or fixed fee, contracts. Rates for health maintenance organization benefit plans are typically lower than those for PPOs or other benefit plans that offer broader provider access.

Frequently, commercial payors classify or may reclassify us as either a primary care or urgent care provider. Such distinctions may result in different payment and reimbursement structure. Such differences may affect costs to the patient through increased copayments, deductibles and other cost-sharing mechanisms and, accordingly, patient choice of provider.

There is often pressure to renegotiate reimbursement levels, including, in particular, in connection with changes to Medicare. Typically, commercial payors reimburse us based upon contracted discounts to our established base rates. If managed care organizations and other commercial payors reduce their rates or we were to experience a significant shift in our revenue mix toward Medicare or Medicaid reimbursements, then our revenue and profitability would be adversely affected and our operating margins would be reduced. Commercial payors often demand discounted fee structures, and the trend toward consolidation among commercial payors tends to increase their bargaining power over fee structures. Because some commercial payors rely on all or portions of Medicare fee schedules to determine payment rates, changes to government healthcare programs that reduce payments under these schedules may negatively impact payments from commercial payors. Other healthcare providers may impact our ability to negotiate increases and other favorable terms in our reimbursement arrangements with commercial payors. For example, some of our competitors may negotiate exclusivity provisions with commercial payors or otherwise restrict the ability of commercial payors to contract with us. We may be excluded from participating in commercial payor networks, making it more expensive for certain patients to receive treatment at our centers. Our results of operations will depend, in part, on our ability to retain and renew managed care contracts as well as enter into new managed care contracts on terms favorable to us. Our inability to maintain suitable financial arrangements with commercial payors could have a material adverse impact on our business.

As various provisions of the Patient Protection and Affordable Care Act, or the ACA, are implemented, commercial payors may increasingly demand fee reductions. In addition, there is a growing trend for commercial payors to take steps to shift the primary cost of care to the plan participant by increasing co-payments, co-insurance and deductibles, and these actions could discourage such patients from seeking treatment at our centers. Patient volumes could be negatively impacted if we are unable to enter into or maintain acceptable contracts with such commercial payors, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

Government healthcare programs may reduce reimbursement rates.

In recent years, new legislation has been proposed and adopted at both the federal and state level that is effecting major changes in the healthcare system. Any change in the laws, regulations, or policies governing the healthcare system could adversely affect reimbursement rates and our operations and financial condition. Enacted in March 2010, the ACA seeks to expand healthcare coverage, while increasing quality and limiting costs. The ACA substantially changes the way healthcare is financed by both governmental and commercial payors. As a result of the ACA or the adoption of additional federal and state healthcare reforms measures there could be limits to the amounts that federal and state governments will pay for healthcare services, which could result in reduced demand or profitability of our services.

Furthermore, if due to an allegation of fraud or any other reason one or more of our physicians or other licensed healthcare providers are no longer entitled to bill and receive payment for services rendered to patients whose treatment is paid in whole or in part by a governmental payor, our revenue may be negatively impacted, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

If payments from commercial or governmental payors are significantly delayed, are reduced or eliminated, our business, prospects, results of operations and financial condition could be adversely affected.

We depend upon compensation from third-party payors for the services provided to patients in our centers. The amount that our centers receive in payment for their services may be adversely affected by factors we do not control, including federal or state regulatory changes, cost-containment decisions and changes in reimbursement schedules of third-party payors and legislative changes. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.

Additionally, the reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when healthcare services are provided, there can be delays before we receive payment. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, or that additional supporting documentation is necessary. Retroactive adjustments by third-party payors may be difficult or cost prohibitive to appeal, and such changes could materially reduce the actual amount we receive from those payors. Delays and uncertainties in the reimbursement process may be out of our control and may adversely affect us.

Significant changes in our payor mix resulting from fluctuations in the types of patients seen at our centers could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our results may change from period to period due to fluctuations in payor mix or other factors relating to the type of treatment performed by physicians at our centers. Payor mix refers to the relative amounts we receive from the mix of persons or entities that pay or reimburse us for healthcare services. Because, we generally receive relatively higher payment rates from commercial payors than from governmental payors or self-pay patients, a significant shift in our payor mix toward a higher percentage of self-pay or patients whose treatment is paid in whole or part by a governmental payor, which could occur for reasons beyond our control, could have a material adverse effect on our business, prospects, results of operations and financial condition.

Failure to bill timely or accurately for our services could have a negative impact on our net revenues, bad debt expense and cash flow.

Billing for our services is often complex and time consuming. The practice of providing medical services in advance of payment or prior to assessing a patient's ability to pay for such services may have a significant negative impact on our patient service revenue, bad debt expense and cash flow. We bill numerous and varied payors, including self-pay patients and various forms of commercial insurance providers. Billing requirements that must be met prior to receiving payment for services rendered often vary by payor. Self-pay patients and third-party payors may fail to pay for services even if they have been properly billed. Reimbursement is typically dependent on our providing the proper procedure and diagnosis codes.

Additional factors that could affect our collections for the services we render include:

•	disputes among payors as to which party is responsible for payment;
•	variations in coverage among various payors for similar services;
•	the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;
•	the institution of new coding standards; and
•	failure to properly credential our providers to enable them to bill various payors.

The complexity associated with billing for our services causes many delays in our cash collections, resulting in increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debt expense.

A successful challenge by tax authorities to our treatment of certain healthcare providers as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these healthcare providers.

Certain of our physicians and other licensed healthcare providers are engaged as independent contractors by our state-level operating subsidiaries. Because these personnel are treated as independent contractors rather than as employees, our state-level operating subsidiaries do not (i) withhold federal or state income or other employment related taxes from their compensation, (ii) make federal or state unemployment tax or Federal Insurance Contributions Act payments with respect to them, (iii) provide workers compensation insurance with respect to them (except in states where they are required to do so for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employees. Although we have contracts with these physicians and other licensed healthcare providers obligating them to pay these taxes and other costs, if a challenge to our treatment of these physicians and other licensed healthcare providers as independent contractors by federal or state authorities were successful and they were treated as employees instead of independent contractors, we could be liable for taxes, penalties and interest. In addition, there are currently, and have been in the past, proposals made to eliminate an existing safe harbor that would potentially protect us from the imposition of taxes in these circumstances, and similar proposals could be made in the future. If such a challenge were successful or if the safe harbor were eliminated, this could cause a material increase in our costs relating to these physicians and other personnel and, have a material adverse effect on our business, financial condition and results of operations.

Currently, our centers are located in Georgia, Florida, Alabama and Virginia, making us particularly sensitive to regulatory, economic, and other conditions in those states.

Our current centers are located in Georgia, Florida, Alabama and Virginia. If there were an adverse regulatory, economic or other development in any of those states, our patient volume could decline, our ability to operate our centers under our existing business model could be impacted, or there could be other unanticipated adverse impacts on our business that could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our business is seasonal, which impacts our results of operations.

Our centers’ patient volumes are sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however, the timing and severity of these outbreaks can vary dramatically. Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

We could be subject to lawsuits for which we are not fully insured.

Healthcare providers have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Some of these lawsuits involve large claim amounts and substantial defense costs. We generally procure professional liability insurance coverage for our affiliated medical professionals and professional and corporate entities. We are currently insured under policies in amounts management deems appropriate, based upon the nature and risk of our business. Nevertheless, there are exclusions and exceptions to coverage under each insurance policy that may make coverage for any claim unavailable, future claims could exceed the limits of available insurance coverage, existing insurers could become insolvent and fail to meet their obligations to provide coverage for such claims, and such coverage may not always be available with sufficient limits and at reasonable cost to insure us adequately and economically in the future. One or more successful claims against us not covered by, or exceeding the coverage of, our insurance could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, in the normal course of our business, we may be involved in other types of lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage. The outcome of these matters could have a material adverse effect on our financial position, results of operations, and cash flows.

Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance providers.

We maintain insurance coverage for our centers through various third-party insurers. To the extent we hold policies to cover certain groups of claims or rely on insurance coverage obtained by third parties to cover such claims, we may be responsible for those losses if the insurance coverage is inadequate or the insurer rejects our claim for payment. Furthermore, for our losses that are insured or reinsured through commercial insurance providers, we are subject to the financial viability of those insurance companies. Although we believe our commercial insurance providers are currently creditworthy, they may not remain so in the future.

Risks Related to Our Ancillary Network Business

We have one client which accounts for a substantial portion of our ancillary network business. Revenue from this client could likely continue to decline during 2015 and thereafter.

HealthSmart, our largest client and now our manager, accounted for approximately 34% of our net revenue in 2014, 22% of our net revenue in 2013 and 31% of our net revenue during 2012. The loss of this client or significant declines in the level of use of our services by this client, without replacement by new business, would have a material adverse effect on our business and results of operations. Although we have entered into a management agreement with HealthSmart to manage our ancillary network business, there is no assurance that it will continue to use our ancillary network services at the same or greater level as it did in 2014.

Large competitors in the healthcare industry may choose to compete with us, reducing our margins. Some of these potential competitors may be our current clients.

Traditional health insurance companies, specialty provider networks, and specialty healthcare services companies are potential competitors of the Company’s ancillary network business. These entities include well-established companies that may have greater financial, marketing and technological resources than we have. Pricing pressure caused by competition has caused many of these companies to reduce the prices charged to clients for core services and to pass on to clients a larger portion of the formulary fees and related revenues received from service providers. Increased price competition from such companies’ entry into the market could reduce our margins and have a material adverse effect on our financial condition and results of operations. In fact, our clients could choose to establish their own network of ancillary care providers. As a result, we would not only lose the benefit of revenue from such clients, but we could face additional competition in our market.

Fluctuations in the number and types of claims we process in our ancillary network business could make it more difficult to predict our net revenues in our ancillary network business from quarter to quarter.

Monthly fluctuations in the number of claims we process and the types of claims we process will impact our quarterly and annual results. Our margins vary depending on the type of ancillary healthcare service provided, the rates associated with those services and the overall mix of these claims, each of which will impact our profitability. Consequently, it may be difficult to predict the net revenue from our ancillary network business from one quarter to another quarter.

Limited barriers to entry into the ancillary healthcare services market could result in greater competition.

There are limited barriers to entering the market for ancillary service providers, meaning that it is relatively easy for other companies to replicate our ancillary network business model and provide the same or similar services that we currently provide. Major benefit management companies and healthcare companies not presently offering ancillary healthcare services may decide to enter the market. These companies may have greater financial, marketing and other resources than are available to us. Competition from other companies may have a material adverse effect on our financial condition and results of operations.

Our ancillary network business is dependent upon payments from third party payors which may reduce rates of reimbursement.

Our ability to achieve profitability in our ancillary network business depends, in part, on payments provided by third-party payors. Competition for patients, efforts by traditional third party payors to contain or reduce healthcare costs and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement in recent years. If continuing, these trends could adversely affect our results of operations unless we can implement measures to offset the loss of revenues and decreased profitability. In addition, changes in reimbursement policies of private and governmental third-party payors, including policies relating to the Medicare and Medicaid programs, could reduce the amounts reimbursed to our clients for the services provided through us, and consequently, the amount these clients would be willing to pay for our services. Also, under the medical loss ratio, or MLR, regulations included in the ACA, it is possible that a portion of the fees our existing and prospective payors are contractually required to pay us and that do not qualify as “incurred claims” may not be included as expenditures for activities that improve health care quality. Such a determination may make it more difficult for us to retain existing clients or add new clients, because our clients’ or prospective clients’ MLR may otherwise not meet the specified targets. This may reduce our net revenues and profit margins.

We are dependent upon our network of qualified providers, and our provider agreements may be terminated at any time.

A network of qualified providers is an essential component of our ancillary network business. The typical form of agreement from ancillary healthcare providers provides that these agreements may be terminated at any time by either party with or without cause. If these agreements are terminated, particularly with our significant providers, such ancillary healthcare providers could enter into new agreements with our competitors which would have an adverse effect on our ability to continue our ancillary network business as it is currently conducted.

For any given claim, we are subject to the risk of paying more to the provider than we receive from the payor.

Our agreements with our payors, on the one hand, and our ancillary network service providers, on the other, are negotiated separately. We have complete discretion in negotiating both the prices we charge our payors and the financial terms of our agreements with the providers. As a result, our profit is primarily a function of the spread between the prices we have agreed to pay our ancillary network service providers and the prices our payors have agreed to pay us. We bear the pricing risk because we are responsible for providing the agreed-upon services to our payors, whether or not we are able to negotiate fees and other agreement terms with our ancillary network service providers that result in a positive margin for us. There can be no assurances that these pricing arrangements will not result in losses to us.

The length of the current sales cycle may impede our efforts to add new client accounts.

Over the past several years, we have experienced a lengthening of the period between identification of a prospective payor client and that prospect becoming a new client. Despite efforts to strategically improve our implementation process and our new management arrangement with HealthSmart, we can give no assurances that the process of converting a sales prospect into a new client account will not be lengthy and that our revenues will not continue to decline due to the lack of new client accounts.

We are dependent on our manager to operate our ancillary network business.

We are dependent on HealthSmart to operate our ancillary network business. We have no employees in our ancillary network business and the individuals who perform services for us are employees of our manager. We are subject to the risk that our manager will terminate the management agreement and that we will not be able to find a suitable replacement for our manager in a timely manner, at a reasonable cost, or at all. We are also subject to the risk that our manager will not manage our ancillary network business in a manner that is in our best interests, particularly because HealthSmart operates its own preferred provider network that competes for clients with our ancillary network.

We pay our manager cash fees for operating our ancillary network business.

We pay our manager cash fees for the services it provides in managing our ancillary network business. The payment of these fees may impact the amount of cash available for investment in our urgent and primary care business.

Our manager may be subject to conflicts of interest.

Our manager has potential conflicts of interest in its management of our ancillary network business. Circumstances under which a conflict could arise between us and our manager include:

•	the receipt of compensation by our manager for services for us and costs incurred, which may cause our manager to engage in transactions or incur costs that generate higher fees, rather than transaction that are more appropriate or beneficial for our business;
•	taking actions that are beneficial to our manager’s preferred provider network that are detrimental to our ancillary network business;

•	taking actions that benefit our manager in its capacity as our client which are not beneficial for our ancillary network business; and
•	some of our clients are competitors of our manager, and our manager may take actions that are not in the best interests of those clients.

Our manager will not be liable to us for any acts or omissions performed in accordance with the management agreement.

Pursuant to our management agreement, our manager will not assume any responsibility other than to render the services called for thereunder in good faith. Our manager, its members, managers, officers and employees will not be liable to us for any acts or omissions by our manager, its members, managers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our manager’s duties under our management agreement. We will, to the full extent lawful, reimburse, indemnify and hold our manager, its members, managers, officers and employees and each other person, if any, controlling our manager harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in performance of our manager’s duties under our management agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our manager’s duties under our management agreement.

Risks Related to Healthcare Regulation

The healthcare industry is heavily regulated, and if we fail to comply with these laws and government regulations we could incur penalties or be required to make significant changes to our operations.

The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians, vendors, patients and clients, our marketing activities and other aspects of our operations. If we fail to comply with these laws and regulations, we could be exposed to civil and criminal penalties such as fines, damages, overpayment recoupment, loss of enrollment status and exclusion from government healthcare programs. Any action against us for violation of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Our physicians and other licensed healthcare providers, are also subject to ethical guidelines and operating standards of professional and private accreditation agencies.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future, and these changes may materially and adversely affect our business. Furthermore, a review of our business by regulatory or accreditation authorities could result in determinations that could adversely affect our operations.

Our urgent and primary care centers are and will be subject to numerous statutes and regulations in the states in which we operate or intend to operate, and the failure to comply with these laws and regulations could result in civil or criminal sanctions.

The operation of urgent and primary care centers subjects us, and will subject us, to many state laws and regulations. In general, states, whether directly or through boards, agencies or other delegated authorities, regulate the ownership and dispensing of controlled substances, the retention and storage of medical records, patient privacy and protection of health information, the licensure of healthcare providers, and the clinical supervision by physicians of nurse practitioners and physicians assistants, among other aspects of our operations. All such laws and regulations, and the applicable interpretations of such laws and regulations, are subject to change.

Additional regulation of centers such as ours has been proposed in several states. The adoption of any such regulations in the states in which we operate or intend to operate could force us to change our operational or transactional approach or lead to a finding by regulators that our centers do not meet legal requirements. We may be subject to criminal prosecution, regulatory fines, penalties or other sanctions if our operations or centers are found to not comply with applicable laws and regulations. In addition, we may be required to refund all funds received from patients and third-party payors during the period of noncompliance.

State regulation of the expansion of urgent and primary care centers could prevent us from reaching our expansion objectives.

Many states have certificate of need programs that require some level of prior approval for the development, acquisition or expansion of certain healthcare facilities. Although the state where our current centers operate do not require that we obtain a certificate of need to acquire or operate our centers, in the event we choose to acquire or open centers in a state that does require such approval, we may be required to obtain a certificate of need before the acquisition or opening occurs. If we are unable to obtain such approvals, we may not be able to move forward with the planned activity.

Only a few states, including Florida, currently require the licensure of centers such as ours. The lack of a specific licensure process for our centers in the vast majority of states may lead state legislators or regulators to regulate aggressively the growth of our industry, potentially seeking to treat our industry in a manner similar to hospitals or freestanding emergency departments. Further, the growing number of urgent care centers and freestanding emergency departments may lead to legislation or regulations requiring us to change substantially our operations or cease our operations in that state entirely. Any such requirements could have a material adverse effect on our prospects and growth strategy.

Our urgent and primary care centers are subject to comprehensive laws and regulations that govern the manner in which we bill and are paid for our services by third-party payors, and the failure to comply with these requirements can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.

A substantial portion of our urgent and primary care services are paid for by commercial payors and governmental payors. These third-party payors typically have differing and complex billing and documentation requirements. If we fail to meet these requirements, we may not be paid for our services or payment may be substantially delayed or reduced.

Numerous state and federal laws also apply to our claims for payment, including but not limited to (i) “coordination of benefits” rules that dictate which payor must be billed first when a patient has coverage from multiple payors, (ii) requirements that overpayments be refunded within a specified period of time, (iii) “reassignment” rules governing the ability to bill and collect professional fees on behalf of other providers, (iv) requirements that electronic claims for payment be submitted using certain standardized transaction codes and formats, and (v) laws requiring all health and financial information of patients in a manner that complies with applicable security and privacy standards.

Third-party payors carefully monitor compliance with these and other applicable rules. Our failure to comply with these rules could result in our obligation to refund amounts previously paid for such services or non-payment for our services.

Additionally, on January 16, 2009, the United States Department of Health and Human Services, or HHS, released the final rule mandating that providers covered by the Administrative Simplification Provisions of HIPAA, including our centers, must implement the International Classification of Diseases, 10th Edition, or ICD-10, for medical coding on October 1, 2013. Although the deadline for implementation of ICD-10 codes has been delayed until October 15, 2015, the ICD-10 codes will require significantly more information than the International Classification of Diseases, 9th Edition, or ICD-9, codes currently used for medical coding and will require covered entities to code with much greater detail and specificity than with ICD-9 codes. We may incur additional costs to implement these changes.

If we are found to have violated any of these or any of the other laws or regulations which govern our activities, the resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results.

Changes in coverage and the rates or methods of third-party reimbursements may adversely affect our urgent and primary care revenue and operations.

A substantial portion of our urgent and primary care revenue is derived from direct billings to patients and third-party payors. As a result, any changes in the rates or methods of reimbursement for the services we provide could have a material adverse effect on our revenue and financial results. Reimbursement rates can vary depending on whether our center is an in-network or out-of-network provider. Each of our centers may be out-of-network for some patients. When acting as an out-of-network provider, reimbursement rates may be lower, co-payments and deductibles may be higher and we may have difficulties complying with the billing requirements of certain third-party payors. Additionally, the continued implementation of the ACA could result in substantial changes in coverage and reimbursement, including changes in coverage and amounts paid by private payors, which could have an adverse impact on our revenue from those sources.

Past and future healthcare reform legislation and other changes in the healthcare industry could adversely affect our business, financial condition and results of operations.

The healthcare industry is subject to changing political, regulatory and other influences. In March 2010, the President signed the ACA into law, which made major changes in how healthcare is delivered and reimbursed and increased access to health insurance benefits to the uninsured and underinsured population of the United States.

Because of the continued uncertainty about the implementation of various provisions of the ACA, we cannot predict with any certainty the impact of the ACA on our business models, prospects, financial condition or results of operations. Also, Congress and state legislatures may continue reviewing and assessing alternative healthcare delivery and payment systems and may in the future adopt legislation making additional fundamental changes in the healthcare system. There is no assurance that such changes will not have a material adverse effect on our business, financial condition or results of operations. Continued efforts to shift healthcare costs to the patient (through co-payments, deductibles, and other mechanisms) could adversely affect our business, financial condition and results of operations.

If we are required to restructure our arrangements with physicians because of current or future laws, we may incur additional costs, lose contracts or suffer a reduction in net revenue.

Various laws bear on our relationships with the physicians staffing our urgent and primary care centers. Authorities in some states could find that our contractual relationships with our physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. These laws are generally intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician's professional judgment, but they may also prevent the sharing of professional services income with non-professional or business interests. Approximately 30 states have some form of corporate practice of medicine restrictions, and, as we continue to expand into new markets, our current business model may implicate these restrictions. One of the states in which we currently operate, Georgia, has adopted certain corporate practice of medicine restrictions against non-professional entities. Although we believe we are currently in material compliance with applicable law, including with respect to the corporate practice of medicine and fee-splitting, regulatory authorities or other parties, including our employed and contracted physicians, or our physicians, may assert that, among other things, our state-level operating subsidiaries are impermissibly engaged in the practice of medicine. In that event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to modify our organizational structure, any of which could have a material adverse effect on our business and our ability to execute our growth strategy. Moreover, if we are required to modify our structure and organization to comply with these laws and rules, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of such debt or require the refinancing of such debt.

We are subject to the data privacy, security and breach notification requirements of HIPAA, HITECH and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions.

Numerous federal and state laws and regulations, including HIPAA and HITECH, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As required by HIPAA, HHS has adopted standards to protect the privacy and security of this health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by “covered entities.” The Company and each of our centers is considered a covered entity under HIPAA. We have taken actions to comply with the HIPAA privacy regulations including the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Although we believe we are in substantial compliance, ongoing implementation and oversight of these measures involves significant time, effort and expense.

In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained, or transmitted by covered entities or their business associates. Although we have taken actions in an effort to be in compliance with these security regulations, a security incident that bypasses our information security systems causing an information security breach, loss of protected health information, or PHI, or other data subject to privacy laws or a material disruption of our operational systems could have a material adverse effect on our business, along with fines. Furthermore, ongoing implementation and oversight of these security measures involves significant time, effort and expense.

Further, HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured PHI that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured PHI constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. Breaches affecting 500 patients or more must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Furthermore, breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties but also to unauthorized internal access to or use of such PHI.

The scope of the privacy and security requirements under HIPAA was substantially expanded by HITECH, which also increased penalties for violations. Currently, violations of the HIPAA privacy, security and breach notification standards may result in civil penalties ranging from $100 to $50,000 per violation, subject to a cap of $1,500,000 in the aggregate for violations of the same standard in a single calendar year. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to “willful neglect” may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may be able to award damages, costs and attorneys' fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity's compliance record.

State laws may impose more protective privacy restrictions related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. If we fail to comply with HIPAA, similar state laws or any new laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and substantial damage to our reputation.

States may also impose restrictions related to the confidentiality of personal information that is not considered PHI under HIPAA, including certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

HIPAA and HITECH also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility and payment information. Covered entities such as the Company and each of our centers are required to conform to such transaction set standards.

Our centers participate in the federal Medicare program and, as a result, we must comply with a number of additional federal regulatory requirements.

Our centers participate as providers the federal Medicare program. As participants in the Medicare program, we are directly subject to certain federal regulatory requirements, including the Stark Law and the Anti-Kickback Statute. Furthermore, the Medicare program is particularly susceptible to statutory and regulatory changes, retroactive and prospective rate adjustments, spending freezes, federal and state funding reductions and administrative rulings and interpretations concerning, without limitation, patient eligibility requirements, funding levels and the method of calculating payments or reimbursements.

Since 1992, Medicare has paid for the “medically necessary” services of physicians, non-physician practitioners, and certain other suppliers under a physician fee schedule, a system that pays for covered physicians’ services furnished to a person with Medicare Part B. Under the physician fee schedule, relative values are assigned to each of more than 7,000 services to reflect the amount of work, the direct and indirect (overhead) practice expenses, and the malpractice expenses typically involved in furnishing that service. Each of these three relative value components is multiplied by a geographic adjustment factor to adjust the payment for variations in the costs of furnishing services in different localities. The resulting relative value units, or RVUs, are summed for each service and then are multiplied by a fixed-dollar conversion factor to establish the payment amount for each service. The higher the number of RVUs assigned to a service, the higher the payment. Under the Medicare fee-for-service payment system, an individual can choose any licensed physician enrolled in Medicare and use the services of any healthcare provider or facility certified by Medicare.

CMS is required to limit the growth in spending under the physician fee schedule by a predetermined sustained growth rate, or SGR. If implemented as mandated, the SGR would result in significant payment reductions under the physician fee schedule. Every year since 2003, Congress has delayed application of the SGR, but we cannot predict with certainty whether it will continue to do so. Congress most recently delayed application of the SGR in the Protecting Access to Medicare Act of 2014, or PAMA, which became effective on April 1, 2014. In March of 2014 (prior to the passage of PAMA), CMS announced that the estimated physician fee schedule update for 2014 would be reduced by 20.9% due to the SGR formula. PAMA provides for the continuation of the 0.5% reimbursement increase to the physician payment schedule through December 31, 2014 (originally provided under the Pathway for SGR Reform Act of 2013), and also provides for no change to the physician fee schedule through March 31, 2015. Although several recent legislative proposals have sought to impose permanent or semi-permanent solutions to the SGR reductions, we cannot predict with certainty whether the SGR will be repealed or if another formula would be substituted and what form that might take. Repeal of the SGR could be offset by further reductions in Medicare payments, and any such reductions could have a material adverse effect on our business.

Furthermore, the ACA reduces annual payment updates for certain providers and reduces Medicare payments for certain procedures, and the Budget Control Act of 2011, or BCA, requires automatic spending reductions for each fiscal year through 2021. As a result of the BCA and subsequent activity in Congress, a $1.2 trillion sequester (across-the-board spending cuts) in discretionary programs took effect in 2013. In particular, a 2% reduction in Medicare payments took effect on April 1, 2013 and has recently been extended for an additional two years beyond the original expiration date of 2021.

We are subject to CMS’ RAC program.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or MMA, introduced on a trial basis the use of RACs for the purpose of identifying and recouping Medicare overpayments and underpayments. Any overpayment received from Medicare is considered a debt owed to the federal government. In October 2008, CMS made the RAC program permanent. RACs review Medicare claims to determine whether such claims were appropriately reimbursed by Medicare. RACs engage in an automated review and in a complex review of claims. Automated reviews are conducted when a review of the medical record is not required and there is certainty that the service is not covered or is coded incorrectly. Complex reviews involve the review of all underlying medical records supporting the claim, and are generally conducted where there is a high likelihood, but not certainty, that an overpayment has occurred. RACs are paid a contingency fee based on overpayments identified and collected.

A Medicare administrative contractor, or MAC, may suspend Medicare payments to a provider if it determines that an overpayment has occurred. When a Medicare claim for payment is filed, the MAC will notify the patient and the provider of its initial determination regarding reimbursement. The MAC may deny the claim for one of several reasons, including the lack of necessary information or lack of medical necessity for the services rendered. Providers may appeal any denials for claim payments.

Any such reviews under the RAC program or denials by the MAC could have a material adverse effect on our results of operations.

We are subject to the Anti-Kickback Statute, Stark Law, FCA, Civil Monetary Penalties statute and analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws.

Anti-Kickback Statute

The Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. The ACA amended the intent requirement of the Anti-Kickback Statute such that a person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violation the statute. Further, the ACA now provides that claims submitted in violation of the Anti-Kickback Statute constitute false or fraudulent claims for purposes of the FCA, including the failure to timely return an overpayment. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid program. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any third-party payor, including commercial payors.

Because we currently accept funds from governmental health programs, we are and will be subject to the Anti-Kickback Statute. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, such as $25,000 per violation and up to three times the remuneration involved. If in violation, we may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require entry into a corporate integrity agreement, or CIA. Any such sanctions or obligations contained in a CIA could have a material adverse effect on our business, financial condition and results of operations.

Stark Law

The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain “designated health services” reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an ownership or investment interest, a loan or debt relationship or a compensation relationship. The designated health services covered by the law include, among others, laboratory and imaging services and the provision of durable medical equipment. Some states have self-referral laws similar to the Stark Law for Medicaid claims and commercial claims.

We have entered into several types of financial relationships with physicians who staff our urgent and primary care centers, including compensation arrangements. We believe that the compensation arrangements under our employment agreements and independent contractor agreements satisfy one or more exceptions to the Stark Law. Although we believe that the compensation provisions included in our written physician agreements, which are the result of arm’s length negotiations, result in fair market value payments for medical services rendered or to be rendered, an enforcement agency could nevertheless challenge the level of compensation that we pay our medical directors.

The ownership of our stock by any of our physicians will constitute a “financial relationship” for purposes of the Stark Law. As a result, in order to bill Medicare for the designated health services referred by such physician stockholder, we must qualify for one or more exceptions to the Stark Law. Although an exception exists for publicly traded securities, we will not qualify until our stockholders' equity exceeds $75,000,000 at the end of our most recent fiscal year or on average during the previous three years. If we are unable to qualify for another exception to the Stark Law, we will not be entitled to bill Medicare for services rendered by a physician stockholder. As a result, we may suffer losses to our net revenue. Further, it may become necessary for us to perform regular compliance tests to determine which, if any, of our physicians own our stock, and, if so, to determine whether or not we meet an applicable exception to the Stark Law. Such efforts could have a material adverse effect on our business and our ability to compensate physicians, and could result in damage to our reputation.

Violation of the Stark Law may result in prohibition of payment for services rendered, a refund of any Medicare payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, criminal penalties, and potential exclusion from participation in government healthcare programs, and potential false claims liability. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all amounts arising out of tainted referrals. If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of revenues, or we could have to change our arrangements and operations in a way that could have a material adverse effect on our business, prospects, damage to our reputation, results of operations and financial condition.

False Claims Act

The federal civil FCA prohibits providers from, among other things, (1) knowingly presenting or causing to be presented, claims for payments from the Medicare, Medicaid or other federal healthcare programs that are false or fraudulent; (2) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government; or (3) knowingly making, using or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The “qui tam” or “whistleblower” provisions of the FCA allow private individuals to bring actions under the FCA on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.

There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. The ACA also provides that claims submitted in connection with patient referrals that results from violations of the Anti-Kickback Statute constitute false claims for the purpose of the FCA, and some courts have held that a violation of the Stark law can result in FCA liability, as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. We are required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

Civil Monetary Penalties Statute

The federal Civil Monetary Penalties statute prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person or entity knows or should know is likely to influence the beneficiary’s selection of a particular provider or supplier of items or services reimbursable by a federal or state healthcare program.

The scope and enforcement of each of these laws is uncertain and subject to constant change. Federal and state enforcement entities have significantly increased their scrutiny of healthcare companies and providers which has led to investigations, prosecutions, convictions and large settlements. Although we intend to conduct our business in compliance with all applicable federal and state fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted with any certainty. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or will be found to be in compliance with applicable fraud and abuse laws. Further, responding to investigations can be time consuming and result in significant legal fees and can potentially divert management’s attention from the Company.

If we fail to effectively and timely implement electronic health record systems, our operation could be adversely affected.

As required by the American Recovery and Reinvestment Act of 2009, the Secretary of HHS has developed and implemented an incentive payment program for eligible healthcare professionals that adopt and meaningfully use electronic health record, or EHR, technology. HHS uses the Provider Enrollment, Chain and Ownership System, or PECOS, to verify Medicare enrollment prior to making EHR incentive program payments. If our employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, healthcare professionals that fail to demonstrate meaningful use of certified EHR technology are subject to reduced payments from Medicare. System conversions to comply with EHR could be time consuming and disruptive for physicians and employees. Failure to implement EHR systems effectively and in a timely manner could have a material adverse effect on our financial position and results of operations.

We are in process of converting certain of our clinical and patient accounting information system applications to newer versions of existing applications or altogether new applications. In connection with our implementation and conversions, we have incurred capitalized costs and additional training and implementation expenses.

If we fail to comply with laws and regulations related to the protection of the environment and human health and safety, we could incur substantial penalties and fines.

We are subject to various federal, state and local and regulations relating to the protection of the environment and human health and safety, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. Some of our operations include the use, generations and disposal of hazardous materials. We also plan to acquire ownership in new facilities and properties, some of which may have had a history of commercial or other operations. We may, in the future, incur liability under environmental statutes and regulations with respect to contamination of sites we own or operate, including contamination caused by prior owners or operators of such sites, abutters or other persons, and the off-site disposal of hazardous substances. Violations of these laws and regulations may result in substantial civil penalties or fines.

Risks Related to Our Common Stock and this Offering

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes, resulting in the dilution of the ownership interests of our stockholders at that time. The future issuance of any such additional shares of common stock may create downward pressure on the trading price of the common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are currently traded on The NASDAQ Capital Market, and now investors could gain rights superior to those of our stockholders at that time.

Your ownership may be diluted by exercises of outstanding and future options and warrants and other forms of equity.

As of September 30, 2014, we had outstanding options to purchase an aggregate of 1,294,849 shares of our common stock at a weighted average exercise price of $3.63 per share and warrants to purchase an aggregate of 822,222 shares of our common stock at a weighted average exercise price of $3.11 per share and 156,093 shares issuable on the conversion of RSUs awarded to officers and directors. The exercise of such outstanding options and warrants and the conversion of such RSUs will result in further dilution of your investment.

Our current principal stockholders have significant influence over us and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you might not agree.

Our executive officers, directors, and holders of greater than 5% of our outstanding common stock together beneficially own approximately 61.2% of our outstanding common stock. As a result, our executive officers, directors and holders of greater than 5% of our outstanding common stock will have the ability to significantly influence all matters submitted to our stockholders for approval, including:

•	changes to the composition of our Board of Directors, which has the authority to direct our business and appoint and remove our officers;
•	proposed mergers, consolidations, or other business combinations; and
•	amendments to our Certificate of Incorporation and bylaws which govern the rights attached to our shares of common stock.

This concentration of ownership of shares of our common stock could delay or prevent proxy contests, mergers, tender offers, open market purchase programs, or other purchases of shares of our common stock that might otherwise give you the opportunity to realize a premium over the then prevailing market price of our common stock. The interests of our executive officers, directors, and holders of greater than 5% of our outstanding common stock may not always coincide with the interests of the other holders of our common stock. This concentration of ownership may also adversely affect our stock price.

The market price of our common stock may be volatile and this may adversely affect our stockholders.

The price at which our common stock trades may be volatile. The stock market can experience significant price and volume fluctuations that have affect the market prices of securities, including securities of healthcare companies. The market price of our common stock may be influenced by many factors, including:

•	our operating and financial performance;
•	variances in our quarterly financial results compared to expectations;
•	the depth and liquidity of the market for our common stock;
•	future sales of common stock or the perception that sales could occur;
•	investor perception of our business and our prospects;
•	developments relating to litigation or governmental investigations;
•	changes or proposed changes in healthcare laws or regulations or enforcement of these laws and regulations, or announcements relating to these matters; and
•	general economic and stock market conditions.

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of healthcare companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our financial condition, results from operations, business or prospects. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management team’s attention as well as resources from the operation of our business. There is no assurance that the market price of our common stock will not fall in the future.

We do not anticipate paying dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend solely on any appreciation in the price of our common stock.

We do not pay dividends on our shares of common stock and intend to retain all future earnings to finance the continued growth and development of our business and for general corporate purposes. In addition, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors.

We are subject to the listing requirements of The NASDAQ Capital Market and there can be no assurances that we will satisfy these listing requirements on an ongoing basis.

Our common stock is listed on The NASDAQ Capital Market, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares and minimum bid price per share, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from The NASDAQ Capital Market.

We recently determined that awards of RSUs we made to our directors in 2009, 2013 and 2014 were not and would not be in compliance with the terms of our 2009 Equity Incentive Plan. See “Executive Compensation—Director Compensation.” Because of such noncompliance, awards of RSUs to our directors and issuance of our common stock upon vesting of those RSUs have not been approved by our stockholders, and, accordingly, the issuance of our common stock thereunder was not and would not be in compliance with NASDAQ Listing Rule 5635(c). On November 5, 2014, we notified The NASDAQ Stock Market LLC, or NASDAQ, of these events and advised it that our Board of Directors has determined that we would suspend the issuance of additional common stock under the RSUs awarded in 2009 and would not issue any common stock under the RSUs awarded in 2013 or 2014 until stockholder approval of such awards is obtained and stockholders approve an amendment of the 2009 Equity Plan to permit the award of RSUs to our directors. We also notified NASDAQ that we would seek such stockholder approval at our 2015 annual meeting of stockholders. On November 25, 2014, we received a letter from NASDAQ notifying us that NASDAQ had determined that we had violated NASDAQ Listing Rule 5635(c). In its November 25, 2014 letter, NASDAQ granted us an extension of time until May 26, 2015 to obtain such approvals and notify NASDAQ of such action. In the event we do not obtain stockholder approval of the RSU awards and an amendment to our 2009 Equity Incentive Plan to permit the award of RSUs to our directors, NASDAQ may delist our common stock.

If we are delisted from The NASDAQ Capital Market and we are not able to list our common stock on another exchange, our common stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•	a limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•	a limited amount of news and little or no analyst coverage for us; and
•	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

The market price of our common stock in the future may be affected by different factors than in the past.

With our entry into the urgent and primary care line of business and our plans to transform the Company over the next few years into primarily an urgent and primary care business, the market price of our common stock in the future may be impacted by different factors than those that have affected the market price of our common stock in the past.

Anti-takeover provisions of our certificate of incorporation, our bylaws and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board and management.

Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove members of our board of directors. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions, among other things:

•	authorize our board of directors to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve; and
•	limit who may call a stockholders meeting.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on our common stock, from merging or combining with us for a prescribed period of time.

We cannot predict what the market price of our common stock will be and, as a result, it may be difficult for you to sell your shares of our common stock.

An inactive market may impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration. We cannot predict with any certainty the prices at which our common stock will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our common stock price and trading volume.

Securities research analysts, including those affiliated with our underwriters, may establish and publish their own periodic projections for our business. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match securities research analysts’ projections. Similarly, if one or more of the analysts who writes reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect securities research analyst coverage, if no securities or industry analysts begin to cover us, the trading price for our stock and the trading volume could be adversely affected.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $     per share, and after

deducting the underwriting discount and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $     per share in the net tangible book value of the common stock. If the underwriters exercise their over-allotment option, or if outstanding options and warrants to purchase our common stock are exercised, you will experience additional dilution. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

We may sell shares of our common stock in the future at a price that is less than the price per share of our common stock in this offering.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our management will have broad discretion in allocating the net proceeds of this offering and may use the proceeds in ways with which you disagree.

Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. Because the net proceeds are not required to be allocated to any particular investment or transaction, investors in this offering may not agree with how the net proceeds are used. The failure by our management to apply these funds in an effective manner could have a material adverse effect on our business, results of operations and financial condition. See “Use of Proceeds” for a description of how we presently intend to apply the net proceeds from this offering.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements can be identified by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words and discuss our strategy, future operations, future financial position, prospects and future development or contain other “forward-looking” information.

Such forward-looking statements are based on current information, assumptions and belief of management, and are not guarantees of future performance. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to:

•	our ability to attract and maintain patients, clients and providers and achieve our financial results;
•	changes in national healthcare policy, federal and state regulation, including without limitation the impact of the ACA, the Health Care and Educational Affordability Reconciliation Act and MLR regulations;
•	general economic conditions (including economic downturns and increases in unemployment);
•	our ability to successfully implement our growth strategy for the urgent and primary care business;
•	our ability to identify, acquire and integrate target urgent and primary care centers;
•	increased competition in the urgent and primary care market;
•	our ability to recruit and retain qualified physicians and other healthcare professionals;
•	reduction in reimbursement rates from governmental and commercial payors;
•	lower than anticipated demand for services;
•	pricing;
•	market acceptance or preference;
•	HealthSmart’s inability to manage our ancillary network business;
•	changes in the business decisions by significant ancillary network clients;
•	increased competition in our ancillary network business from major carriers;
•	increased competition from cost containment vendors and solutions;
•	implementation and performance difficulties; and
•	other risk factors detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended December 31, 2013.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factors” section. Although the forward-looking statements in this prospectus reflect our good faith judgment, based on currently available information, they involve known and unknown risks, uncertainties and other factors that may cause our actual results or our industries’ actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” contained in this prospectus. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results, or to changes in our expectations. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $    , or approximately $    if the underwriters exercise their over-allotment option in full, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. A $    increase (decrease) in the assumed public offering price of $    per share would increase (decrease) the expected net cash proceeds of the offering to us by approximately $    . A      increase (decrease) in the assumed number of shares sold in this offering would increase (decrease) the expected net cash proceeds of the offering to us by approximately $    .

We expect to use the net proceeds to acquire and open urgent and primary care centers and for general corporate purposes.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above.

The amount and timing of our actual expenditures will depend upon numerous factors, including the timing of our closing of any acquisition of urgent and primary care centers, and our ability to identify, negotiate and close future urgent and primary care transactions. As a result, our management will have broad discretion over the use of the net proceeds from this offering.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short- and intermediate-term interest bearing obligations, investment grade instruments, certificates of deposit or U.S. government securities.

MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

Our common stock is traded on The NASDAQ Capital Market under the symbol ANCI.

The following table sets forth, for the fiscal periods indicated, the range of the high and low sales prices for our common stock on The NASDAQ Capital Market from January 1, 2013 through February 5, 2015.

	High	Low
2015
First Quarter (through February 5, 2015)	$3.48	$2.27
2014
Fourth Quarter	$3.11	$2.06
Third Quarter	$3.99	$2.89
Second Quarter	$3.75	$1.61
First Quarter	$2.32	$1.54
2013
Fourth Quarter	$1.85	$1.32
Third Quarter	$2.01	$1.50
Second Quarter	$2.10	$1.62
First Quarter	$2.01	$1.50

The closing price on The NASDAQ Capital Market for our common stock on February 5, 2015 was $3.39.

On September 21, 2011, we received a letter from NASDAQ stating that for 30 consecutive business days immediately preceding the date of the letter, our common stock did not maintain a minimum closing bid price of $1.00 per share, as required by NASDAQ Listing Rule 5550(a)(2) and, therefore, our common stock was subject to delisting. We were given 180 calendar days, or until March 19, 2012, to regain compliance with the minimum bid price requirement.

In a letter dated March 20, 2012, NASDAQ stated that although we had not regained compliance with the minimum bid price requirement, we were eligible for an additional 180-day compliance period, or until September 17, 2012, based on the Company meeting the continued listing requirements for market value of publicly held shares and all other applicable standards for initial listing on The NASDAQ Capital Market (except for the minimum bid price requirement) and having notified NASDAQ of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

With the requisite approval of our stockholders, on August 31, 2012 we amended our Certificate of Incorporation to effect a 1-for-3 reverse stock split of our common stock effective September 4, 2012. On that date, every three shares of our common stock then issued and outstanding were automatically combined into one share of common stock. Stockholders left with fractional shares as a result of the reverse split received cash in lieu of the fractional shares. In addition, any options, warrants and RSUs outstanding were adjusted accordingly. As a result of the reverse split, we had 5,706,443 shares of common stock issued and outstanding as of December 31, 2012.

On September 18, 2012, we received notification from NASDAQ that we were in compliance with the minimum bid price requirement.

We recently determined that awards of RSUs we made to our directors in 2009, 2013 and 2014 were not and would not be in compliance with the terms of our 2009 Equity Incentive Plan. See “Executive Compensation — Director Compensation.” Because of such noncompliance, awards of RSUs to our directors and issuance of our common stock upon vesting of those RSUs have not been approved by our stockholders, and, accordingly, the issuance of our common stock thereunder was not and would not be in compliance with NASDAQ Listing Rule 5635(c). On November 5, 2014, we notified NASDAQ of these events and advised it that our Board of Directors has determined that we would suspend the issuance of additional common stock under the RSUs awarded in 2009 and would not issue any common stock under the RSUs awarded in 2013 or 2014 until stockholder approval of such awards is obtained and stockholders approve an amendment of the 2009 Equity Plan to permit the award of RSUs to our directors. We also notified NASDAQ that we would seek such stockholder approval at our 2015 annual meeting of stockholders. On November 25, 2014, we received a letter from NASDAQ notifying us that NASDAQ had determined that we had violated NASDAQ Listing Rule 5635(c) that provides, in relevant part, that stockholder approval is required prior to the issuance of securities when equity compensation arrangements are made pursuant to which stock may be acquired by officers, directors, employees or consultants. The November 25, 2014 notification from NASDAQ has no immediate effect on the listing of our common stock. In its November 25, 2014 letter, NASDAQ granted us an extension of time until May 26, 2015 to obtain such approvals and notify NASDAQ of such action. In the event we do not obtain stockholder approval of the RSU awards and an amendment to our 2009 Equity Incentive Plan to permit the award of RSUs to our directors, NASDAQ may delist our common stock.

Holders

As of December 31, 2014, according to the records of our transfer agent, we had 154 record holders of our common stock. The number of record holders is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Dividend Policy

Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock after the completion of this offering. We currently plan to retain any earnings to support the operation, and to finance the growth, of our urgent and primary care business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements as well as other factors deemed relevant by our Board of Directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources.”

DILUTION

After giving effect to this offering and the receipt of $    of estimated net proceeds from this offering, the pro forma net tangible book value of our common stock as of September 30, 2014, would have been $    , or $    per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities adjusted by the assumed proceeds of this offering, divided by the sum of the total number of shares of common stock outstanding, as of September 30, 2014, and the assumed shares from this offering. This amount represents an immediate increase in net tangible book value of $    per share to the existing stockholders and an immediate dilution in net tangible book value of $    per share to purchasers of our common stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock. The new investors will have paid $    per share even though the per share value of our tangible assets after subtracting our liabilities is only $    . The following table illustrates such dilution on a per share basis:

Assumed public offering price per share	$
Historical net tangible book value per share as of September 30, 2014		$(0.29)
Increase per share attributable to this offering
Pro forma net tangible book value per share after this offering
Dilution per share to new investors	$

If the underwriter exercises its overallotment option in full, the pro forma net tangible book value per share after the offering would be $    , or $    per share. This amount represents an immediate increase in net tangible book value of $    per share to the existing stockholders and an immediate dilution in net tangible book value of $    per share to purchasers of our common stock in this offering. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

The foregoing discussion is based on 6,713,960 shares of our common stock outstanding as of September 30, 2014 and excludes:

•	1,294,849 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2014 at a weighted exercise price of $3.63 per share;
•	822,222 shares of our common stock issuable upon the exercise of warrants, which includes 22,222 shares of our common stock issuable upon the exercise of warrants issued to a former employee of the Company at an exercise price of $1.50 per share, 800,000 shares of our common stock issuable upon the exercise of warrants issued on July 30, 2014 in connection with the guarantee of Company indebtedness at an exercise price of $3.15 per share; and
•	156,093 shares of our common stock issuable upon the conversion of RSUs.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

•	on an actual basis;
•	on a pro forma basis to give effect to the acquisitions that occurred subsequent to September 30, 2014; and
•	on a pro forma as adjusted basis to give further effect to our issuance and sale of shares of common stock in the offering at the public offering price of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The application of the net proceeds is described in “Use of Proceeds.”

	As of September 30, 2014
	(unaudited)
	Actual	Pro Forma	Pro Forma as Adjusted
(in thousands except per share amounts)
Cash and cash equivalents	$2,462	$2,462	$
Long-term debt:
Senior secured credit facility(1)	2,834	4,942
Capital lease obligations	517	517
Notes payable	799	799
Total long-term debt	4,150	6,258
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, none issued	—	—		—
Common stock, $0.01 par value; 40,000 shares authorized, 6,714 shares issued and outstanding, actual and pro forma; 40,000 shares authorized, shares issued and outstanding, pro forma as adjusted for this offering	67	67
Additional paid-in capital	25,505	25,505
Accumulated deficit	(19,330)	(19,330)
Total stockholders’ equity	6,242	6,242
Total capitalization	$10,392	$12,500	$

(1)	On December 4, 2014, the Company entered into a credit agreement for a $6,000,000 revolving line of credit. The credit note matures on June 1, 2016, and all borrowings under the credit agreement are due and payable on that date. The borrowings are secured by all the assets of the Company and its subsidiaries, subject to the lien under our credit agreement entered into on July 30, 2014. See “Description of Indebtedness.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that are based upon current expectations and involve risks, assumptions and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

Overview

We operate two lines of business: our urgent and primary care business and our traditional ancillary network business. These lines of business are operated and managed through shared services.

Urgent and Primary Care

We own and operate healthcare centers offering a wide array of services for non-life-threatening medical conditions. We strive to improve access to quality medical care by offering extended hours and weekend service and also by accepting patients by appointment and on a walk-in basis.

Our centers offer a broad range of medical services generally falling within the classification of urgent care, primary care, family practice and occupational medicine. Specifically, we offer non-emergent, out-patient medical care for the treatment of acute, episodic, and some chronic medical problems. When hospitalization or specialty care is needed, referrals to appropriate specialists are made.

Patients typically visit our centers when their condition is either beyond the scope or availability of their regular primary care provider and are not severe enough to warrant an emergency room visit. The services provided at our centers include, but are not limited to, the following:

•	routine care of general medical problems, including colds, flu, ear infections, hypertension, asthma, pneumonia, and other conditions typically treated by primary care providers;
•	treatment of injuries, such as simple fractures, dislocations, sprains, bruises, and cuts;
•	minor, non-emergent surgery, including suturing of lacerations and removal of cysts and foreign bodies;
•	diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, and urinalyses; and
•	occupational and industrial medical services, including drug testing, workers’ compensation cases, and physical examinations.

We draw distinctions between our various service lines based on whether the patient encounter is on a walk-in or appointment basis, and whether the patient is an employee or contractor of one of our occupational medicine clients. Our service lines include urgent care, primary care and family care, and occupational medicine. Although such distinction is generally only of importance for internal reporting purposes, certain commercial payors reimburse at differing rates depending on whether the treatment rendered is considered to be urgent care or primary care. For patients whose services are paid by Medicare, we are paid based on the same physician fee schedule regardless how the treatment is classified.

For centers in which we maintain contracts for both urgent care and primary care services, we generally treat and bill walk-in patients under urgent care contracts and appointment-based patients under primary care contracts. The scope of care rendered in the urgent care and primary care contexts are generally the same, although we anticipate that the urgent care service line may include the performance of additional procedures and may involve a higher acuity in patient visits. Where we are able, we dispense limited quantities of medication to patients at our centers.

The U.S. healthcare system continues to struggle with challenges relating to access to care, rising costs, the shortage of primary care providers and heavier patient demands resulting from ACA mandates. We believe that urgent and primary care centers are now and will continue to be, a meaningful part of the solution and an essential part of the delivery of healthcare services in the communities in which we operate.

We intend to grow the urgent and primary care business through the acquisition of existing centers and by opening new centers in the areas surrounding those we acquire on an opportunistic basis. We are primarily focused in the eastern and southeastern United States.

Ancillary Network

Our ancillary network business offers cost containment strategies to our clients, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. This service is marketed to a number of healthcare companies including TPAs, insurance companies, large self-funded organizations, various employer groups and PPOs. We offer payors this solution by:

•	lowering the payors’ ancillary care costs through our network of high quality, cost effective providers that we have under contract at more favorable terms than they could generally obtain on their own;
•	providing payors with a comprehensive network of ancillary healthcare service providers that is tailored to each payor’s specific needs and is available to each payor’s members for covered services;
•	providing payors with claims management, reporting, processing and payment services;
•	performing network/needs analysis to assess the benefits to payors of adding additional/different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

We have assembled a network of ancillary healthcare service providers that supplement or support the care provided by hospitals and physicians and includes 32 service categories.

We secure contracts with ancillary service providers by offering them the following:

•	inclusion in a nationwide network that provides exposure to our client payors and their aggregate member lives;
•	an array of administrative and back-office services, such as collections and appeals; and
•	advocacy in the claims appeals process.

Payors route healthcare claims to us after service has been performed by participant providers in our network. We process those claims and charge the payor according to its contractual rate for the services according to our contract with the payor. In processing the claim, we are paid directly by the payor or the insurer for the service. We then pay the provider of service according to its independently-negotiated contractual rate. We assume the risk of generating positive margin, the difference between the payment we receive for the service and the amount we are obligated to pay the provider of service.

Results of Operations

Three and Nine Months Ended September 30, 2014 Compared to September 30, 2013

The following tables set forth a comparison of operations for the following periods presented for our two lines of business and shared services (certain prior year amounts have been reclassified for comparability purposes):

Third Quarter
	2014				2013				Change
(in thousands)	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Net revenues	$1,107	$5,656	$—	$6,763	$—	$6,493	$—	$6,493	$270	4.2%
Operating expenses:
Provider payments	—	3,929	—	3,929	—	4,811	—	4,811	(882)	(18.3)%
Salaries, wages, benefits and taxes	773	793	832	2,398	—	869	445	1,314	1,084	82.5%
Professional fees	23	12	475	510	—	89	167	256	254	99.2%
Ancillary network administrative fees	—	278	—	278	—	265	—	265	13	4.9%
Depreciation and amortization	81	154	—	235	—	192	—	192	43	22.4%
Other	303	238	500	1,041	—	272	241	513	528	102.9%
Total operating expenses	1,180	5,404	1,807	8,391	—	6,498	853	7,351	1,040	14.1%
Interest (income) expense:
Interest (income) expense	27	—	1	28	—	—	(6)	(6)	34	566.7%
Amortization of deferred financing costs	—	—	154	154	—	—	—	—	154	n/m
Unrealized gain on warrant liability	—	—	(130)	(130)	—	—	—	—	(130)	n/m
Total interest (income) expense	27	—	25	52	—	—	(6)	(6)	58	(966.7)%
Loss before income taxes	(100)	252	(1,832)	(1,680)	—	(5)	(847)	(852)	(828)	(97.2)%
Income tax provision (benefit)	—	1	(227)	(226)	—	6	—	6	232	(3,866.7)%
Net loss	$(100)	$251	$(1,605)	$(1,454)	$—	$(11)	$(847)	$(858)	$(596)	(69.5)%

Nine Months
	2014				2013				Change
(in thousands)	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Net revenues	$1,581	$16,161	$—	$17,742	$—	$20,541	$—	$20,541	$(2,799)	(13.6)%
Operating expenses:
Provider Payments	—	11,562	—	11,562	—	15,539	—	15,539	(3,977)	(25.6)%
Salaries, wages, benefits and taxes	1,038	2,598	1,851	5,487	—	2,653	1,397	4,050	1,437	35.5%
Professional Fees	23	71	1,216	1,310	—	367	734	1,101	209	19.0%
Ancillary network administrative fees	—	805	—	805	—	853	—	853	(48)	(5.6)%
Depreciation and amortization	122	506	—	628	—	615	—	615	13	2.1%
Other	441	697	1,208	2,346	—	1,026	879	1,905	441	23.1%
Total operating expenses	1,624	16,239	4,275	22,138	—	21,053	3,010	24,063	(1,925)	(8.0)%
Interest (income) expense:
Interest (income) expense	43	—	(6)	37	—	—	(21)	(21)	58	276.2%
Amortization of deferred financing costs	—	—	154	154	—	—	—	—	154	n/m
Unrealized gain on warrant liability	—	—	(130)	(130)	—	—	—	—	(130)	n/m
Total interest (income) expense	43	—	18	61	—	—	(21)	(21)	82	(390.5)%
Loss before income taxes	(86)	(78)	(4,293)	(4,457)	—	(512)	(2,989)	(3,501)	(956)	(27.3)%
Income tax provision (benefit)	—	2	(227)	(225)	—	17	—	17	242	(1,423.5)%
Net loss	$(86)	$(80)	$(4,066)	$(4,232)	$—	$(529)	$(2,989)	$(3,518)	$(714)	(20.3)%

Urgent and Primary Care

Acquisition Activity

On May 8, 2014, ACSH Urgent Care of Georgia, LLC, or ACSH Georgia, purchased from CorrectMed, LLC and other sellers substantially all the assets of two urgent care centers located in Locust Grove, Georgia and Decatur, Georgia. The aggregate purchase price was $2,700,000 with $2,200,000 paid in cash at closing and the remainder paid by delivery of a promissory note in the principal amount of $500,000. The note bears simple interest at a fixed rate of 5% per annum. The note matures on May 8, 2015, and all principal and interest is due and payable on that date. The principal amount of the note may be increased or decreased by a working capital adjustment as set forth in the purchase agreement.

On August 29, 2014, ACSH Urgent Care of Florida, LLC, or ACSH Florida, purchased from Bay Walk-In Clinic, Inc. and other sellers substantially all the assets of two urgent care centers located in Panama City, Florida and Panama City Beach, Florida. The aggregate purchase price was $2,200,000, with $1,500,000 paid in cash at closing and the remainder paid by the delivery of three promissory notes in the aggregate principal amount of $700,000. One promissory note in the principal amount of $200,000 bears simple interest at a fixed rate of 5% per annum. Payment of principal and interest on this note is due in two installments: $110,000 is due and payable on August 29, 2015, and $105,000 is due and payable on August 29, 2016. The principal amount of the note may be increased or decreased by a purchase price adjustment as set forth in the purchase agreement. Another promissory note also in the principal amount of $200,000 bears simple interest at a fixed rate of 5% per annum. Payment of principal and interest on this note is due in 24 equal monthly installments of $8,776.51 each, beginning on September 30, 2014. The principal amount of this note may be increased or decreased by a purchase price adjustment as set forth in the purchase agreement. A third promissory note in the principal amount of $300,000 is non-interest bearing and is due and payable in 30 equal monthly installments of $10,000 each, beginning on September 30, 2014.

On September 12, 2014, ACSH Urgent Care Holdings, LLC, or ACSH Urgent Care, purchased from Jason C. Junkins, M.D. all of the issued and outstanding shares of common stock of Mid-South Urgent Care, Inc., which operates an urgent care, walk-in medical business at three urgent care centers located in Alabama. The aggregate purchase price for the transaction was $1,500,000 (subject to certain adjustments set forth in the purchase agreement), with $1,350,000 paid in cash at closing and the remainder paid by delivery of a promissory note in the principal amount of $150,000. The note is payable in two equal principal installments of $75,000, plus accrued interest at the rate of 5% per annum, on the first and second annual anniversaries of the closing date. In connection with the transaction, we entered into a guaranty in favor of Dr. Junkins, pursuant to which we agreed to guarantee all payment and performance obligations of ACSH Urgent Care under the note.

On October 29, 2014, ACSH Georgia purchased from Thinh D. Nguyen and Han C. Phan all of the issued and outstanding membership interests of MedHelp, LLC, a Georgia limited liability company, or MedHelp, which operates an urgent care, walk-in medical business in Alpharetta, Georgia. The aggregate purchase price for the transaction was $880,000 (subject to certain adjustments set forth in the purchase agreement), with $780,000 paid in cash at closing and the remainder paid by the delivery of a promissory note in the amount of $100,000. The outstanding balance of the principal and interest (accruing at a rate of 5% per annum) under the promissory note is payable in full on the one-year anniversary of the closing date.

On December 31, 2014, our wholly-owned subsidiary, ACSH Urgent Care of Virginia, LLC, or ACSH Virginia, purchased from Stat Medical Care, P.C. (d/b/a Fair Lakes Urgent Care Center) and William and Teresa Medical Care, Inc. (d/b/a Virginia Gateway Urgent Care Center), substantially all of the assets of two urgent care centers located in Fairfax, Virginia and Gainesville, Virginia for an aggregate purchase price of $1,378,000. ACSH Virginia paid the purchase price, in part, by the issuance of a promissory note in the principal amount of $50,000. The note bears simple interest at a fixed rate of 5% annum. The note matures on December 31, 2015, and all unpaid principal and all accrued but unpaid interest is due and payable on that date. The principal amount of the note may be increased or decreased by a working capital adjustment as set forth in the purchase agreement. The remainder of the purchase price was paid in cash.

On July 30, 2014, we entered into a credit agreement with Wells Fargo, National Association, or Wells Fargo, for a $5,000,000 revolving line of credit, or the July 2014 credit agreement. We borrowed $4,983,841 under the July 2014 credit agreement to fund the cash portion of the purchase prices for the Bay Walk-In Clinic, Inc., the Mid-South Urgent Care, Inc., the MedHelp, the Stat Medical Care, P.C. and the William and Teresa Medical Care, Inc. acquisitions. On December 4, 2014, we entered into an additional credit agreement with Wells Fargo for a $6,000,000 revolving line of credit, or the December 2014 credit agreement. There is currently no indebtedness outstanding under the December 2014 credit agreement.

Net Revenues

We have agreements with governmental and other third-party payors that provide for payments to us based on contractual adjustments to the payors’ established rates. Net revenue is reported at the estimated net realizable amounts at the time services are rendered from patients, third-party payors and others for services rendered, including estimated contractual adjustments pursuant to agreements with third-party payors. Contractual adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined.

Our urgent and primary care business, through the seven sites that were operated by us at September 30, 2014, generated net revenues of approximately $1,100,000 for the three months ended September 30, 2014 and $1,600,000 for the nine months ended September 30, 2014. For the three months ended September 30, 2014, we experienced, in the aggregate, approximately 8,800 patient visits, which resulted in an average of 175 patient visits per day. For the nine months ended September 30, 2014, we experienced in the aggregate approximately 12,800 patient visits, which resulted in an average of 180 patient visits per day. The average reimbursement per patient visit was approximately $126 for the three month period ended September 30, 2014 and $124 for the nine month period ended September 30, 2014.

Salaries, Wages, Benefits and Taxes

Salaries, wages and benefits primarily consist of compensation and benefits to our clinical providers and staff at our centers. We employ a staffing model at each facility that includes at least one board-certified physician, one or more physicians assistants or nurse practitioners and, at a minimum, one front office staff member on-site at all times. Salaries, wages, benefits and taxes are the most significant operating expense components of our urgent and primary care business. For the three months ended September 30, 2014, salaries, wages and associated benefits and taxes aggregated approximately 69.8% of net revenue and aggregated approximately 65.7% for the nine month period ended September 30, 2014. For the three months ended September 30, 2014, we made personnel investments at certain sites in preparation for future growth.

Other Operating Expenses

Other operating expenses primarily consist of marketing, facility and operating lease costs, medical and laboratory supplies, radiology fees and facility maintenance, utilities, medical malpractice and other insurance, training and development, travel, office and computer expenses. Our marketing activities are principally focused on building awareness in the community to drive patient volume. We utilize targeted marketing efforts within local neighborhoods, through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and an online/social media presence. For the three and nine months ended September 30, 2014, the Company incurred approximately $29,000 of non-recurring costs related to the acquired sites.

Ancillary Network

Net Revenues

Our net revenues from the ancillary network business are generated from ancillary healthcare service claims. Revenue is recognized when we bill our client payors for services performed and collection is reasonably assured. We estimate revenues using average historical collection rates. When estimating collectability, we assess the impact of items such as non-covered benefits, payments made directly to the service provider by the client payor, denied claims, deductibles and co-payments. Periodically, revenues and related estimates are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected. There are no assurances that actual cash collections will meet or exceed estimated cash collections.

There can be variations in revenue from period-to-period due to the demand for various ancillary service specialties by our clients’ members. The variations can impact revenue, revenue per claim, collectability and margins after payments made to the ancillary service providers. Although we focus on attaining the most advantageous contractual rates possible with our clients and ancillary service providers, we have minimal control over the mix of ancillary service specialties billed and the ancillary service providers that are utilized.

During the three and nine months ended September 30, 2014, net revenue declined due to the deterioration of billed claims volume from our legacy clients compared to the same prior year periods. Billed claims volume declined 11.0% during the three months ended September 30, 2014 and 13.5% during the nine months ended September 30, 2014, compared to the same prior year periods. The decline in claims volume was the result of following:

•	the continued attrition in the clients’ accounts bases, which are primarily self-insured employer groups, some of which have moved to larger national carriers for broader network opportunities that offer more competitive discounts specifically from physician and hospital providers;
•	fewer dialysis services claims; and
•	the continued impact of global healthcare factors brought about by the ACA, which resulted in lower participation, delays in the enrollment process and a focus on high-deductible plans.

The declines in net revenue were partially offset by the contributions of two third-party administrators, which were acquired by our largest client in late-2013 and early-2014. We partnered with our client to implement new books of business in early-2014, which contributed revenue of approximately $1,000,000 during the three months ended September 30, 2014 and $2,700,000 during the nine months ended September 30, 2014.

Provider payments

Decreases in provider payments of 18.3% for the third quarter ended September 30, 2014 and 25.6% for the nine month period ended September 30, 2014 are consistent with the revenue declines discussed above. The decrease in provider payments as a percentage of net revenues compared to the same prior year period is primarily due to the combination of the mix of clients that utilized our network of ancillary service providers and the mix of ancillary service categories utilized. The mix of clients and service categories shifted to those that historically contribute higher margins relative to other clients and categories.

Administrative fees

Administrative fees paid to clients as a percent of net revenues were 4.9% for the three months ended September 30, 2014 and 4.1% for the comparable period in 2013. Administrative fees paid to clients as a percent of net revenues were 5.0% for the nine months ended September 30, 2014 and 4.2% for the comparable period in 2013. The increase is due to a change in mix to clients with higher administrative fees from clients with lower administrative fees, primarily the new clients implemented in the first quarter of 2014.

Professional fees

The decrease in professional fees is primarily the result of strategic sales consulting costs incurred in the three and nine months ended September 30, 2013. Those consulting arrangements were eliminated and there were no similar costs incurred during the same periods in 2014.

Other operating expenses

The decrease in other expenses is primarily the result of less marketing, travel and meals and entertainment incurred in the three and nine months ended September 30, 2014, as compared to the same prior year periods.

Management Services Agreement

On October 1, 2014, we entered into a management services agreement with HealthSmart. HealthSmart is a comprehensive benefits management company and is the largest independent administrator of health plans for self-funded employers in the United States. HealthSmart has several provider networks that include hospitals, physicians and other healthcare providers and facilities. It contracts with over 600,000 providers across the United States and tailors its various provider network solutions to meet its customers’ needs and to help control their healthcare costs. In addition, HealthSmart provides claims and benefits administration, pharmacy benefits management services, business intelligence, onsite employer clinics and care management. Under the management services agreement, HealthSmart has assumed responsibility for the operation of our ancillary network business, subject to the supervision of a five-person oversight committee comprised of three members selected by us and two members selected by HealthSmart. As part of the management arrangement, HealthSmart hired substantially all of our ancillary network business employees, purchased substantially all of our furniture, fixtures and equipment located in our former Dallas, Texas office and assumed our lease for that office. As a result of this arrangement, we no longer employ the workforce of our ancillary network business. Under the management services agreement, HealthSmart manages and operates our ancillary network business for a fee equal to the sum of 120% of the direct costs incurred by HealthSmart in providing management services. Any net profit derived from the operation of our ancillary network business (after reduction for the management fee) is divided such that 35% of the net profit accrues to HealthSmart and 65% accrues to us. During the term of the agreement, HealthSmart is responsible for the payment of all expenses incurred in providing the management services with respect to our ancillary network business, including personnel salaries and benefits, the cost of supplies and equipment and rent. The initial term of the management services agreement is three years, and it renews annually thereafter for one year terms unless either party gives notice of termination at least 90 days prior to the end of the then-current term.

At any time after October 1, 2016 and during the remaining term of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business for a price equal to $6,500,000 less the aggregate sum of net profit received by us since the beginning of the management arrangement. Consummation of the transaction will be subject to the satisfaction of certain conditions currently including stockholder approval of the sale. In the event HealthSmart purchases our ancillary network business, the urgent and primary care business will be our only business line following completion of that transaction. If for any reason the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to then either re-assume management of that line of business, seek to sell that business on the most favorable terms we are able to obtain or phase out that line of business.

Shared Services

Shared services include the common costs related to both the urgent and primary care and ancillary network lines of business. Shared services includes the Chief Executive Officer, the Chief Financial Officer, the Chief Information Officer and the executive management team whose time is allocable across both lines of business. The following functions are also included in shared services:

•	finance and accounting;
•	human resources;
•	legal;
•	marketing;
•	information technology; and
•	general administration.

In addition, all strategic functions, including but not limited to transactional activities and the related integration of the acquired businesses, are included in shared services. As of September 30, 2014, shared services included 17 full-time employees. Because we were organized in one business segment in 2013, there were no shared services for that period. We believe that by centralizing personnel, processes and technology, we will gain the following:

•	lower costs through economies of scale;
•	standardization of processes;
•	common technology platform;
•	reliance by the lines of business for support so that focus is on operations, patients and clients; and
•	scalability.

During the three months ended September 30, 2014, shared services costs included approximately $111,000 of costs related to acquisitions and various strategic initiatives, including the negotiation and finalization of the management services agreement with HealthSmart. Costs incurred consisted primarily of professional fees paid to attorneys and accountants. In addition, shared services costs reflect various marketing investments, which included website development and branding activities.

Year Ended December 31, 2013 Compared to December 31, 2012

The following table sets forth a comparison of our results of operations for the following periods presented (in thousands):

			Change
	2013	2012	$	%
Net revenue	$26,751	$34,902	$(8,151)	(23.4)%
Variable costs:
Provider payments	19,762	25,660	5,898	23.0
Administrative fees	1,083	1,551	468	30.2
Total variable costs	20,845	27,211	6,366	23.4
Percent of net revenue	77.9%	78.0%
Variable flow through	5,906	7,691	(1,785)	(23.2)
Variable margin	22.1%	22.0%

			Change
	2013	2012	$	%
Non-variable costs:
Claims administration	2,106	2,232	126	5.6
Provider development	599	800	201	25.1
Sales & marketing	1,900	2,268	368	16.2
Finance & administration	4,266	4,573	307	6.7
Total non-variable costs	8,871	9,873	1,002	10.1
Percent of net revenue	33.2%	28.3%
Loss before depreciation, amortization, and income taxes	(2,965)	(2,182)	(783)	(35.9)
Percent of net revenue	(11.1)%	(6.3)%
Depreciation and amortization	795	878	83	9.5
Income tax provision	25	31	6	(19.4)
Net loss	$(3,785)	$(3,091)	$(694)	(22.5)%

The following discussion compares the historical results of operations on a basis consistent with GAAP for the years ended December 31, 2013 and 2012.

Net Revenues

The Company’s net revenues are generated from ancillary healthcare service claims. Revenue is recognized when we bill our client payors for services performed and collection is reasonably assured. The Company estimates revenues using average historical collection rates. When estimating collectability, we assess the impact of items such as non-covered benefits, denied claims, deductibles and co-payments. Periodically, revenues and related estimates are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected. There are no assurances that actual cash collections will meet or exceed estimated cash collections.

The following table sets forth a comparison of our net revenues and billed claims for the years ended December 31, (in thousands):

	Net Revenue				Billed Claims Volume
			Change				Change
(in thousands)	2013	2012	$	%	2013	2012	Claims	%
Legacy clients:
Significant Client Relationship	$5,905	$10,704	$(4,799)	(45)%	19	35	(16)	(46)%
MultiPlan, Inc. (formerly Viant Holdings, Inc.)	1,008	2,941	(1,933)	(66)	4	14	(10)	(71)
All other clients	20,125	21,533	(1,408)	(7)	99	111	(12)	(11)
Total gross revenue	27,038	35,178	(8,140)	(23)	122	160	(38)	(24)
Provision for refunds	(287)	(276)	(11)	4	—	—	—	nm
Net Revenue	$26,751	$34,902	$(8,151)	(23)%	122	160	(38)	(24)%

In addition, the following table sets forth a comparison of processed and billed claims for the years ended December 31, (in thousands):

			Change
(in thousands)	2013	2012	Claims	%
Processed	149	201	(52)	(26)%
Billed	122	160	(38)	(24)

Following is a discussion of the changes in net revenue for the year ended December 31, 2013 as compared to 2012:

Significant Client Relationship

The decline in billed claims volume from our relationship with one of our significant clients for the year ended December 31, 2013 is due to, among others, the following factors:

•	The client continues to suffer attrition in its network client base, as it continues to re-focus its business strategy resulting in declines in claims volume;
•	Revenue from the client specifically related to dialysis services declined 78%, or approximately $2,700,000, for the year ended December 31, 2013, as compared to 2012;
•	Laboratory service claims from the client declined 72% for the year ended December 31, 2013, as compared to 2012. The declines in claim count resulted in estimated declines in revenue of approximately $313,000 in 2013, as compared to 2012; and
•	Under our new agreement executed on December 31, 2012, the client has more flexibility to utilize ancillary care providers with which it is directly contracted or that are accessible through other provider networks.

The performance of the client account during 2013 was, and will continue to be, affected by attrition in its own network client base, its internal strategic initiatives and the actual utilization of our network of ancillary healthcare providers over other networks the client has access to. Despite the new agreement the Company and this client entered into on December 31, 2012, and our continued efforts to secure new revenue-generating opportunities, we cannot be certain of any level of continued volume from this client.

MultiPlan, Inc. (formerly Viant Holdings, Inc.)

The decline in net revenue and billed claims volume from our relationship with MultiPlan, Inc., or MultiPlan, is due to the acquisition by MultiPlan of Viant Holdings, Inc. As part of that transition, MultiPlan moved its payors and employer groups to its existing networks. While we did not receive a formal termination notice from MultiPlan, the transition was substantially completed as of December 31, 2012. We recognized $1,000,000 in revenue in 2013 as the final employer groups transitioned to MultiPlan networks. MultiPlan was not a significant client in 2014, and we do not expect it to be a significant client in 2015 or thereafter.

All Other Clients

Our other clients consist of various relationships with PPOs, TPAs, insurance companies and direct payors which we have contracted from 2005 through the current period. Through our client service group, we maintain contact with these clients to determine if opportunities exist to serve the accounts and generate incremental revenue. Such opportunities include the addition of incremental employer groups by our clients that previously did not access our network of ancillary service provider, addressing system and work-flow issues that will improve claims volume and/or collections, focusing sales efforts on certain specialties that provide greater savings for our clients and development of our ancillary service provider network to address specific client needs.

For the year ended December 31, 2013, revenue for this client group decreased 7%, or $1,400,000, when compared to the prior year. The decrease in revenue for this client group during 2013 is due to the following factors:

•	Revenue from one of our PPO clients declined $1,300,000, which is primarily attributable to their employer groups not utilizing our network of ancillary providers, as well as experiencing attrition within its own client base.
•	Revenue from five of our other clients declined $2,700,000 related to increased competition from the national carriers, attrition within their client bases and increased price competition.

The aforementioned declines were partially offset by the following:

•	Revenue from two of our clients increase a combined $2,000,000 as a direct result of efforts from our client services group, which resulted in one client adding employer groups that previously were not utilizing our network of ancillary providers and improvement to the other client’s collection percentage, and related revenue, during 2013 as compared to 2012.
•	One of the clients we implemented at the end of the third quarter of 2012, which was a TPA, contributed incremental revenue of $625,000 in 2013 compared to the prior year.

The following tables detail the change in revenue generated from different client types for the years ended December 31,:

	2013			2012			Change
($ in thousands)	Count	Revenue	% of revenue	Count	Revenue	% of revenue	$	%
TPAs*	28	$15,591	57.7%	27	$17,379	49.4%	$(1,788)	(10)%
PPOs	11	7,565	28.0	11	14,845	42.2	(7,280)	(49)
Direct/Insurance Companies	2	3,679	13.6	3	2,800	8.0	879	31
Other	3	203	0.7	2	154	0.4	49	32
Gross revenue, before provision for refunds		$27,038	100.0%		$35,178	100.0%	$(8,140)	(23)%

*	This group includes a TPA controlled by our most significant client. The TPA generated revenue of approximately $602,000 and $1,300,000 in 2013 and 2012, respectively.

Variable Costs

Variable costs are comprised of payments to our providers and administrative fees paid to our clients for converting claims to electronic data interchange and routing them to both the Company for processing and to their payors for payment. Payments to providers are the most significant variable cost and it consists of our payments for ancillary care services in accordance with contracts negotiated separately with providers for specific ancillary services.

The following tables set forth a comparison of the variable cost components of our cost of revenues, for the periods presented ended December 31,:

($ in thousands)	2013	% of net revenue	2012	% of net revenue	Change
					$	%
Provider payments	$19,762	73.9%	$25,660	73.5%	$(5,898)	(23)%
Administrative fees	1,083	4.0	1,551	4.4	(468)	(30)
Total variable costs	$20,845	77.9%	$27,211	77.9%	$(6,366)	(23)%

Provider payments

The 23% decrease in provider payments in 2013 is consistent with the decline in revenue as discussed above. The decrease in provider payments as a percentage of net revenues compared to the same prior year period is primarily due to the combination of the mix of clients that utilized our network of ancillary service providers and the mix of ancillary service categories utilized. The mix of clients and service categories shifted to those that historically contribute higher margins relative to other clients and categories.

Administrative fees

Administrative fees paid to clients as a percent of net revenues declined to 4.0% in 2013 compared to 4.4% in 2012. The decrease is due to a change in mix from clients with higher administrative fees to clients with lower administrative fees.

Non-variable Costs

Non-variable costs are those that are not contingent on claims activity and are primarily fixed in nature, but can be adjusted. They are comprised of such expenses as salaries and benefits, professional fees, consulting costs, non-cash equity compensation costs and travel and entertainment expenses. A significant driver of these costs are headcount, as payroll, commissions and related benefits (including non-cash equity compensation) accounted for approximately 59% of our non-variable cost structure during 2013. Our average headcount of full-time employees, or FTEs, was 49 and 56 at December 31, 2013 and 2012, respectively.

Following is a discussion of the changes in non-variable costs and related drivers:

Claims administration

Our claims administration function consists of our operations and information technology groups. Our operations group is responsible for most aspects of claims management and processing, including billing and quality assurance. In addition, our operations group is responsible for credentialing contracted ancillary service providers. The cost of our operations group is adjusted consistent with the level of claims we process and bill. Our information technology group is responsible for maintaining and enhancing the technological capabilities and applications of the claims management process, is not solely driven by claims volume.

During the twelve months ended December 31, 2013, the costs related to the claims administration function decreased 6% partially due to a decrease in outsourced claims processing costs of $52,000, consistent with the decline in claims volume. Additionally, headcount decreased by one FTE, through natural attrition, within the information technology group, which contributed to the reduction in costs year-over-year.

Provider Development

Our provider development function is responsible for developing our network of ancillary healthcare service providers, which includes contracting with providers to be included in the network and maintaining a relationship with existing providers, all for the purpose of enhancing our ancillary service provider network for our client payors. We customize networks for our clients, thus as new client contracts are secured, our recruiting activities will increase.

The 25% decrease in costs related to the provider development function during the year ended December 31, 2013 as compared to the year ended December 31, 2012 is primarily the result of a headcount reduction of one FTE, through natural attrition, reduced legal fees and travel expenses.

Sales and Marketing

Our sales and marketing function consists of our sales and client services groups, as well as the strategic development group. Our sales group is primarily responsible for securing new client contracts, while our client services group maintains our existing client relationships, as well as attempts to generate incremental growth from those relationships. The strategic development group is responsible for executing the strategic objectives as dictated by the Board of Directors and executive management.

The 16% decrease in costs related to sales and marketing during the twelve months ended December 31, 2013 as compared to the same prior year period was the result of a reduction in total consulting fees of approximately $123,000 and a headcount reduction of two FTEs, when compared to the same prior year period.

Finance and Administration

Our finance and administration function consists primarily of human resources, finance and accounting, and performance management as well as our former Chief Executive Officer, former President and Chief Operating Officer and Chief Financial Officer.

For the year ended December 31, 2013, costs related to the finance and administration function decreased 7%, as compared to the same prior year period. A decrease of approximately $307,000, year-over-year, is the result of a reduction in professional fees related to strategic consulting, audit fees, legal consultation regarding employment issues and legal review of various client contracts. A severance charge of approximately $216,000 was recorded in the second quarter of 2013, but was offset by the decrease in expenses discussed above.

Selling, General and Administrative Expenses

Following is a table showing the components of selling, general and administrative, or SG&A, expenses as presented per the Statement of Operations for the periods presented ending December 31,:

			Change
($ in thousands)	2013	2012	$	%
Sales and marketing	$1,900	$2,268	$368	16%
Finance and administration	4,266	4,573	307	7
Selling, general and administrative expenses	$6,166	$6,841	$675	10%
Percentage of total net revenues	23.0%	19.6%

SG&A expenses as a percentage of total net revenues increased during the year ended December 31, 2013 compared to the prior year, due primarily to the decline in net revenues compared to the same prior year period.

Income Tax Provision

For the years ended December 31, 2013 and 2012, we recorded an income tax provision of approximately $25,000 and $31,000, respectively. The effective income tax rates for 2013 and 2012 were different from the statutory United States federal income tax rate of 34% due primarily to the establishment of a deferred income tax valuation allowance of approximately $2,800,000 in 2011 and an increase in the allowance by approximately $1,009,000 and $845,000 in 2013 and 2012, respectively.

Liquidity and Capital Resources

As of September 30, 2014, we had working capital of $700,000 compared to $5,600,000 at December 31, 2013. Our cash and cash equivalents balance decreased to $2,500,000 as of September 30, 2014 compared to $6,200,000 at December 31, 2013. We continued to experience a decline in claims volume and related revenue in our ancillary network business, resulting in a net loss during the nine months ended September 30, 2014, which expended cash despite our cost containment measures. The table below reconciles the loss before income taxes to the net decrease in cash for the nine months ended September 30, 2014.

Loss before income taxes	$(4,457)
Cost of acquisitions	(5,030)
Borrowings from revolving line of credit	2,834
Proceeds from issuance of common stock	2,000
Depreciation and amortization	628
Non-cash stock-based compensation expense	366
Capital expenditures	(462)
Other working capital changes	376
Decrease in cash for the nine months ended September 30, 2014	$(3,745)

During the nine months ended September 30, 2014, we completed three acquisitions of urgent and primary care centers and related assets in the states of Georgia, Florida and Alabama. The total cash investment in the acquisitions was $5,000,000.

On May 5, 2014, we closed a private placement of 1,000,000 shares of our common stock, par value $0.01 per share, at a purchase price of $2.00 per share for an aggregate purchase price of $2,000,000 for the shares.

On July 30, 2014, we entered into the July 2014 credit agreement with Wells Fargo. Our obligation to repay advances under the July 2014 credit agreement is evidenced by a credit note, which we refer to as our credit note, with a fluctuating interest rate per annum 1.75% above daily one month LIBOR, as in effect from time to time. The credit note matures on June 1, 2016, and all borrowings under the July 2014 credit agreement are due and payable on that date. The obligations under the July 2014 credit agreement and the credit note are secured by all the assets of the Company and its subsidiaries. The July 2014 credit agreement includes customary covenants related to, among other things, additional debt, further encumbrances, sales of assets, and investments and lending.

Borrowings under the July 2014 credit agreement are also secured by guarantees provided by certain officers and directors of the Company and two stockholders of the Company who are not officers or directors of the Company. On July 30, 2014, we issued to the guarantors warrants to purchase an aggregate of 800,000 shares of our common stock at $3.15 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019. As of January 31, 2015, we had outstanding borrowings under the July 2014 credit agreement in the amount of $4,983,841, all of which funds have financed the acquisition of urgent and primary care facilities and related assets, including the MedHelp transaction, which was completed in October 2014, and the Stat Medical Care, P.C. and the William and Teresa Medical Care, Inc. transactions that were completed in December 2014.

On December 4, 2014, we entered into the December 2014 credit agreement with Wells Fargo. Our obligation to repay advances under the December 2014 credit agreement is evidenced by a credit note with a fluctuating interest rate per annum 1.75% above daily one month LIBOR, as in effect from time to time. The credit note matures on June 1, 2016, and all borrowings under the December 2014 credit agreement are due and payable on that date. The obligations under the December 2014 credit agreement and the credit note are secured by all the assets of the Company and its subsidiaries, subordinate to the security interests granted to Wells Fargo in connection with the July 2014 credit agreement. The December 2014 credit agreement also includes customary covenants related to, among other things, additional debt, further encumbrances, sales of assets, and investments and lending.

Borrowings under the December 2014 credit agreement are secured by guarantees provided by two directors of the Company and a third party who is not an officer, director or stockholder of the Company. On December 4, 2014, we issued to the guarantors warrants to purchase an aggregate of 960,000 shares of our common stock at $2.71 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019. Currently, we have no borrowings outstanding under the December 2014 credit agreement.

With our entry into the management services arrangement with HealthSmart for the operation of our ancillary network business, we believe that our cash on hand, cash flow from operations and borrowings available under our December 2014 credit agreement, together with the net proceeds from this offering and funds that we believe will be available from future equity offerings and debt financing, will be sufficient to meet our anticipated needs for working capital, acquisitions and capital expenditures for the foreseeable future.

Inflation

Inflation did not have a significant impact on the Company’s costs during the quarter ended September 30, 2014. The Company continues to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements as of September 30, 2014 or 2013 or for the periods then ended.

Critical Accounting Policies and Estimates

Critical accounting policies are those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in the Notes to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following accounting policies are deemed to be critical by our management:

Revenue Recognition

Urgent and Primary Care

We have agreements with governmental and other third-party payors that provide for payments to the Company based on contractual adjustments to the payors’ established rates. Net revenue is reported at the estimated net realizable amounts at the time services are rendered from patients, third-party payors and others for services rendered, including estimated contractual adjustments pursuant to agreements with third-party payors. Contractual adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined. We grant credit without collateral to our patients, who consist primarily of local residents insured by third-party payors. Amounts owned by patients (including co-payments and deductibles) are collected at the time service is rendered. Services are not rendered to patients that do not have commercial or governmental benefits coverage. A summary of the basis of reimbursement with major third-party payors is as follows:

•	Commercial and HMO — We have entered into agreements with certain commercial insurance carriers, health maintenance organizations, and PPOs. Billing methodologies under these agreements include discounts from established charges and prospectively contractually determined rates.
•	Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.

Ancillary Network

We recognize revenue on the services that we provide, which includes (i) providing payor clients with a comprehensive network of ancillary healthcare providers, (ii) providing claims management, reporting, processing and payment services, (iii) providing network/need analysis to assess the benefits to payor clients of adding additional/different service providers to the client-specific provider networks and (iv) providing credentialing of network services providers for inclusion in the client payor-specific provider networks. Revenue is recognized when services are delivered, which occurs after processed claims are billed to the client payors and collections are reasonably assured. We estimate revenues and costs of revenues using average historical collection rates and average historical margins earned on claims. Periodically, revenues are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected.

We determine whether we are acting as a principal or agent in the fulfillment of the services rendered. After careful evaluation of the key gross and net revenue recognition indicators, we acknowledge that while the determination of gross versus net reporting is highly judgmental in nature, we have concluded that our circumstances are most consistent with those key indicators that support gross revenue reporting.

Following are the key indicators that support our conclusion that we acts as a principal when settling claims for service providers through our contracted service provider network:

•	The Company is the primary obligor in the arrangement. We have assessed our role as primary obligor as a strong indicator of gross reporting. We believe that we are the primary obligor in our transactions because we are responsible for providing the services desired by our client payors. We have distinct, separately negotiated contractual relationships with our client payors and with the ancillary health care providers in our networks. We do not negotiate “on behalf of” our client payors and do not hold ourselves out as the agent of the client payors when negotiating the terms of our ancillary healthcare service provider agreements. Our agreements contractually prohibit client payors and service providers from entering into direct contractual relationships with one another. The client payors have no control over the terms of our agreements with the service providers. In executing transactions, we assume key performance-related risks. The client payors hold us responsible for fulfillment, as the provider, of all of the services the client payors are entitled to under their contracts; client payors do not look to the service providers for fulfillment. In addition, we bear the pricing/margin risk as the principal in the transactions. Because the contracts with the client payors and service providers are separately negotiated, we have complete discretion in negotiating both the prices we charge our client payors and the financial terms of our agreements with the service providers. Because our profit is the spread between the amounts received from the client payors and the amount paid to the service providers, we bear significant pricing/margin risk. There is no guaranteed mark-up payable to us on the amount we have contracted. Thus, we bear the risk that amounts paid to the service provider will be greater than the amounts received from the client payors, resulting in a loss or negative claim.
•	The Company has latitude in establishing pricing. As stated above, we have complete latitude in negotiating the price to be paid to us by each client payor and the price to be paid to each contracted service provider. This type of pricing latitude indicates that we have the risks and rewards normally attributed to a principal in the transactions.
•	The Company changes the product or performs part of the services. We provide the benefits associated with the relationships we build with the client payors and the services providers. While the parties could deal with each other directly, the client payors would not have the benefit of our experience and expertise in assembling a comprehensive network of service providers, in claims management, reporting and processing and payment services, in performing network/needs analysis to assess the benefits to client payors of adding additional/different service providers to the client payor-specific provider networks, and in credentialing network service providers.
•	The Company has complete discretion in supplier selection. We have complete discretion in supplier selection. One of the key factors considered by client payors which engage us is to have the Company undertake the responsibility for identifying, qualifying, contracting with and managing the relationships with the ancillary healthcare service providers. As part of the contractual arrangement between us and our client payors, the payors identify their obligations to their respective covered persons and then work with us to determine the types of ancillary healthcare services required in order for the payors to meet their obligations. We may select the providers and contract with them to provide services at its discretion.
•	The Company is involved in the determination of product or service specifications. We work with our client payors to determine the types of ancillary healthcare services required in order for the payors to meet their obligations to their respective covered persons. In some respects, we are customizing the product through our efforts and ability to assemble a comprehensive network of providers for our payors that is tailored to each payor’s specific needs. In addition, as part of our claims processing and payment services, we work with the client payors, on the one hand, and the providers, on the other, to set claims review, management and payment specifications.
•	The supplier (and not the Company) has credit risk. We believe we have some level of credit risk, but that risk is mitigated because we do not remit payment to providers unless and until we have received payment from the relevant client payors following our processing of a claim.
•	The amount that the Company earns is not fixed. We do not earn a fixed amount per transaction nor do we realize a per-person per-month charge for our services.

We have evaluated the other indicators of gross and net revenue recognition, including whether or not we have general inventory risk. We do not have any general inventory risk, as our business is not related to the manufacture, purchase or delivery of goods and we do not purchase in advance any of the services to be provided by the ancillary healthcare service providers. While the absence of this risk would be one indicator in support of net revenue reporting, as described in detail above, we have carefully evaluated all of the key gross and net revenue recognition indicators and have concluded that our circumstances are more consistent with those key indicators that support gross revenue reporting.

We record a provision for refunds based on an estimate of historical refund amounts. Refunds are paid to payors for overpayments on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payments made to the ancillary service provider if the claim has been fully resolved. The evaluation is performed periodically and is based on historical data. We present revenue net of the provision for refunds on the consolidated statements of operations.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset or group of assets might not be recoverable. We perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would indicate a potential impairment include a significant decline in the observable market value of an asset or a significant change in the extent or manner in which an asset is used. The impairment review includes a comparison of future projected cash flows generated by the asset or group of assets with its associated net carrying value. If the net carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent the carrying amount of the asset exceeds its fair value.

Goodwill

Goodwill is evaluated for impairment annually during the fourth quarter or more frequently if events indicate that the carrying value of a reporting unit may not be recoverable. We have two operating segments, urgent and primary care and ancillary network, for segment reporting purposes. Each operating segment represents one reporting unit for purposes of our goodwill impairment test. Potential impairment is noted for a reporting unit if its carrying value exceeds the fair value of the reporting unit. To determine whether goodwill is impaired, a two-step impairment test is performed. Goodwill is evaluated for impairment by comparing the current fair value of our reporting unit to its recorded value, including goodwill. If the fair value of the reporting unit exceeds the carrying value, no impairment is indicated. If the fair value of a reporting unit exceeds the carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. Currently, our goodwill is associated with the urgent and primary care operating segment.

Deferred Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in the future periods) and “deferred tax liabilities” (generally items that we received a tax deduction for, which have not yet been recorded in the statements of operations). The deferred tax assets and liabilities are measured using enacted tax rules and laws that are expected to be in effect when the temporary differences are expected to be recovered or settled. The realization of the deferred tax assets, including net operating loss carryforwards, is subject to our ability to generate sufficient taxable income during the periods in which the temporary differences become realizable. In evaluating whether a valuation allowance is required, we consider all available positive and negative evidence, including prior operating results, the nature and reason of any losses, our forecast of future taxable income, and the dates of which any deferred tax assets are expected to expire. These assumptions require a significant amount of judgment, including estimates of future taxable income. The estimates are based on our best judgment at the time made based on current and projected circumstances and conditions. Based on estimates impacted by such factors as revenue declines of our two most significant client accounts and the impact of operating results, we determined that a valuation allowance was appropriate. In 2011, a valuation allowance in the amount of $2,800,000 was established against the net deferred tax assets with the exception of the Texas tax credit carryforward of approximately $232,000. The valuation allowance against the net deferred tax assets increased by approximately $1,800,000 to $4,600,000 and the Texas tax credit carryforward was approximately $221,000 as of December 31, 2013.

BUSINESS

Overview

We have two lines of business: our urgent and primary care business and our ancillary network business. Although we have been engaged in our ancillary network business for a number of years, with our entry into the urgent and primary care business and our new management arrangement with HealthSmart, we now intend to focus primarily on our urgent and primary care business. We believe that urgent and primary care centers are and will continue to be an essential component of the effective delivery of healthcare services in the United States. Accordingly, we intend to focus our resources on the growth of that line of business.

Urgent and Primary Care Business

Our Business

We own and operate healthcare centers offering a wide array of services for non-life-threatening medical conditions. We strive to improve access to quality medical care by offering extended hours and weekend service at convenient locations and by appointment and on a walk-in basis.

The U.S. healthcare system continues to struggle with challenges relating to access to care and rising costs. Exacerbating these problems is the increasing shortage of primary care providers coupled with the heavier patient demands resulting from the ACA mandates. We believe that by offering urgent care, primary care, family care and occupational medicine at convenient times and locations, we will be uniquely positioned to serve as a meaningful part of the solution to the country’s ongoing healthcare problems.

According to the National Association of Community Health Centers Inc., at least one-third of all emergency room visits are treatable in primary care offices or urgent care centers. This results in more than $18,000,000,000 of annual waste. By treating acute, episodic medical problems at prices comparable to those charged by primary care providers, we provide our patients with an alternative to the long wait times and the high costs of an emergency room visit.

Our Strategy

We intend to grow our business through the acquisition of existing centers and by opening new centers in the areas in our target region. We are primarily focused in the eastern and southeastern United States.

We employ an acquisition team experienced in healthcare services that seeks to acquire centers that meet our investment criteria. Our team utilizes its extensive industry contacts, as well as referrals from current physician partners and other sources, to identify, contact and develop acquisition leads. The criteria that we consider critical include, but are not limited to:

•	location of the centers;
•	historical financial performance;
•	quality of physician and non-physician providers;
•	payor mix;
•	opportunities for follow-up care, de novo growth and revenue expansion;
•	cost savings through the leveraging of our existing infrastructure and realization of additional economies of scale;
•	level of competition in the local market;
•	level of managed care and occupational health penetration; and
•	our ability to access and improve managed care organization contracts and develop and improve employee relationships.

We believe there are numerous acquisition opportunities in our target market that would pass our team’s screening criteria. We carefully evaluate each of our acquisition opportunities through an extensive due diligence process to determine which centers have the greatest potential for growth and profitability improvements under our operating structure. In many cases, the acquisition team identifies specific opportunities to enhance a facility’s productivity post-acquisition. We intend for our centers to benefit from our network of centers by, among other things, sharing best practices and participating in group purchasing agreements designed to reduce the cost of supplies and equipment.

We currently have a pipeline of acquisition opportunities. In addition, we will continue to evaluate whether local market conditions support our development of new centers. To the extent we choose to pursue such de novo opportunities, we will generally focus on the areas immediately surrounding our existing centers. We believe that doing so will enable us to better leverage our existing brand presence, marketing resources, and our physician and non-physician providers in the area. Our evaluation of such opportunities will involve an analysis of local competition, desirability of available sites, and surrounding market demographics. Our demographic analysis will include an investigation of the median income, population density, percentage of insured population, and median age of the surrounding area. Although we plan to be opportunistic in pursuing de novo opportunities, our immediate focus will remain on growth by acquisition.

We believe our acquisition and de novo opportunities provide significant growth potential.

Our Centers

Locations

We own and operate ten primary care and urgent and primary care centers located in Georgia (three), Florida (two), Alabama (three) and Virginia (two).

Staffing

Our centers are staffed by licensed physicians, nurse practitioners, physician assistants, medical support staff, and administrative support staff. Our medical support staff includes licensed nurses, certified medical assistants, laboratory technicians, and registered radiographic technologists.

Hours of Operation

Although our hours of operation vary based on local patient demand, in general, we operate from 8:00 am to 8:00 pm, Monday through Friday, and from 9:00 am to 6:00 pm on Saturday and Sunday.

Services and Service Lines

Our centers offer a broad range of medical services that generally fall within the urgent care, primary care, family practice and occupational medicine classifications. Specifically, we offer non-emergent, out-patient medical care for the treatment of acute, episodic, and some chronic medical conditions. Although we treat patients of all ages, our patients are typically adults between the ages of 23 and 49 years. When hospitalization or specialty care is needed, referrals to appropriate providers are made.

Patients typically visit our centers on a walk-in basis when their condition is either beyond the scope or availability of their regular primary care provider, when treatment by their primary care provider is inconvenient and, generally, when the condition is not severe enough to warrant an emergency room visit. We strive to deliver an exceptional care and an exceptional patient experience to every patient who seeks care out our centers. We also attempt to capture follow-up, preventive and general primary care business after each walk-in encounter. The services provided at our centers include, but are not limited to, the following:

•	routine treatment of general medical problems, including colds, flu, ear infections, hypertension, asthma, pneumonia, urinary tract infections, and other conditions typically treated by primary care providers;
•	treatment of injuries, such as simple fractures, dislocations, sprains, bruises, and cuts;
•	minor, non-emergent surgical procedures, including suturing of lacerations and removal of cysts and foreign bodies;

•	diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, and urinalyses; and
•	occupational and industrial medical services, including drug testing, workers’ compensation cases, and physical examinations.

We draw distinctions between our various service lines based on whether the patient encounter is on a walk-in or appointment basis and also whether the patient is an employee or contractor of one of our occupational medicine clients. With certain exceptions, we consider treatment rendered to walk-in patients to be urgent care and treatment to appointment-based patients to be primary care.

For centers in which we maintain contracts for both urgent care and primary care services, all walk-in patients are treated and billed under urgent care contracts and appointment-based patients are treated and billed under primary care contracts. The scope of care rendered in the urgent care and primary care contexts are generally the same, although we anticipate that the urgent care service line may include the performance of additional procedures and may involve a higher acuity in patient visits. Where we are able, we dispense limited quantities of medication to patients at our centers. This allows patients to receive their prescriptions before leaving our center and thereby avoid going to a pharmacy to pick up their prescriptions.

Our occupational medicine service line involves the rendering of treatment to employees or contractors of employer clients. Occupational medicine services are sold directly to employers and are generally paid for in cash by the employer. The services typically rendered in the occupational medicine setting include, but are not limited to:

•	general wellness services;
•	drug and alcohol screening;
•	pre-employment physicals; and
•	vaccine administration.

Although distinctions between our urgent care, primary care, family care, and occupational medicine service lines are generally only of importance for internal reporting purposes, certain commercial payors reimburse at differing rates depending on the nature of the treatment rendered. For payors that make such a distinction, we currently receive slightly higher reimbursement rates from commercial payors for primary care services than we do for urgent care services. For patients whose services are paid by certain payors, including Medicare, we are paid based on the same physician fee schedule regardless of the service line or the classification of the treatment.

Fees and Revenue Cycle Management

We receive payment for services rendered at our centers from patients, commercial payors, governmental payors, including Medicare, and from our occupational medicine clients. The fees charged are generally determined by the nature of medical services rendered. We believe that the charges at our centers are significantly lower than the charges of hospital emergency departments and are generally competitive with those charged by local physicians and other similar providers in our service areas.

In general, our centers attempt to collect amounts owed by patients at the time of their service (including co-payments and deductibles). The amounts collected from patients frequently differ depending on whether the patient visit is reimbursable under an urgent or primary care contract. We submit claims for services rendered to commercial payors and governmental payors electronically through a third-party revenue cycle manager. In most cases, commercial payors process our claims and pay us based on negotiated rates set forth in our applicable contract.

We rely on our outside revenue cycle manager to collect amounts owed to us from commercial and governmental payors. Currently, our accounts receivable turnover, on average, every 53 days.

Marketing

Because the success of our centers is entirely dependent on the acceptance of our brand in the local communities in which we operate, we market at the center-level through various community outreach activities. These activities are coordinated locally by the individual center and are supported by dedicated corporate personnel. Through the local centers, we host and sponsor community activities and events and become involved in local business organizations such as rotary clubs. We also implement a broad range of targeted marketing strategies via direct mail, radio, on-site giveaways, search engine optimization and social media.

In connection with the acquisition of a new center, we will increase marketing efforts to introduce our brand to the local community. This may include inviting community members to attend a tour of the center, conduct a direct mail campaign, sponsor a car wash or another activity or event. Our typical integration plan, however, includes approximately 18 to 36 months of co-branding each acquired center before transitioning the center to our brand and logo. Decisions regarding acquired center branding are made on a case-by-case basis.

Information Systems and Controls

Each of our centers uses a financial reporting system that provides information to our corporate office to track financial performance on a timely basis. In addition, each of our centers uses an operating system to manage its business. The operating system provides critical support in areas such as scheduling, billing and collection, accounts receivable management, purchasing and other essential operational functions. We have implemented systems to support all of our centers and to enable us to more easily access information about our centers on a timely basis.

We calculate net revenues through a combination of manual and system-generated processes. Our operating systems include insurance modules that allow us to establish profiles of insurance plans and their respective payment rates. The systems then match the charges with the insurance plan rates and compute a contractual adjustment estimate for each patient account. We then manually review the reasonableness of the systems’ contractual adjustment estimate using the applicable profiles. This estimate is adjusted, if needed, when the insurance payment is received and posted to the account. Net revenues are computed and reported by the systems as a result of this activity.

It is our policy to collect co-payments and deductibles prior to providing services. We manually input each patient’s account record and the associated billing codes. Our operating systems then calculate the amount of fees for that patient and the amount of the contractual adjustments. Claims are submitted electronically if the payor accepts electronic claims. We use clearinghouses for electronic claims, which then forward the claims to the respective payors. Payments are manually input to the respective patient accounts.

We have developed proprietary measurement tools to track key operating statistics at each of our centers by integrating data from our local operating systems and our financial reporting systems. Management uses these tools to measure operating results against target thresholds and to identify, monitor and make adjustments to certain core operational areas.

Industry

Although primary care offices, including family practices, that provide services by appointment have existed for many decades, urgent care centers first opened in the United States in the early 1980s. After experiencing a period of brief decline in the mid-1990s, the industry has grown at a remarkable pace. According to UCAOA, there are well over 9,000 urgent care centers in the country. Although the number of centers owned by multi-site, corporate operators has grown with the industry’s continued consolidation, operators of single locations comprise over half of the industry population.

In general, urgent care centers tend to be located in suburban areas and are operated out of convenient, retail locations. Other factors affecting the location of urgent care centers include the local population’s age distribution and the location of the local hospital serving the community. The majority of operators lease their sites, and centers are generally situated in either freestanding buildings or retail space strip centers. The size of centers typically range from 2,000 to 4,500 square feet with the majority of operators occupying around 3,500 square feet.

Although early in the industry’s history the target population for the area surrounding a center was approximately 40,000, several top-performing centers are now thriving in areas with a population at or under

20,000. Experts attribute this phenomena not only to the general acceptance of walk-in care as an accepted form of healthcare delivery but also to the refined, direct-to-customer marketing and advertising campaigns now being conducted at the site level.

Typical urgent and primary care centers treat a similar proportion of male and female patients, and the greatest number of urgent and primary care patients fall between the ages of 23 and 49. Urgent care centers offer diagnostic testing and laboratory services, dispense medication and perform minor procedures, among other services. The urgent care business is largely seasonal with the greatest patient volumes occurring during the fall and winter flu seasons. Urgent and primary care operators that successfully integrate occupational health into their business tend to experience less variation between the summer and winter months.

Occupational health services are offered to employers in an urgent or primary care center’s local community and are complementary to the core services offered at these centers. Treatment offerings within the occupational health line generally include, among others, pre-employment physicals, drug screenings, and treatment of workplace injuries. Revenue from occupational medicine clinics generally make up anywhere from 5% to 25% of an urgent and primary care company’s operating revenue.

In 2012, the UCAOA reported that, on average, urgent care companies collected approximately $114.67 per patient, with the majority of centers treating between 21 and 50 patients per day. Urgent and primary care centers employ a range of licensed clinicians, including physicians, nurse practitioners, physician assistants, medical assistants, laboratory technicians.

Industry Trends

The urgent care sector represents one of the fastest-growing segments of the American healthcare system. According to a 2013 IBISWorld Report, over the five-year period ending in 2018, industry revenue is projected to grow at an annualized rate of 5.3% to an estimated $18,800,000,000, with expected profit margins expanding slightly to 10.5%. According to the UCAOA, since 2008, new urgent care centers continue to open at a rapid pace. Furthermore, cost-saving initiatives implemented by employers and third-party payors have encouraged the use of urgent care centers over hospital and freestanding emergency room for low-acuity patients, and have facilitated strong industry growth.

Urgent care centers generally provide primary care as well as low-acuity, ancillary services, such as x-ray, CLIA-waived laboratory testing, and low-level trauma treatment to patients on a walk-in basis. The rising costs and wait times associated with both primary- and emergency-care providers leave urgent care centers as an increasingly viable alternative for patients. Patients prefer to access facilities that are close to their homes, creating strong demand for urgent care centers in many areas.

We believe that as a greater portion of the healthcare financial burden is shifted to patients through high-deductible and high co-payment plans, patients will become even more cost conscious the preference for lost-cost medical care. We expect this cost awareness to result in patients preferring to access facilities that are close to their homes, creating strong demand for urgent care centers in many areas.

During the next five years, the urgent care industry is expected to continue expanding, particularly in underserved rural areas of the United States. We believe that one of the main factors that will drive industry growth will be increasing demands made on primary-care providers that are resulting in increasing wait times. Although the number of primary-care doctors has grown at a faster rate than the US population, there are still generally fewer doctors in rural areas on a per capita basis, resulting in long wait times. The Association of American Medical Colleges projects that by 2020, there will be a shortage of 45,000 primary-care physicians.

Additionally, we believe that the expansion of private insurance coverage in the United States through the continued implementation of the ACA presents a sustainable tailwind for growth in the urgent care industry and an increase in the demand for healthcare services. According to IBISWorld, this expected surge in demand will emphasize the urgent care industry’s growing importance to the healthcare system, as traditional primary care providers will likely not be able to accommodate the influx of patients. In accordance with rising demand, the number of urgent care centers is forecasted to rise at an annualized rate of 4.4% to an estimated 12,299 locations by 2018. A greater share of urgent care centers will likely be distributed to rural areas of the United States that have limited access to primary-care physicians.

The urgent care industry is somewhat insulated from general economic risks. In fact, growth in the urgent care sector continued during the recession despite the fact that the number of Americans with private health insurance decreased during that period. According to IBISWorld, the majority of the industry’s revenue (54.8%) is garnered through private health insurance payments, while Medicare makes up 17.2% of revenue. The remainder is generated through out-of-pocket expenses, Medicaid and other sources of government funding. Although fewer people were able to afford coverage, long-term trends toward increased use of urgent care facilities offset potential losses stemming from poor economic conditions.

Competition

The urgent and primary care industry has a low level of market share concentration. According to IBISWorld, the industry is highly fragmented, with the largest four operators accounting for approximately just over 1.0% of industry revenue in 2013. This is true despite the consummation of dozens of newsworthy transactions over the past several years. Major buyers in such transactions include private equity companies, hospital systems, and insurance companies, and as a result of such transactions, very few mid-sized operators (5 – 15 centers) remain independently owned.

Urgent and primary care industry participants must compete with other local operators, hospitals, traditional primary care physicians, family care practices, and other facilities that offer similar services. Clinics operated by nurse practitioners and physician assistants, including “retail clinics,” are increasing in number. Such clinics are expected to increase in number as states continue to relax the rules pertaining to the ability of such mid-level providers to prescribe medications and to the supervision of such mid-level providers by physicians. Although our current strategy does not involve the operation of pure, mid-level centers, we plan to closely analyze such option in various markets.

Because we offer walk-in, urgent care, we are also in competition with hospital-based and freestanding emergency departments. In 2012, Americans made about 136,100,000 visits to an emergency room, according to the CDC. Unlike our centers, emergency departments provide acute care, which may be life threatening or require immediate attention, 24 hours a day, 7 days a week. Also different from our centers, hospital emergency departments that accept payment from governmental sources are required by federal law to provide care to all patients regardless of their ability to pay.

Ancillary Services Provider Network Business

Our ancillary network business offers cost containment strategies to our clients, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. This service is marketed to a number of healthcare companies including or TPAs, insurance companies, large self-funded organizations, various employer groups and PPOs. We offer payors this solution by:

•	lowering the payors’ ancillary care costs through our ancillary network of high quality, cost effective providers that we have under contract at more favorable terms than they could generally obtain on their own;
•	providing payors with a comprehensive network of ancillary healthcare service providers that is tailored to each payor’s specific needs and is available to each payor’s members for covered services;
•	providing payors with claims management, reporting, processing and payment services;
•	performing network needs analyses to assess the benefits to payors of adding additional or different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

We have assembled a network of ancillary healthcare service providers that supplement or support the care provided by hospitals and physicians and includes 31 service categories.

We offer ancillary service providers the following:

•	inclusion in a nationwide network that provides exposure to our client payors and their member lives;
•	an array of administrative and back-office services, such as collections and appeals;
•	increased claims volume through various “soft steerage” mechanisms; and
•	advocacy in the claims appeals process.

Because we have the ability to add new clients and increase the coverage and penetration of our network of ancillary service providers, we can grow revenue by increasing demand as well as increasing supply. New client relationships add new member lives that will seek ancillary services, while new service provider relationships create opportunities for new and existing member lives to receive additional incremental services.

We have experienced significant revenue declines over the past several years in our ancillary network business, primarily related to the decline in business from our two significant legacy clients, both of which are PPOs. Due to a variety of factors affecting the healthcare industry, including, but not limited to, healthcare legislation, the economy and industry consolidation, as well as change in strategic direction of our clients, we have experienced year-over-year declines in our revenue from those accounts. These declines have not been offset by our new business development efforts.

Management Services Agreement

We have made progress over the past 18 months in adding new client relationships; however, we do not believe that the revenue from those accounts will fully offset the revenue declines we have been incurring in our ancillary network business. As a result of these continuing revenue declines and our recent focus on the urgent and primary care business, on October 1, 2014, we entered into a management services agreement with HealthSmart. HealthSmart is a comprehensive benefits management company and is the largest independent administrator of health plans for self-funded employers in the United States. HealthSmart has several provider networks that include hospitals, physicians and other healthcare providers and facilities. It contracts with over 600,000 providers across the United States and tailors its various provider network solutions to meet its customers’ needs and to help control their healthcare costs. In addition, HealthSmart provides claims and benefits administration, pharmacy benefits management services, business intelligence, onsite employer clinics and care management. Under the management services agreement, HealthSmart has assumed responsibility for the management and operation of our ancillary network business, subject to the supervision of a five-person oversight committee comprised of three members appointed by us and two members appointed by HealthSmart. As part of the management arrangement, HealthSmart hired substantially all of our ancillary network business employees, purchased substantially all of our furniture, fixtures and equipment located in our former Dallas, Texas office and assumed our lease for that office. As a result of this arrangement, we no longer employ any personnel dedicated to our ancillary network business. Under the management services agreement, HealthSmart will manage and operate our ancillary network business for a fee equal to the sum of 120% of the direct costs incurred by HealthSmart in providing management services. Any net profit derived from the operation of our ancillary network business (after reduction for the management fee) is divided such that 35% of the net profit accrues to HealthSmart and 65% accrues to us. The initial term of the management services agreement is three years, and it renews annually thereafter for one year terms unless either party gives notice of termination at least 90 days prior to the end of the then-current term.

At any time between October 1, 2016 and the expiration date of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business for a price equal to $6,500,000 less the aggregate sum of net profit received by us since the beginning of the management arrangement. Consummation of the transaction will be subject to the satisfaction of certain material conditions, including approval by our stockholders if our annual gross revenue from the urgent and primary care business does not then exceed $40,000,000. In the event HealthSmart purchases our ancillary network business, the urgent and primary care business will be our only business line following completion of that transaction. If for any reason the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to then either reassume management of that line of business, market the business for sale, or phase out that line of business.

Services and Capabilities

Ancillary care services

Ancillary healthcare services include a broad array of services that supplement or support the care provided by hospitals and physicians, including the non-hospital, non-physician services associated with surgery centers, free-standing diagnostic imaging centers, home health and infusion, supply of durable medical equipment, orthotics and prosthetics, laboratory and other services.

Ancillary healthcare services include, but are not limited to, the following categories:

• acupuncture	• massage therapy
• cardiac monitoring	• occupational therapy
• chiropractor	• orthotics and prosthetics
• diagnostic imaging	• pain management
• dialysis	• physical therapy
• durable medical equipment	• podiatry
• genetic testing	• rehabilitation: outpatient
• hearing aids	• rehabilitation: inpatient
• home health	• sleep
• hospice	• skilled nursing facility
• implantable devices	• speech therapy
• infusion	• surgery center
• laboratory	• transportation
• lithotripsy	• urgent care
• long-term acute care	• vision

Provider Network

In order to meet contractual obligations to our healthcare payors to make available a comprehensive and client-specific ancillary healthcare provider network, we have agreements with approximately 5,000 ancillary healthcare service providers operating in approximately 33,500 sites nationwide. The agreements define the scope of services to be provided by each ancillary healthcare provider to covered persons and the amounts to be charged for those services. These agreements are negotiated independently from the agreements we reach with our client payors. The terms of the agreements between the Company and the ancillary healthcare service providers make it clear that we, and not our payor clients, are obligated to the service providers for payments under the contracts with them and that there is no contractual relationship between our payors and the service providers, who are not permitted to pursue claims directly against the our payors.

When providers initially enter into our provider network, they are credentialed for inclusion in the network and they are re-credentialed on a periodic basis. From time to time, its provider relationships are reviewed to determine whether any changes to the relationship are appropriate through sanction monitoring and other methods. We believe that credentialing providers represents a valuable service to both our payors and the providers in the network who would, in the absence of such service, be forced to undergo the credentialing process with respect to each payor with whom they enter into a service relationship.

During 2013 and 2012, we generated revenue from ancillary healthcare services as follows:

Category	2013	2012
Laboratory	21%	17%
Dialysis	15	24
Durable Medical Equipment	15	15
Infusion	15	13
Surgery Center	11	7
Rehabilitation (outpatient & inpatient)	6	6
Diagnostic Imaging	5	6
Long-term Acute Care/Skilled Nursing Facilities	2	3
Chiropractor	2	2
Orthotics and Prosthetics	2	2
Cardiac Monitoring	2	1
Other	4	4
	100%	100%

Business Strategy

Our ancillary network business strategy is to maintain and, where feasible, expand a nationwide, high quality, multiple specialty ancillary network and our client payor base. With our new focus on the urgent and primary care business, we are relying on HealthSmart, which has substantial experience in network operations that include ancillary services, to continue to implement our ancillary network business strategy, utilizing its personnel and experience in the ancillary network field.

Our Ancillary Network Structure

Payors route healthcare claims to us after service has been performed by providers in our network. We process those claims and charge the payor according to its rate for the services according to our contract with the payor. In processing the claim, we are paid directly by the payor or the insurer for the service and pay the provider of service according to its independently-negotiated contractual rate. We are at risk for any shortfall in the amount of payment we receive for the service and the amount we are obligated to pay the provider of service.

We may receive a claims submission from a payor either electronically or via a paper based claim. As part of our relationship with the payors, we may pay an administrative fee to the payors for the modifications that may be required to the payor’s technology, systems and processes to create electronic connectivity with us, as well as for the aggregation of claims and the electronic transmission of those claims to us.

How We Deliver Services

Ancillary network analysis.  We perform an analysis of the available claims history from each client payor and partner with the client to develop a specific plan to meet each payor’s needs. The analysis identifies service providers that are not already in our network, and we attempt to enter into agreements with such service providers to maximize discount levels and capture a significant volume of previously out-of-network claims. In addition, the analysis enables us to set a client fee schedule that will bring value through incremental savings on the ancillary service charges.

Ancillary custom network.  Our ancillary network is customized to meet the needs of each payor. In particular, when a new payor joins and periodically for each existing payor, the payor’s “out-of-network” claims history is reviewed and a strategy is developed to create a network that efficiently serves the payor’s needs. This may involve adding additional service providers for a payor or removing service providers if we determine it is beneficial for them to be excluded from the client’s network.

Ancillary network management.  We manage ancillary service provider contracts, reimbursement and credentialing for our payors. This not only provides administrative benefits to our payors, but reduces the burden on our contracted service providers who typically must supply credentialing documentation to payors and engage in contract negotiations with separate payors.

Ancillary systems integration.  We have created a proprietary software system that enables many different customized accounts to be managed and includes the following modules:

•	provider network management;
•	credentialing;
•	data transfer management/electronic data interface;
•	multi-level reimbursement management;
•	posting, explanation of benefits, check, and e-funds processes;
•	client service management;
•	claims pricing; and
•	advanced data reporting.

Ancillary reporting.  A complete suite of reports is provided to each payor on a monthly basis. These reports cover contracting efforts and capture rates, client savings, volumes by service category and complete claims and utilization reports and other information of value to the client.

Ancillary healthcare claims management.  Our ancillary healthcare claims flow, both electronic and paper based, can be managed and integrated with a payor’s process electronically or through paper claims. We can perform a number of customized processes that may add additional value for each payor. As part of the claims management process, the documentation requirements specific to each payor are managed. In the event claims are submitted to us by a payor without the complete required documentation, we will work with the payor and service provider to obtain the required documentation so that the claim will be accepted by the payor. This service provides a labor cost savings to the payors and providers.

Ancillary claims collections management.  We facilitate an expedited claims collection process by ensuring receipt of the claim by the payor, providing information to the payor required for processing the claim, tracking the status of the claim throughout the process and maintaining a team of customer service representatives to resolve any issues that might delay the collections process. We believe that the providers in our network are paid more effectively and efficiently than would otherwise be the case.

Sales and Marketing

Pursuant to our management services agreement, HealthSmart is primarily responsible for securing new clients and provider contracts and maintaining and growing existing relationships.

We expect HealthSmart to continue marketing our services to PPOs on an opportunistic basis, but primarily to target direct payors such insurance companies, large self-funded organizations and employer groups. Our manager utilizes a senior sales executive that focuses on new business as well as a client services team of two professionals to contract with new payor organizations and then maximize the revenue and margin potential of each new payor. The new business sales executive uses a variety of channels to reach potential clients including professional relationships, direct marketing efforts, attendance at industry-specific trade shows and conferences, and through strategic partnerships with market channel partners, independent brokers, and consultants. The client services group is engaged with each new payor to help manage the implementation process. In addition, a client services director is generally assigned to each new payor organization and is responsible for all aspects of our relationship with the entity including the expanded utilization of our services over time and the enhancement of our relationship with the payor.

Clients

Our healthcare payor clients engage us to manage a comprehensive array of ancillary healthcare services that they and their payors have agreed to make available to their insureds or beneficiaries or for which they have agreed to provide insurance coverage. The typical services our healthcare payors require us to provide include, but are not limited to:

•	providing a comprehensive network of ancillary healthcare services providers that is available to the payor’s covered persons for covered services;

•	providing claims management, reporting, and processing and payment services;
•	performing network/needs analyses to assess the benefits to payors of adding additional/different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

Under our agreements with payors, we are obligated to provide or arrange for the provision of all of the services covered by such agreements. In addition, we are responsible for ensuring that the contractual terms are met and such services are provided (whether the services are those performed directly by us, such as claims management, processing and payment service, network/needs analysis and credentialing, or those performed by a service provider contracted by the Company).

Our manager is our most significant client. For the years ended December 31, 2014, 2013 and 2012, we derived approximately 34%, 22% and 31%, respectively, of our total net revenue from HealthSmart, and its affiliates. MultiPlan, Inc., or MultiPlan, which acquired our legacy clients Texas True Choice, Inc. and Viant Holdings Inc., was historically one of our two most significant clients. As a result of market consolidation, revenue generated from that relationship has declined considerably over the past several years. MultiPlan was not a significant client in 2014, and we do not expect it to be a significant client in 2015 or thereafter.

Under our current client contract with HealthSmart, we agreed to enhance our network of ancillary service providers to address markets outside of the commercial group health space and utilize an administrative fee rate differential to encourage HealthSmart to add payors that will access our network of ancillary providers. As part of the agreement, we pay HealthSmart a monthly administrative services fee, subject to an annual maximum of $4,000,000, to reimburse and to compensate it for the work it is required to perform to support our program. The fee is based upon paid claims arising from our network of providers. The agreement, the initial term of which expires at the end of 2015, is subject to an automatic two year renewal term. After this initial renewal term, the agreement will automatically renew for successive periods of one year unless earlier terminated by a party for breach or unless either party provides notice of non-renewal no less than 90 days prior to the expiration of the two year renewal term or any subsequent renewal term. Although this contract continues our client relationship with HealthSmart, the agreement does not provide that we are its exclusive ancillary care network and HealthSmart can engage other ancillary care providers directly into its network. Accordingly, we cannot be certain of any level of continued volume from HealthSmart.

Competition

We face the following types of direct competitors in our ancillary network business:

•	larger, national health plans and insurers such as Aetna, Blue Cross/Blue Shield plans, Cigna, Humana, and United HealthCare that offer nation-wide, standardized products and often compete on a local level based of the cost-effectiveness of their national contracts;
•	certain of our payors that have developed their own networks and contracted directly with the providers instead of outsourcing ancillary management services to us;
•	smaller regional PPOs, payors and community-based provider-owned networks that are generally managing their own home-grown network of ancillary care providers and are more likely to offer customized products and services tailored to the needs of the local community;
•	single ancillary specialty networks (e.g., dialysis, imaging or infusion) that offer comprehensive payor and provider services within their chosen ancillary category; and
•	cost containment organizations that focus on a single disease category (e.g., chronic kidney disease or end stage renal disease), and offer a “carve-out” management solution that include both networks and disease management to middle market payors, reinsurance carriers and others.

Research and Development

We have invested in our information technology infrastructure to enhance the capabilities of our databases, data retrieval tools, data exchange capabilities and claims processing engine. In addition, we believe that our extensive claims database of ancillary healthcare services and costs is a strategic asset. Our capitalized development costs totaled approximately $303,000 and $419,000 during 2013 and 2012, respectively. The development expenses during those periods were related primarily to enhancements made to our internally developed claims management application. The enhancements have allowed us to develop and launch a variety of innovative products and services as well as gain competitive market advantage through faster and more accurate claims processing.

Government Regulation

The healthcare industry is subject to extensive regulation by federal, state and local governments. Government regulation affects our businesses in a number of ways, including requiring licensing or certification of facilities, regulating billing and payment for certain of our services, regulating how we maintain health-related information and patient privacy, and our contractual relationships with our physicians, or our physicians. Our ability to conduct our business and to operate profitability depends in part upon obtaining and maintaining all necessary licenses and other approvals, and complying with applicable healthcare laws and regulations. See “Risk Factors — Risks Related to Healthcare Regulation.”

Our Urgent and Primary Care Business

State Laws Regarding Prohibition of Corporate Practice of Medicine and Fee Splitting Arrangements

The laws and regulations relating to our operations vary from state to state, and approximately 30 states prohibit general business corporations from practicing medicine or controlling physicians’ medical decisions. These laws are generally intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician’s professional judgment, and they may also prevent the sharing of professional services income with non-professional or business interests. We believe that we are in material compliance with these laws in the states in which we have centers. However, regulatory authorities or other parties, including our physicians, may attempt to assert that we are impermissibly engaged in the practice of medicine or that our contractual arrangements with our physicians constitute unlawful fee-splitting. In that event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our physicians.

State Law Regulation of Construction, Acquisition or Expansion of Healthcare Facilities

Thirty-six states have certificate of need programs that require some level of prior approval for the construction of a new facility, acquisition or expansion of an existing facility, or the addition of new services for various healthcare facilities. Although the states where our facilities are currently or soon-to-be operational do not require a certificate of need to acquire or operate our centers, other states where we may seek to expand our operations may require certificates of need under circumstances not currently applicable to our facilities. See “Risk Factors — Risks Related to Healthcare Regulation.”

State Licensure

Only a few states, including Florida, currently require the licensure of centers such as ours. However, the lack of a specific licensure process for facilities such as ours in most states may lead state legislators or regulators to seek to regulate the urgent care industry and treat it in a manner similar to hospitals and freestanding emergency rooms. Such regulations could have a material impact on our growth strategy and expansion plans.

Laws and Rules Regarding Billing

Numerous state and federal laws apply to our claims for payment, including but not limited to (i) “coordination of benefits” rules that dictate which payor must be billed first when a patient has coverage from multiple payors, (ii) requirements that overpayments be refunded within a specified period of time, (iii) “reassignment” rules governing the ability to bill and collect professional fees on behalf of other providers, (iv) requirements that electronic claims for payment be submitted using certain standardized transaction codes and formats, and (v) laws requiring all health and financial information of patients in a manner that complies with applicable security and privacy standards.

Additionally, on January 16, 2009, HHS released the final rule mandating that providers covered by the Administrative Simplification Provisions of HIPAA, including our centers, must implement ICD-10 for medical coding on October 1, 2013. Although the deadline for implementation of ICD-10 codes has been delayed until October 15, 2015, the ICD-10 codes will require significantly more information than the ICD-9 codes currently used for medical coding and will require covered entities to code with much greater detail and specificity than with ICD-9 codes. We may incur additional costs to implement these changes.

Medicare and Medicaid

Our centers participate in the federal Medicare program and currently one state Medicaid program on a limited basis. Since 1992, Medicare has paid for the “medically necessary” services of physicians, non-physician practitioners, and certain other suppliers under a physician fee schedule, a system that pays for covered physicians’ services furnished to a person with Medicare Part B coverage. Under the physician fee schedule, relative values are assigned to each of more than 7,000 services to reflect the amount of work, the direct and indirect (overhead) practice expenses, and the malpractice expenses typically involved in furnishing that service. Each of these three relative value components is multiplied by a geographic adjustment factor to adjust the payment for variations in the costs of furnishing services in different localities. The RVUs are summed for each service and then are multiplied by a fixed-dollar conversion factor to establish the payment amount for each service. The higher the number of RVUs assigned to a service, the higher the payment. Under the Medicare fee-for-service payment system, an individual can choose any licensed physician enrolled in Medicare and use the services of any healthcare provider or facility certified by Medicare.

CMS is required to limit the growth in spending under the physician fee schedule by a SGR. If implemented as mandated, the SGR would result in significant payment reductions under the physician fee schedule. Every year since 2003, Congress has delayed application of the SGR, but we cannot predict with certainty whether it will continue to do so. Congress most recently delayed application of the SGR in PAMA, which became effective on April 1, 2014. In March of 2014 (prior to the passage of PAMA), CMS announced that the estimated physician fee schedule update for 2014 would be reduced by 20.9% due to the SGR formula. PAMA provides for the continuation of the 0.5% reimbursement increase to the physician payment schedule through December 31, 2014 (originally provided under the Pathway for SGR Reform Act of 2013), and also provides for no change to the physician fee schedule through March 31, 2015. Although several recent legislative proposals have sought to impose permanent or semi-permanent solutions to the SGR reductions, we cannot predict with certainty whether the SGR will be repealed or if another formula would be substituted and what form that might take. Repeal of the SGR could be offset by further reductions in Medicare payments, and any such reductions could have a material adverse effect on our business.

CMS’ RAC Program

MMA introduced on a trial basis the use of RACs for the purpose of identifying and recouping Medicare overpayments and underpayments. Any overpayment received from Medicare is considered a debt owed to the federal government. In October 2008, CMS made the RAC program permanent. RACs review Medicare claims to determine whether such claims were appropriately reimbursed by Medicare. RACs engage in an automated review and in a complex review of claims. Automated reviews are conducted when a review of the medical record is not required and there is certainty that the service is not covered or is coded incorrectly. Complex reviews involve the review of all underlying medical records supporting the claim, and are generally conducted where there is a high likelihood, but not certainty, that an overpayment has occurred. RACs are paid a contingency fee based on overpayments they identify and collect.

A MAC may suspend Medicare payments to a provider if it determines that an overpayment has occurred. When a Medicare claim for payment is filed, the MAC will notify the patient and the provider of its initial determination regarding reimbursement. The MAC may deny the claim for one of several reasons, including the lack of necessary information or lack of medical necessity for the services rendered. Providers may appeal any denials of claims.

Anti-Kickback Statute

As participants in the Medicare program, we are subject to the Anti-kickback Statute. The Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. The ACA amended the intent requirement of the Anti-Kickback Statute such that a person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violation the statute. Further, the ACA now provides that claims submitted in violation of the Anti-Kickback Statute constitute false or fraudulent claims for purposes of the civil FCA, including the failure to timely return an overpayment. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid program. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any third-party payor, including commercial payors.

Because we currently accept funds from governmental health programs, we are and will be subject to the Anti-Kickback Statute. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, such as $25,000 per violation and up to three times the remuneration involved. If in violation, we may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require entry into a CIA. Any such sanctions or obligations contained in a CIA could have a material adverse effect on our business, financial condition and results of operations.

Stark Law

Because we participate in the Medicare program, we are also subject to the Stark Law. The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an ownership or investment interest, a loan or debt relationship or a compensation relationship. The designated health services covered by the law include, among others, laboratory and imaging services and the provision of durable medical equipment. Some states have self-referral laws similar to the Stark Law for Medicaid claims and commercial claims.

We have entered into several types of financial relationships with physicians who staff our urgent and primary care centers, including compensation arrangements. We believe that the compensation arrangements under our employment agreements and independent contractor agreements satisfy one or more exceptions to the Stark Law. Although we believe that the compensation provisions included in our written physician agreements, which are the result of arm’s length negotiations, result in fair market value payments for medical services rendered or to be rendered, an enforcement agency could nevertheless challenge the level of compensation that we pay our medical directors.

The ownership of our stock by any of our physicians will constitute a “financial relationship” for purposes of the Stark Law. As a result, in order to bill Medicare for the designated health services referred by such physician stockholder, we must qualify for one or more exceptions to the Stark Law. Although an exception exists for publicly traded securities, we will not qualify until our stockholders’ equity exceeds $75,000,000 at the end of our most recent fiscal year or on average during the previous three years. If we are unable to qualify for another exception to the Stark Law, we will not be entitled to bill Medicare for services rendered by a physician stockholder. As a result, we may suffer losses to our net revenue. Further, it may become necessary for us to perform regular compliance tests to determine which, if any, of our physicians own our stock, and, if so, to determine whether or not we meet an applicable exception to the Stark Law. Such efforts could have a material adverse effect on our business and our ability to compensate physicians, and could result in damage to our reputation.

Violation of the Stark Law may result in prohibition of payment for services rendered, a refund of any Medicare payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, criminal penalties, exclusion from Medicare and Medicaid programs, and potential false claims liability. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all amounts arising out of tainted referrals. If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of revenues, or we could have to change our arrangements and operations in a way that could have a material adverse effect on our business, prospects, damage to our reputation, results of operations and financial condition.

False Claims Act

The federal civil FCA prohibits providers from, among other things, (1) knowingly presenting or causing to be presented, claims for payments from the Medicare, Medicaid or other federal healthcare programs that are false or fraudulent; (2) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government; or (3) knowingly making, using or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The “qui tam” or “whistleblower” provisions of the FCAallow private individuals to bring actions under the FCA on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.

There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. The ACA also provides that claims submitted in connection with patient referrals that results from violations of the Anti-Kickback Statute constitute false claims for the purpose of the FCA, and some courts have held that a violation of the Stark law can result in FCA liability, as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. We are required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

Civil Monetary Penalties Statute

The federal Civil Monetary Penalties statute prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person or entity knows or should know is likely to influence the beneficiary’s selection of a particular provider or supplier of items or services reimbursable by a federal or state healthcare program.

Electronic Health Records

As required by the American Recovery and Reinvestment Act of 2009, the Secretary of HHS has developed and implemented an incentive payment program for eligible healthcare professionals that adopt and meaningfully use electronic health record, or EHR, technology. HHS uses the Provider Enrollment, Chain and Ownership System, or PECOS, to verify Medicare enrollment prior to making EHR incentive program payments. If our employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, healthcare professionals that fail to demonstrate meaningful use of certified EHR technology are subject to reduced payments from Medicare. System conversions to comply with EHR could be time consuming and disruptive for physicians and employees. Failure to implement EHR systems effectively and in a timely manner could have a material adverse effect on our financial position and results of operations.

We are in process of converting certain of our clinical and patient accounting information system applications to newer versions of existing applications or altogether new applications. In connection with our implementation and conversions, we have incurred capitalized costs and additional training and implementation expenses.

Our Ancillary Network Business

During 2010, President Obama signed the ACA and the Health Care and Educational Affordability Reconciliation Act legislating broad-based changes to the U.S. healthcare system. Among other things, the health reform legislation includes insurance industry reforms including, but not limited to guaranteed coverage requirements, elimination of pre-existing condition exclusions and annual and lifetime maximum limits, and restrictions on the extent to which policies can be rescinded; creation of new market mechanisms through the creation of health benefit exchanges; and creation of new and significant taxes on health insurers and, in some circumstances healthcare benefits.

Section 1001 of the ACA amended Title 27 of the Public Health Service Act of 1994, or the Public Health Service Act, to add, among other things, a new Section 2718, entitled “Bringing Down the Cost of Health Care Coverage.” This new provision requires health insurance issuers to publicly report “the ratio of the incurred loss (or incurred claims) plus the loss adjustment expense (or change in contract reserves) to earned premiums” and account for premium revenue related to reimbursement for clinical services, activities that improve health care quality, and all other non-claims costs. The law also requires issuers to provide annual rebates to their enrollees if their MLR does not meet specific targets. For issuers in the large group market, the MLR must be at least 85%, and for issuers in the small group and individual markets, the MLR must be at least 80%. The law also gives the National Association of Insurance Commissioners, or NAIC, subject to certification of the Secretary of the HHS, authority to develop definitions and standards by which to determine compliance with the new requirements.

In December 2010, HHS published final MLR regulations and agency guidance, based upon the recommendations of the NAIC, implementing the new sections of the Public Health Service Act as mandated by the ACA. The new regulations apply to issuers offering group or individual health insurance coverage. Under the MLR regulations, an issuer’s MLR is calculated as the ratio of (i) incurred claims plus expenditures for activities that improve health care quality to (ii) premium revenue. The two key aspects to this calculation involve what comprises an ‘incurred claim’ and what qualifies as an ‘expenditure for health care quality improvement.’

Incurred claims are reimbursement for clinical services, subject to specific deductions and exclusions. Specifically, incurred claims represent the total of direct paid claims, unpaid claim reserves, change in contract reserves, reserves for contingent benefits, the claim portion of lawsuits and any experience rating refunds. Prescription drug rebates received by the issuer and overpayment recoveries from providers must be deducted from incurred claims. Also, the following amounts are explicitly excluded and therefore may not be included in the calculation of incurred claims: (i) amounts paid to third party vendors for secondary network savings; (ii) amounts paid to third party vendors for network development, administrative fees, claims processing, and utilization management; or (iii) amounts paid, including amounts paid to a provider, for professional or administrative services that do not represent compensation or reimbursement for covered services provided to an enrollee. The regulation permits that some amounts “may” be included in incurred claims — market stabilization payments, state subsidies based on stop-loss methodologies, and incentive and bonus payments made to providers. The regulations themselves provide examples of specifically excluded amounts. With regard to amounts paid for network development (as noted in (ii) above), if an issuer contracts with a behavioral health, chiropractic network, or high technology radiology vendor, or a pharmacy benefit manager, and the vendor reimburses the provider at one amount but bills the issuer a higher amount to cover its network development, utilization management costs, and profits, then the amount that exceeds the reimbursement to the provider must not be included in incurred claims. With regard to administrative services (as noted in (iii) above), medical record copying costs, attorneys’ fees, subrogation vendor fees, compensation to paraprofessionals, janitors, quality assurance analysts, administrative supervisors, secretaries to medical personnel and medical record clerks must not be included in incurred claims.

In order to properly classify what activities “improve health care quality,” the activity must be designed to improve health quality, increase the likelihood of desired health outcomes, be directed toward individual enrollees or incurred for the benefit of specific segments of enrollees, or be grounded in evidence based medicine. In addition, the activity must be primarily designed to improve health outcomes, prevent hospital readmissions, improve patient safety and reduce medical errors, implement, promote and increase wellness activities and/or enhance the use of health care data to improve quality. The regulations also contain a list of 14 expenditures that are specifically excluded from ‘improvement of health care quality’ activities. Among these excluded expenditures are: (1) those that are designed primarily to control or contain costs; (2) activities that can be billed or allocated by a provider for care delivery and which are, therefore, reimbursed as clinical services; (3) expenditures related to establishing or maintaining a claims adjudication system, including costs directly related to upgrades in health information technology that are designed primarily or solely to improve claims payment capabilities or to meet regulatory requirements for processing claims (for example, costs of implementing new administrative simplification standards and code sets adopted pursuant to HIPAA including the new ICD-10 requirements); (4) all retrospective and concurrent utilization review; (5) costs of developing and executing provider contracts and fees associated with establishing or managing a provider network, including fees paid to a vendor for the same reason; (6) provider credentialing; (7) marketing expenses; (8) costs associated with calculating and administering individual enrollee or employee incentives; (9) portions of prospective utilization that does not meet the definition of activities that improve health quality; and (10) any function or activity not expressly included, unless otherwise approved by and within the discretion of the Secretary.

It is possible that a portion of the fees payors are contractually required to pay us and that do not qualify as ‘incurred claims’ may not be included as expenditures for activities that improve health care quality. Such a determination may make it more difficult for us to retain existing clients or to add new clients, because our clients’ or prospective clients’ MLR may otherwise not meet the specified targets.

Privacy and Security Requirements of Our Business Lines

Numerous federal and state laws and regulations, including HIPAA and HITECH, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As required by HIPAA, HHS has adopted standards to protect the privacy and security of this health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by “covered entities.” The Company and each of our centers is considered a covered entity under HIPAA. We have taken actions to comply with the HIPAA privacy regulations including the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Although we believe we are in substantial compliance, ongoing implementation and oversight of these measures involves significant time, effort and expense.

In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained, or transmitted by covered entities or their business associates. Although we have taken actions in an effort to be in compliance with these security regulations, a security incident that bypasses our information security systems causing an information security breach, loss of PHI, or other data subject to privacy laws or a material disruption of our operational systems could have a material adverse effect on our business, along with fines. Furthermore, ongoing implementation and oversight of these security measures involves significant time, effort and expense.

Further, HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured PHI that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured PHI constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. Breaches affecting 500 patients or more must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Furthermore, breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties but also to unauthorized internal access to or use of such PHI.

The scope of the privacy and security requirements under HIPAA was substantially expanded by HITECH, which also increased penalties for violations. Currently, violations of the HIPAA privacy, security and breach notification standards may result in civil penalties ranging from $100 to $50,000 per violation, subject to a cap of $1,500,000 in the aggregate for violations of the same standard in a single calendar year. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to “willful neglect” may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity’s compliance record.

State laws may impose more protective privacy restrictions related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. If we fail to comply with HIPAA, similar state laws or any new laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and substantial damage to our reputation.

States may also impose restrictions related to the confidentiality of personal information that is not considered PHI under HIPAA, including certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

HIPAA and HITECH also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility and payment information. Covered entities such as the Company and each of our centers are required to conform to such transaction set standards.

Employees

As of December 31, 2014, we had 111 full-time employees and 30 part-time employees. None of our employees works in our ancillary network business or is represented by a union. We believe our relationship with our employees to be good.

Description of Property

On October 29, 2014, ACSH Service Center, LLC, one of our wholly-owned subsidiaries, entered into a lease, commencing on November 1, 2014, with John Hancock Life Insurance Company (U.S.A.), a wholly-owned subsidiary of Manulife Financial Corporation, of a 9,748 square foot suite in The Proscenium building located at 1170 Peachtree Street in Atlanta, Georgia. Under the lease, the rent to be paid increases from $29.75 per square foot in year one to $33.65 per square foot in year six of the lease. In January 2015, we relocated our corporate office from Dallas, Texas to this new office space. The initial term of the lease is 66 months, unless terminated earlier or extended in accordance with the lease agreement. The lease may be terminated early by the landlord upon the occurrence of an event of default by us, including, but not limited to, the failure to pay rent when due and a breach under the lease agreement that is not cured by us within 30 days of notice from the landlord of such breach. Under the lease agreement, we have the right, upon written notice to the landlord at least nine months prior to the expiration of the initial term, to renew the term for an additional five years. The obligations under the lease agreement are guaranteed by the Company.

We currently operate ten urgent and primary care centers in the following locations:

Location	Number of Facilities
Alpharetta, Georgia	1
Decatur, Georgia	1
Hueytown, Alabama	1
Locust Grove, Georgia	1
Panama City, Florida	1
Panama City Beach, Florida	1
Rainbow City, Alabama	1
Springville, Alabama	1
Fairfax, Virginia	1
Gainesville, Virginia	1

Our centers range in size from approximately 2,500 to 6,000 square feet and are generally equipped with x-ray and laboratory equipment. All of our centers are leased under operating or capital leases for terms ranging from 1 to approximately 25 years, with options to renew from 0 to 10 years. We consider all of our centers to be well suited for our current requirements.

Legal Proceedings

From time to time, we may be involved in various legal proceedings arising out of our operations. We are not currently a party to any legal proceeding that, in our management’s opinion, could have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The table below sets forth the names, ages and positions, of the individuals who serve as our executive officers and directors as of the date of this prospectus.

Name	Age	Position with the Company
Richard W. Turner	67	Chief Executive Officer and Chairman of the Board of Directors
Anthony R. Levinson	57	Chief Financial Officer
James A. Honn	48	Chief Information Officer
M. Cornelia Outten	55	Vice President of Strategic Development
Adam S. Winger	33	General Counsel, Vice President of Acquisitions
Edward B. Berger(1)(2)(3)	85	Director
Geoffrey E. Harris	52	Director
Matthew P. Kinley(1)(2)(3)	47	Director
Mark C. Oman(1)(2)(3)	60	Director
John Pappajohn	86	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the governance and nominations committee

The following is a biographical summary of the experience of each of our executive offices and directors as of the date of this prospectus:

Richard W. Turner, Ph.D., has served as a director of the Company since June 2011, as Chairman of the Board of Directors since May 2013, and as Chief Executive Officer since June 2014. Dr. Turner served as the Chief Executive Officer and the Chairman of the Board of Directors of Conmed Healthcare Management, Inc., a public company providing healthcare services to county and municipal detention centers, from 2007 until 2012, when it merged with and into a wholly-owned subsidiary of Correct Care Solutions, LLC. Prior to consulting for Conmed’s predecessor in interest in May 2006, Dr. Turner served as President and Chief Executive Officer of EyeTel Imaging, Inc., from January 2004 to May 2006. Prior to January 2004, Dr. Turner served as President and Chief Executive Officer of BEI Medical Systems Company, Inc., a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific Corp. for approximately $95,000,000 in 2002. Since February 2013, Dr. Turner has been serving as a member of the Board of Directors of CNS Response, Inc., a publicly-traded company. Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his Ph.D. from Berne University. The Board of Directors selected Dr. Turner to serve as a director because of his leadership experience, having served as an executive officer to many companies in the healthcare and medical field.

Anthony R. Levinson, has served as our Chief Financial Officer since January 21, 2015. Prior to joining the Company, Mr. Levinson was a financial consultant assisting growth companies from March 2013 to December 2014. From 2005 to 2013, Mr. Levinson served as the Chief Financial Officer of Stratose, Inc. a healthcare cost containment company. From 1993 to 2005, Mr. Levinson served as the Chief Financial Officer and Chief Operating Officer of Automobile Protection Corporation, an administrator of vehicle service contracts and other automotive insurance products. Mr. Levinson started his career with PricewaterhouseCoopers where he spent 14 years working in the assurance and consulting practices. Mr. Levinson is a licensed Certified Public Accountant in the State of Georgia and holds Bachelor of Commerce and Accounting degrees from the University of the Witwatersrand, Johannesburg, South Africa.

James A. Honn has served as our Chief Information Officer since joining the Company in June 2013 and is primarily responsible for development and execution of the Company’s information technology strategy. Mr. Honn has over 25 years of information technology experience. Before joining the Company, Mr. Honn served as Senior Vice President and Chief Operating Officer for Logic Healthcare, a healthcare IT staffing and consulting firm, from December 2012 through April 2013. From February 2011 through December 2012,

Mr. Honn was Vice President of Management Consulting for maxiT Healthcare. From September, 2008 to February 2011, he was with CTGHS, where he provided operational and business development oversight to CTGHS’s Emerging Healthcare Markets and Strategic Sourcing business units. Mr. Honn earned a Bachelor of Science Degree in Management from National-Louis University and a Master of Science in Management from Southern Methodist University.

M. Cornelia Outten has served as our Vice President of Provider Development since joining the Company in February 2008 and was chosen to serve as our Vice President of Strategic Development beginning in October 2012. Prior to joining the Company, Ms. Outten served as Senior Vice President, Provider Networks for Interplan Health Group, a national healthcare management company. From 2002 to 2004, she was Executive Vice President and Chief Operating Officer of JBC Healthcare Partners, LLC, a regional PPO retiree medical program in San Diego, California. Ms. Outten has previously held healthcare management positions for hospital systems, including HCA Healthcare and Greenville Hospital System, and brings nearly 25 years healthcare industry experience to the Company. She graduated from Salem College with a Bachelor of Arts Degree in Sociology and Economics and earned a Masters in Health Administration, with a concentration on Fiscal Management, from Tulane University.

Adam S. Winger has served as our General Counsel and Vice President of Acquisitions since joining the Company in July 2014 and served as our Interim Chief Financial Officer from December 31, 2014 until January 21, 2015. Prior to joining the Company, from July 2010 to May 2014, Mr. Winger was an associate at Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., a full-service law firm. From August 2005 to May 2009, Mr. Winger was an associate at KPMG Forensic LLP, the forensic accounting division of KPMG LLC, an audit, tax and advisory firm. Mr. Winger, a licensed attorney and Certified Public Account (license currently inactive), graduated from the University of Texas with his Bachelor of Business Administration and Masters of Professional Accounting, earned his law degree from Georgia State College of Law, and later earned a Masters of Law (taxation) from New York University.

Edward B. Berger has served as a director of the Company since March 2006 and as Non-Executive Chairman or Executive Chairman of the Board from March 2007 until December 2008. Mr. Berger, for the past 28 years, has been President of Berger Equities, Inc., a real estate investment firm owned by Mr. Berger and his spouse. Mr. Berger served several years as an independent director on the board of ConMed Healthcare Management, Inc., a public company providing correctional facility healthcare services, and was chairman of its audit committee. In addition, Mr. Berger, has served on a number of other public company boards including Patient InfoSystems, Inc. (now CareGuide, Inc.), Healthcare Acquisition Corp. (now PharmaAthene, Inc.), and Card Systems Solutions, Inc. Mr. Berger has extensive experience in the healthcare industry, having served as past President and CEO of Palo Verde Hospital, past President and member of the Board of Trustees of Kino Community Hospital, and past member of the Long Range Planning Committee of Tucson Medical Center, all in Tucson, Arizona. Mr. Berger received a Juris Doctorate from New York Law School and a Master’s Degree in Education as well as a Bachelor of Arts Degree in History and English from the University of Arizona. Mr. Berger was an Adjunct Professor in Political Science at Pima Community College, recent past Chairman of the Desert Angels Inc., an Angel investing group, and retired as Chairman of the MBA Advisory Council, Eller Graduate School of Management, at the University of Arizona. The Board of Directors selected Mr. Berger to serve as a director because of his extensive experience in the healthcare industry and his service as chief executive officer for several companies. Mr. Berger provides critical insight into the areas of corporate governance.

Geoffrey E. Harris has served as a director of the Company since July 2014. Mr. Harris is the Managing Partner at C7 Advisors LLC, a money management and healthcare advisory firm, and has served in that capacity since June 2014. Mr. Harris was co-head of the healthcare investment banking group at Cantor Fitzgerald from October 2011 until April 2014, where he executed financing and M&A transactions for biotechnology, life sciences, healthcare services, data analytics, and medical device companies. Mr. Harris served in a similar role at Gleacher and Company from 2009 – 2011. Mr. Harris was a buy-side hedge fund analyst and portfolio manager for Jefferies Asset Management from 2007 – 2008 and for Sirios Capital Management from 2002 – 2007. Mr. Harris served as a sell-side healthcare research analyst at UBS from 1999 – 2002 and at Smith Barney from 1991 – 1999. A Charted Financial Analyst for 26 years, Mr. Harris received his MBA from the MIT Sloan School of Management. The Board of Directors selected Mr. Harris to serve as a director because of his transactional experience in the healthcare industry and his leadership experience.

Matthew P. Kinley has served as a director of the Company since December 2011. Since 1995, Mr. Kinley has served as Senior Vice President of Equity Dynamics, Inc., a financial consulting firm, and Pappajohn Capital Resources, a venture capital firm, both owned by our director and principal stockholder Mr. Pappajohn. Mr. Kinley has been involved in the financing and development of more than 40 companies with Mr. Pappajohn in the past 19 years. Mr. Kinley served as President and as a director of Healthcare Acquisition Corp. (AMEX: HAQ) from April 2005 through August 2007. From 1990 through 1995, Mr. Kinley was manager and held various positions at KPMG, LLP, working on tax, audit and merger and acquisition issues. Mr. Kinley received his B.A. in Business, with highest honors, from the University of Northern Iowa in May 1990. The Board of Directors selected Mr. Kinley to serve as a director because of his experience in finance and accounting.

Mark C. Oman has served as a director of the Company since May 2013. Mr. Oman retired from Wells Fargo & Company in December 2011, after serving it or its predecessors since 1979. At Wells Fargo Bank N.A., he held numerous positions, including senior executive vice president (home and consumer finance) from 2005 until his retirement and group executive vice president (home and consumer finance) from 2002 to 2005, with responsibility for multiple business units. Mr. Oman was a director at Wells Fargo Bank, N.A. from 2003 to August 2011. Mr. Oman also served as a director and the chief executive officer of Wachovia Preferred Funding Corp. from 2009 to 2011. Prior to joining Wells Fargo, Mr. Oman worked for Deloitte, Haskins & Sells. Mr. Oman received his B.A. in accounting, with highest honors, from the University of Northern Iowa. He is currently involved with several private ventures and, since March 2013, is a director and member of the Compensation Committee of First American Financial Corporation (NYSE: FAF). The Board of Directors selected Mr. Oman to serve as a director because of his extensive experience as a senior executive, and his deep knowledge of financial and accounting matters.

John Pappajohn has served as a director of the Company since November 2004. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director on the boards of the following public companies: Cancer Genetics, Inc. a company that provides diagnostic products and services to the cancer market, since November 2009; and CNS Response, Inc., a company who uses EEG-generated biomarkers for use in personalized medicine in psychiatry, since August 2009. Mr. Pappajohn was chosen to serve as a director of the Company because of his unparalleled experience serving as a director of more than 40 public companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industry for more than 40 years, and by founding and supporting several public healthcare companies.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

Information Concerning the Company’s Board of Directors

Director Independence

Our Board of Directors currently consists of six members. Our Board of Directors has determined that four of these members, Messrs. Berger, Kinley, Oman and Pappajohn, qualify as independent directors under NASDAQ Listing Rule 5605(a)(2). Messrs. Berger, Kinley, and Oman comprise the membership of our audit committee, compensation committee, and governance and nominations committee.

Board Committees

Our Board of Directors maintains three standing committees: audit committee, compensation committee, and governance and nominations committee.

All committees report on their activities to our Board of Directors and the members of the committees serve at the pleasure of the Board of Directors. Each committee has a written charter, approved by the Board of Directors, which describes the committee’s general authority and responsibilities. Each committee is to undertake an annual review of its charter and work with the Board of Directors to make such revisions as are considered appropriate.

Each committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work and each committee’s charter is available on our website at http://www.americancaresource.com/under “Investors — Corporate Governance.”

Audit Committee

Our audit committee is comprised of Messrs. Berger, Kinley and Oman, each of whom meets the independence requirements of the NASDAQ Listing Rules, the criteria for independence under Rule 10A-3(b)(1) under the Exchange Act has not participated in the preparation of our or our subsidiaries’ financial statements during the past three years and is able to read and understand fundamental financial statements. Mr. Oman serves as an audit committee financial expert.

Under its charter, the audit committee’s responsibilities include:

•	appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent Auditors,
•	setting the compensation of the independent Auditors;
•	reviewing and discussing with our management and our independent Auditors our audited consolidated financial statements and considering whether the committee will recommend to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K;
•	discussing generally the types of information to be disclosed in our earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others;
•	reviewing with our management and our independent Auditors our quarterly financial statements, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”
•	discussing with the independent Auditors the adequacy and effectiveness of the accounting and financial controls of the Company, and considering any recommendations for improvement of such internal controls and procedures;
•	establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;
•	reviewing and approving all “related party transactions” on an ongoing basis; and
•	preparing an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Compensation Committee

Our compensation committee is also comprised of Messrs. Berger, Kinley and Oman. Under its charter, the Compensation Committee’s responsibilities include:

•	evaluation of the performance of our Chief Executive Officer and making recommendations to the Board of Directors or determining his compensation;
•	review and make recommendations to the Board of Directors or approval of the compensation of our executive officers and employment contracts for executive officers;

•	if requested by the Board of Directors, review and approve of all grants and awards under our equity-based compensation plans; and
•	review and approval of changes to the Company’s health and welfare plans that involve a material change in costs or benefit levels.

Governance and Nominations Committee

Our governance and nominations committee is also comprised of Messrs. Berger, Kinley and Oman. Under its Charter, the governance and nominations committee’s responsibilities include:

•	recommending to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board of Directors;
•	reviewing with the Board of Directors, on a periodic basis, the requisite skills and criteria for board candidates and the composition of the Board of Directors as a whole;
•	retaining, as it determines necessary, search firms to assist in identifying board candidates, approving the terms of the search firm’s engagement, and causing the Company to pay the engaged search firm’s engagement fee;
•	recommending to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors;
•	overseeing an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively; and
•	presenting an annual report to the Board of Directors on succession planning, including transitional leadership of the Board of Directors in the event of unplanned vacancies.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and footnotes set forth information, for the fiscal years ended December 31, 2014 and 2013, concerning the compensation awarded to, earned by or paid to: (i) all individuals serving as our principal executive officer or acting in a similar capacity during the fiscal year ended December 31, 2014, and (ii) the two most highly compensated executive officers, other than the principal executive officer, who received compensation in excess of $100,000 during the fiscal year ended December 31, 2014 and were serving as executive officers at December 31, 2014 (collectively referred to as the “Named Executive Officers” in this prospectus).

Name and Principal Position	Year	Salary(1) ($)	Option Award(2) ($)	Stock Award(2) ($)	All Other Compensation ($)		Total ($)
Richard W. Turner Chief Executive Officer	2014	$158,500	$864,526	$95,000	$95,942	(3)	$1,179,068
	2013	—	—	—	—		—
Matthew D. Thompson Former Chief Financial Officer	2014	$233,248	$12,296	$17,450	$10,287		$273,281
	2013	$220,000	$20,681	$398	$9,474		$250,553
M. Cornelia Outten Vice President of Strategic Development	2014	$196,067	$12,296	—	$7,420		$215,783
	2013	$195,700	$35,349	$1,098	$8,350		$240,497
James A. Honn Chief Information Officer	2014	$183,333	$29,419	—	$2,445		$215,197
	2013	$112,500	—	—	—		$122,500

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the Company’s 401(k) Profit Sharing Plan.
(2)	The amount reflected in the table represents grant date fair value of equity incentive awards granted and calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R), or ASC 718. For additional information on the valuation assumptions refer to Note 8, “Stock Based Compensation” of the American CareSource Holdings’ financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. This fair value does not represent cash received by the executive in the year reported, but potential earnings contingent on the Company’s future performance. Stock option and RSU grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. The options granted to the executive officers in 2014 vest over a five-year period, have exercise prices ranging from $1.80 and $2.88, are subject to customary anti-dilution adjustments and expire in 2024.
(3)	Includes director fees earned by Dr. Turner in 2014 prior to his being chosen by our Board of Directors to serve as our Chief Executive Officer of $56,667 and 10,000 RSUs having an aggregate grant date fair value of $34,900 calculated in accordance with ASC 718. See “Executive Compensation — Director Compensation” for more information about these RSUs.

Outstanding Equity Awards at December 31, 2014

The following table sets forth certain information relating to equity awards outstanding on December 31, 2014 for each executive officer listed in the Summary Compensation Table. The table does not give effect to awards made after December 31, 2014.

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of units of stock that have not vested	Market Value of units of stock that have not vested ($)
Richard W. Turner	2,145	1,188	(1)	$1.83	9/26/2021	—	—
	79,167	20,833	(2)	$1.99	5/30/2023	—	—
	—	—		—	—	2,083	$6,041
	—	350,000	(3)	$1.90	4/28/2024	—	—
	—	—		—	—	38,892	$112,787
Matthew D. Thompson(4)	16,666	—		$12.60	5/5/2018	—	—
	21,332	5,334	(4)	$6.12	4/9/2020	—	—
	7,500	7,500	(4)	$1.43	12/31/2022	—	—
	3,446	13,784	(4)	$1.75	9/12/2023	—	—
	—	10,000	(4)	$1.80	1/14/2024	—	—
	—	—		—	—	5,000	$14,500
M. Cornelia Outten	45,000	—		$8.04	2/12/2018	—	—
	15,000	—		$9.87	3/26/2018	—	—
	22,664	5,669	(6)	$6.12	4/9/2020	—	—
	7,500	7,500	(5)	$1.43	12/31/2022	—	—
	5,890	23,560	(7)	$1.75	9/12/2023	—	—
	—	10,000	(8)	$1.80	1/14/2024	—	—
James A. Honn	3,400	13,600	(9)	$1.94	6/3/2023	—	—
	—	10,000	(10)	$1.80	1/14/2024	—	—
	—	10,000	(11)	$2.88	11/5/2024	—	—

(1)	These options vest in equal monthly installments over the 21 months beginning January 2015.
(2)	These options vest in equal monthly installments over the five months beginning January 2015.
(3)	One-fifth of these options vest on April 28, 2015, and the remaining four-fifths vest in equal monthly installments over the following 48 months.
(4)	As of December 31, 2014, Mr. Thompson resigned and entered into a consulting agreement. If he or the Company cancels his consulting agreement, all unvested options and RSUs immediately vest and become exercisable.
(5)	One-half of these options vest on each of December 31, 2015 and 2016.
(6)	These options vest on April 9, 2015.
(7)	These options vest in equal annual installments beginning September 12, 2015.
(8)	These options vest in equal annual installments beginning January 14, 2015.
(9)	These options vest in equal annual installments beginning June 3, 2015.
(10)	These options vest in equal annual installments beginning January 14, 2015.
(11)	One-fifth of these options vest on November 5, 2015, and the remaining four-fifths vest in equal monthly installments over the following 48 months.

Employment Agreements

Richard W. Turner

We are a party to an employment agreement dated April 28, 2014 with Richard W. Turner, our current Chief Executive Officer, which has an initial one-year term with automatic one-year renewal periods. Dr. Turner was chosen by our Board of Directors to serve as our Chief Executive Officer on June 3, 2014. Dr. Turner’s annual salary is fixed at $300,000, or such greater amount as determined by our Board of Directors. Under the terms of his employment agreement, Dr. Turner is eligible to receive awards under our 2009 Equity Incentive Plan. In accordance with his employment agreement, on April 28, 2014, Dr. Turner was granted an incentive stock option to purchase 350,000 shares of our common stock and was awarded 50,000 RSUs. Dr. Turner is also eligible to participate in all employee benefit plans from time to time in effect for either the Company’s other senior executives or the Company’s personnel generally. The employment agreement also provides that Dr. Turner will be reimbursed by the Company for all reasonable expenses including the cost of travel for business and travel between the Company’s office and Dr. Turner’s residences, as well as certain technology use and business meals and entertainment expenses incurred by Dr. Turner in the furtherance of the Company’s business.

The employment agreement also provides that in the event of a “Change of Control” of the Company, he will be entitled to a lump sum equal to the sum of his then base compensation plus an amount equal to the prior year bonus, as well as health insurance benefits for a total of 12 months following such event. In addition, in the event of any termination, Dr. Turner will be entitled to receive from the Company: (i) any base salary earned but not paid through the date of termination; (ii) bonuses earned as previously communicated by the Company; (iii) any amounts owing for reimbursement of expenses properly incurred by Dr. Turner prior to the date of termination and which are reimbursable in accordance with the employment agreement; and (iv) health insurance benefits for six months following the termination. In the event that Dr. Turner’s employment is terminated other than for cause, Dr. Turner or his estate, as applicable, will be entitled to continued pay at his then base compensation for a period of six months after such termination. The employment agreement provides that Dr. Turner is subject to covenants not to compete and not to solicit customers or employees for the 12 months immediately following his termination for any reason.

Dr. Turner is eligible annually for a bonus in an amount to be determined by our Board of Directors. The amount of the bonus shall be determined by our Board of Directors in its discretion, based on its reasonable assessment of Dr. Turner’s performance and our performance.

Matthew D. Thompson

We were a party to an employment agreement dated April 15, 2011 with Matthew D. Thompson, our former Chief Financial Officer, which had an initial term of one year with automatic one-year renewal periods. Mr. Thompson’s employment with the Company terminated effective December 31, 2014, at which time his annual salary was fixed at $220,000. The employment agreement provided that Mr. Thompson would be eligible for a bonus to be determined by the Board of Directors in its sole discretion and to participate in our standard benefits package. The employment agreement also provided that in the event that Mr. Thompson was terminated within 12 months of a “Change of Control” of the Company without “cause” or Mr. Thompson left the Company for “good reason” within twelve (12) months of a “Change of Control” of the Company, he would be entitled to receive, immediately upon such termination or resignation (i) a lump sum payment equal to six months’ salary; (ii) a pro rata bonus earned for the then-current year; and (iii) immediate vesting of 100% of his stock options. In addition, if Mr. Thompson was terminated without cause or he left the Company for good reason, he would be entitled to (i) severance in an amount equal to six months’ salary to be paid in one lump sum immediately upon termination or resignation; (ii) a pro rata bonus earned for the then-current year; and (iii) all of the benefits that the Company customarily provides to our employees for a period of six months following such termination or resignation. The employment agreement also provided that Mr. Thompson could not, directly or indirectly, in any capacity, provide services to any person or entity which competes with us, unless he obtains our prior written consent, for a period of (i) 12 months if he was terminated for cause or he left the Company without good reason; or (ii) six months if he was terminated without cause or he left the Company for good reason.

In connection with Mr. Thompson’s resignation, we entered into a consulting services agreement, or consulting agreement, with Mr. Thompson, dated December 23, 2014, pursuant to which Mr. Thompson will provide certain services to us under a statement of work. The consulting agreement provides for hourly compensation to Mr. Thompson as well as for certain rights relating to existing stock options and other equity incentives previously granted to Mr. Thompson. The consulting agreement may be terminated by either party (i) upon 20 days written notice, (ii) immediately upon a material breach by the other party if such breach is not cured within 10 days, (iii) upon the occurrence of certain insolvency or bankruptcy events, or (iv) on the date we file our Annual Report on Form 10-K.

M. Cornelia Outten

We are a party to an employment letter dated January 29, 2008, with our Vice President of Provider Development, M. Cornelia Outten. Ms. Outten’s current annual salary is fixed at $195,700. She is eligible for bonuses of up to 50% of her annual salary based on the achievement of goals approved by the Board of Directors and to participate in our standard benefit package. Ms. Outten received a grant of 45,000 stock options in connection with the commencement of her employment with the Company, with an exercise price of $8.04 per share, which options have vested but have not been exercised and will expire on February 12, 2018 if not exercised prior to such date.

James A. Honn

We are party to an employment letter dated April 23, 2013, with our Chief Information Officer, James A. Honn. Mr. Honn’s current annual salary is fixed at $200,000. He is eligible to participate in the Company’s stock option plan and was granted 17,000 stock options in connection with the commencement of his employment with the Company. Mr. Honn is also eligible to participate in our standard benefit package.

Benefit Plans

2005 Stock Option Plan

We maintain the American CareSource Holdings, Inc. 2005 Amended and Restated Stock Option Plan, or the 2005 Stock Option Plan, which permits the granting of stock options to our key employees, consultants, advisors and directors.

Purpose

The purpose of our 2005 Stock Option Plan is to enable us to attract, retain, motivate and provide additional incentive to our directors, officers, employees, consultants and advisors by enabling them to participate in our long-term growth through stock ownership.

Administration

Our 2005 Stock Option Plan is to be administered by our Board of Directors, or our compensation committee if administrative power is delegated to it. Subject to the terms of the 2005 Stock Option Plan, our Board of Directors, or our compensation committee if administrative power is delegated to it, has the power and discretion to grant options; to determine the individuals to whom and the time or times at which options may be granted; to determine the terms and conditions of options granted under the 2005 Stock Option Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the 2005 Stock Option Plan; to interpret the provisions of the 2005 Stock Option Plan; and to decide all disputes arising in connection with the 2005 Stock Option Plan.

Eligibility

The 2005 Stock Option Plan provides that our key employees, consultants, advisors and directors are eligible to participate in the 2005 Stock Option Plan.

Shares Subject to the 2005 Stock Option Plan

Our 2005 Stock Option Plan provides that the total number of shares of common stock that may be issued under the 2005 Stock Option Plan is 1,249,776 shares.

In the event that our Board of Directors, or our compensation committee if administrative power is delegated to it, determines that any stock dividend, extraordinary cash dividend, creation of any class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, stock split, spin-off, combination, exchange of shares, warrants or rights offering to purchase our common stock substantially below fair market value, or other similar transaction affects our common stock such that an adjustment is required in order to preserve the benefits or potential benefits to participants, the compensation committee has the right to adjust equitably the number of shares in respect of which options may be granted, the number and kind of shares subject to outstanding options and the exercise price of outstanding options. In such a case, the compensation committee may make provision for a cash payment with respect to any outstanding options.

Stock Options

Our Board of Directors, or our compensation committee if administrative power is delegated to it, is authorized to grant incentive stock options, or ISOs, and non-qualified stock options. The terms and conditions of ISOs granted under the 2005 Stock Option Plan are subject to Section 422 of the Internal Revenue Code, or Code. The option price per share for common stock that may be purchased under the ISO cannot be less than the fair market value of our common stock on the grant date, and if the grantee owns more than 10% of the combined voting power of all classes of our stock or any parent or subsidiary, the option price cannot be less than 110% of the fair market value of our common stock on the grant date. ISOs must be exercised within 10 years of the grant date, except that if the participant owns more than 10% of the combined voting power of all classes of our stock or any parent or subsidiary, the option cannot be exercised more than five years after the grant date. The option price for non-qualified options is determined by our Board of Directors, or our compensation committee if administrative power is delegated to it, and can be less than, equal to or greater than the fair market value of our common stock on the grant date. Non-qualified options cannot be exercised more than 10 years after the grant date. Options may be exercised by the payment of cash, our common stock, other securities of the Company, or other property or by cashless exercise, as determined by the compensation committee. Options are not transferrable except by will or by the laws of descent and distribution.

Amendment and Termination

The Board may amend, suspend or terminate the 2005 Stock Option Plan; provided that no amendment will become effective without stockholder approval if such approval is necessary to comply with applicable tax law or regulatory requirements. No options may be granted under the 2005 Stock Option Plan after May 16, 2015, but then-outstanding options may be exercised in accordance with their terms after that date.

2009 Equity Incentive Plan

We maintain The American CareSource Holdings, Inc. 2009 Equity Incentive Plan, or the 2009 Equity Incentive Plan, which permits the granting of equity awards to our and our affiliates’ employees, officers and consultants. In addition, the 2009 Equity Incentive Plan permits our non-employee directors who receive cash fees for service on our Board of Directors or a committee of the Board of Directors to elect to have all or a portion of those cash fees paid in the form of options or, under certain Board-approved procedures, shares of our common stock or deferred stock.

Purpose

The purpose of our 2009 Equity Incentive Plan is to allow selected employees and officers of and consultants to the Company and our affiliates to acquire and increase equity ownership in the Company, thereby strengthening their commitment to our success, to assist us in attracting and retaining employees, officers and consultants, to optimize our profitability and growth through incentives which are consistent with our goals, to provide an incentive for excellence in individual performance, to promote teamwork among our employees, officers, consultants and non-employee directors, and to attract and retain highly-qualified non-employee directors.

Administration

Our 2009 Equity Incentive Plan provides that it is to be administered by a committee appointed by our Board of Directors, or by our Board of Directors or our compensation committee. Subject to the terms of the 2009 Equity Incentive Plan, the Board of Directors the designated committee has full power and discretion to select those persons to whom awards will be granted, other than awards to non-employee directors; to determine the amounts and terms of awards; to change and determine the terms of any award agreement, including but not limited to the term and the vesting schedule; to determine and change the conditions, restrictions and performance criteria relating to any award; to determine the settlement, cancellation, forfeiture, exchange or surrender of any award; to make adjustments in the terms and conditions of awards including, but not limited to, changing the exercise price of any award; to construe and interpret the 2009 Equity Incentive Plan and any award agreement; to establish, amend and revoke rules and regulations for the administration of the 2009 Equity Incentive Plan; to make all determinations deemed necessary or advisable for administration of the 2009 Equity Incentive Plan; and to exercise any powers and perform any acts it deems necessary or advisable to administer the 2009 Equity Incentive Plan.

Eligibility

The 2009 Equity Incentive Plan provides for awards to our and our affiliates’ employees, potential employees, officers and consultants. The 2009 Equity Incentive Plan also allows non-employee directors to elect to receive all or any portion of their cash directors fees in the form of stock options and provides that the Board of Directors may implement procedures to allow non-employee directors to elect to receive all or a portion of their cash directors fees in the form of common stock or deferred stock.

Shares Subject to the 2009 Equity Incentive Plan

Our 2009 Equity Incentive Plan provides that the total number of shares of common stock that may be issued under the 2009 Equity Incentive Plan is 2,000,000 shares. The 2009 Equity Incentive Plan also provides that awards may not be granted to any individual in any calendar year for an aggregate number of shares of common stock in excess of 850,000 shares. In addition, the maximum potential value of any award that may be granted to our Chief Executive Officer or any of our other four highest compensated officers in any calendar year which may settled in cash or property other than common stock may not exceed $5,000,000.

Stock delivered to settle awards made under the 2009 Equity Incentive Plan may be authorized and unissued shares or treasury shares. If any shares subject to any award granted under the 2009 Equity Incentive Plan are forfeited or payment is made in a form other than shares or the award otherwise terminates without payment being made, the shares subject to such awards will again be available for issuance under the 2009 Equity Incentive Plan. In addition, shares withheld or surrendered in payment of the exercise price for stock options or withheld for taxes upon the exercise or settlement of an award will be available for issuance under the 2009 Equity Incentive Plan.

If a dividend or other distribution, recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme or arrangement, split-up, spin-off or combination, or similar transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of grantees, the compensation committee will make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with awards, whether or not then outstanding, and the exercise price or grant price relating to an award.

Stock Options and SARs

The Board of Directors or the designated committee is authorized to grant stock options, including ISOs, nonqualified stock options, and SARs. A stock option allows a grantee to purchase a specified number of shares at a predetermined price during a fixed period measured from the date of grant. An SAR entitles the grantee to receive the excess of the fair market value of a share on the date of exercise over the grant price of the SAR. The purchase price per share of stock subject to a stock option and the grant price of an SAR are determined by the compensation committee and set forth in the award agreement. The purchase price per share under any option cannot be less than the fair market value of our common stock on the grant date, and if the grantee owns more than 10% of the combined voting power of all classes of our stock or any subsidiary of the Company, the purchase price under an ISO may not be less than 110% of the fair market value of our common stock on the date of the grant. The term of each option or SAR is determined by the Board of Directors or the designated committee and set forth in the award agreement, except that the term of ISOs and SARs granted in tandem with ISOs may not exceed ten years or five years if the grantee owns more than 10% of the combined voting power of all classes of our stock or any subsidiary of the Company. Such awards are exercisable in whole or in part at such time or times as determined by the Board of Directors or the designated committee and set forth in the award agreement. Options may be exercised by payment of the purchase price in cash, stock or other outstanding awards, or may be exercised on a cashless basis, or as the compensation committee determines. Methods of exercise and settlement and other terms of the SARs will be determined by the compensation committee.

Restricted Stock

The Board of Directors or the designated committee may award restricted stock consisting of shares which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the compensation committee lapse. A grantee receiving restricted stock will have all of the rights of a stockholder of our Company, including the right to vote the shares and the right to receive any dividends, except as otherwise provided in the award agreement. Upon the grantee’s termination of affiliation with the Company and all of our affiliates during the restriction period, restricted stock will be forfeited, subject to such exceptions, if any, as are provided in the award agreement or any other agreement with the grantee.

Deferred Stock

The Board of Directors or the designated committee may also make deferred stock awards, generally consisting of a right to receive shares at the end of specified deferral periods. Awards of deferred stock may be subject to a risk of forfeiture as provided in the award agreement. If the grantee’s affiliation with the Company and our affiliates is terminated before the forfeiture restrictions have lapsed, the grantee’s right to the deferred stock will be forfeited, subject to such exceptions, if any, as are provided in the award agreement or any other agreement with the grantee. We will deliver shares of common stock to the grantee in settlement of vested deferred stock on the earlier of the date specified in the award agreement or upon the occurrence of a distribution event, if any, specified in the award agreement. Deferred stock awards carry no voting or other rights associated with stock ownership. Except as otherwise provided in the award agreement, grantees will receive dividend equivalents with respect to deferred stock, which will be deemed to be reinvested in additional shares of deferred stock.

Dividend Equivalents

The Board of Directors or the designated committee is authorized to grant dividend equivalents which provide a grantee the right to receive a payment in an amount equal to the dividends on a specified number of shares of our common stock. Dividend equivalents may be paid directly to grantees or may be deferred for later delivery under the 2009 Equity Incentive Plan.

Performance Units

The Board of Directors or the designated committee may grant performance units, which entitle a grantee to cash or shares of our common stock conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the compensation committee and reflected in the award agreement. The initial value of a performance unit will be determined by the compensation committee at the time of grant. The Board of Directors or the designated committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement. It is expected that the performance measures for performance units will generally be selected from among those listed in the 2009 Equity Incentive Plan.

Performance Shares

The Board of Directors or the designated committee may grant performance shares, which entitle a grantee to a certain number of shares of our common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Board of Directors or the designated committee and reflected in the award agreement. The Board of Directors or the designated committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement. It is expected that the performance measures for performance shares will generally be selected from among those listed in the 2009 Equity Incentive Plan.

Other Stock-Based Awards

In order to enable us to respond to material tax, legislative and regulatory developments and to trends in executive compensation practices, the 2009 Equity Incentive Plan authorizes the Board of Directors or the designated committee to grant awards that are valued in whole or in part by reference to or otherwise based on our securities. The Board of Directors or the designated committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Non-Employee Director Awards

A non-employee director may elect to have all or part of his or her cash fees earned in his or her capacity as a non-employee director paid in the form of stock options. The number of shares subject to these options will be determined in such manner that the options will have an economic value, determined by Black-Scholes or similar option pricing model, equal to the amount of the cash fees the non-employee director elects to convert into the options. The purchase price per share under these stock options will equal the fair market value of a share of common stock on the grant date. The options will be fully vested and exercisable at all times throughout the term of the option. The option term will be determined by the Board of Directors and uniformly applied to all options granted to non-employee directors on the same date but may not exceed the earlier of (i) ten years from the date of grant and (ii) five years after the date the non-employee director ceases to serve as a non-employee director.

In addition, the Board of Directors may adopt procedures under the 2009 Equity Incentive Plan to allow each non-employee director to receive all or part of his or her cash fees in the form of shares of common stock, valued at their fair market value on the date the fees would otherwise have been payable in cash. The Board of Directors may also adopt procedures to allow non-employee directors to elect, before the fees are otherwise payable, to defer until such later date selected by the director the receipt of such shares. Dividends that would have been paid on deferred stock may be deferred or paid in cash, as elected by the non-employee director. All deferred stock will be nonforfeitable.

Performance-Based Awards

The Board of Directors or the designated committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria set forth in the 2009 Equity Incentive Plan, as a condition of awards being granted or becoming exercisable or payable under the 2009 Equity Incentive Plan, or as a condition to accelerating the timing of such events.

The Board of Directors or the designated committee has the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that awards which the Board of Directors or the designated committee intends to qualify for the performance-based exception to the tax deduction limitations under Code Section 162(m) may not be adjusted upward unless the Board of Directors or the designated committee intends to amend the award to no longer qualify for the performance-based exception.

Payment of Awards

Awards may be settled in cash, stock, other awards or other property, in the discretion of the compensation committee. The 2009 Equity Incentive Plan authorizes the Board of Directors or the designated committee to place shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2009 Equity Incentive Plan. The Board of Directors or the designated committee may condition the payment of an award on the withholding of taxes and may provide that a portion of the stock or other property to be distributed will be withheld to satisfy such tax obligations.

Change in Control

In the event of a change in control of the Company, as defined in the 2009 Equity Incentive Plan, all awards will be fully vested, unless the compensation committee provides otherwise when granting an award.

Amendment and Termination

The 2009 Equity Incentive Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any exchange on which our common stock is then listed. However, no amendment or termination of the 2009 Equity Incentive Plan may materially and adversely affect the right of a grantee under any award granted under the 2009 Equity Incentive Plan.

Unless earlier terminated by the Board of Directors, the 2009 Equity Incentive Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on March 10, 2019 with respect to the initial 500,000 shares authorized under the 2009 Equity Incentive Plan and on April 28, 2024 with respect to the additional 1,500,000 authorized by the amendment of the 2009 Equity Incentive Plan. However, the terms of the 2009 Equity Incentive Plan shall continue to apply to any awards made prior to the termination until we have no further obligation with respect to any award granted under the 2009 Equity Incentive Plan.

401(k) Profit Sharing Plan

Since August 1, 2007, we have offered a 401(k) Profit Sharing Plan to our employees. All full-time, permanent employees are eligible to participate in the 401(k) Profit Sharing Plan. During the year ended December 31, 2013, the Company contributed approximately $98,000 to the 401(k) Profit Sharing Plan. Our executive officers are eligible to participate in the 401(k) Profit Sharing Plan on the same basis as our other employees. Since 2009, we have matched 100% of the first 1% and 50% of the next 5% of salary contributed by each employee.

Director Compensation

The following table sets forth the cash and non-cash compensation of our non-employee directors for year ended December 31, 2014. In the paragraph following the table and footnotes, we describe our standard compensation arrangement for service on the Board of Directors and committees of our Board of Directors.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Geoffrey E. Harris(3)	$—	$34,800	$34,800
Matthew P. Kinley(4)	—	$34,900	$34,900
John Pappajohn(5)	—	$34,900	$34,900
Edward B. Berger(6)	—	$34,900	$34,900
Mark C. Oman(7)	$5,000	$34,900	$39,900

(1)	Compensation for Dr. Turner, the Chairman of our Board of Directors and our Chief Executive Officer, for his service as a director for the year ended December 31, 2014 is included in the Summary Compensation Table.
(2)	Represents the aggregate grant date fair value awarded in 2014 and calculated in accordance with ASC 718.
(3)	The aggregate number of RSUs outstanding at December 31, 2014 for Mr. Harris is 10,000.
(4)	The aggregate number of options and RSUs outstanding at December 31, 2014 for Mr. Kinley is 12,705 and 20,000, respectively.
(5)	The aggregate number of options and RSUs outstanding at December 31, 2014 for Mr. Pappajohn is 27,077 and 20,220, respectively.
(6)	The aggregate number of options and RSUs outstanding at December 31, 2014 for Mr. Berger is 103,332 and 20,220, respectively.
(7)	The aggregate number of RSUs outstanding at December 31, 2014 for Mr. Oman is 20,000.

Our director compensation program was adopted in 2013 and provides that each of our directors is to be awarded 10,000 RSUs upon initial election to our Board of Directors and on the date of each annual meeting of stockholders and the Chairman of our Audit Committee is to receive an annual cash retainer in the amount of $5,000. When adopted, the program also provided for an annual cash fee of $170,000 for our Chairman of the Board, who was not serving as our Chief Executive Officer. Pursuant to that program, on June 3, 2014 each of our directors was awarded 10,000 RSUs and the Chairman of our Audit Committee was paid $5,000 in 2014. Our Chairman of the Board was chosen as our Chief Executive officer on June 3, 2014, at which time his annual cash fee for serving as Chairman of the Board was discontinued. When this program was adopted, the RSUs were to be awarded, and our common stock to be issued upon vesting of the RSUs was to be issued, under our 2009 Equity Incentive Plan. However, we determined in the latter half of 2014 that awarding RSUs to our directors and issuing our common stock upon vesting would not be in compliance with our 2009 Equity Incentive Plan. Because of such noncompliance, issuance of our common stock upon vesting of the RSUs has not been approved by our stockholders and, accordingly, would not be in compliance with the NASDAQ Listing Rules. Our Board of Directors has determined that no shares will be issued upon vesting of the RSUs awarded in 2014 or the RSUs awarded under that program in 2013, and no additional shares issued upon vesting of RSUs awarded in 2009 under a prior director compensation program, unless such awards are ratified and approved by stockholders and our 2009 Equity Incentive Plan is amended to permit the award of RSUs to directors. The Board of Directors has also determined that no additional awards of RSUs will be made to our directors unless our 2009 Equity Incentive Plan is amended to permit such awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following is a description of transactions since January 1, 2014, to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our executive officers, directors, and principal stockholders, including their immediate family members, had or will have a direct or indirect material interest.

Debt Guarantees

On July 30, 2014, we entered into a credit agreement with Wells Fargo Bank, National Association providing for a $5,000,000 working capital revolving line of credit, which we refer to as our July 2014 credit agreement. All borrowings under the July 2014 credit agreement are due and payable on June 1, 2016. The obligations under the July 2014 credit agreement and the related credit note are secured by all of our assets and all of the assets of our subsidiaries. Borrowings under the July 2014 credit agreement are also secured by guarantees provided by the following officers and directors of the Company: Messrs. Pappajohn, Oman, Kinley, Turner and Thompson, who served as our Chief Financial Officer until December 31, 2014. We and those officers and directors have entered into an inter-creditor agreement in order to set forth the parties’ respective rights and obligations in the event of a default under the July 2014 credit agreement. In addition, Messrs. Turner and Thompson were required to provide additional collateral securing their obligations under the July 2014 credit agreement.

On July 30, 2014, we issued to the officers and directors who guaranteed the indebtedness pursuant to the July 2014 credit agreement warrants to purchase an aggregate of 680,000 shares of our common stock at $3.15 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019.

The table below sets forth the amount guaranteed by each guarantor and the number of warrants each received in connection with the guarantees entered into in connection with the July 2014 credit agreement.

Guarantor[3]	Guaranty Amount ($)	Warrants (#)
John Pappajohn	$2,750,000	440,000
Mark C. Oman	$1,000,000	160,000
Matthew P. Kinley	$250,000	40,000
Richard W. Turner	$150,000	24,000
Matthew D. Thompson	$100,000	16,000

On December 4, 2014, we entered into a credit agreement with Wells Fargo Bank, National Association providing for a $6,000,000 working capital revolving line of credit, which we refer to as our December 2014 credit agreement, and together with the July 2014 credit agreement, our credit agreements. All borrowings under the December 2014 credit agreement are due and payable on June 1, 2016. The obligations under the December 2014 credit agreement and the related credit note are secured by all of our assets and all of the assets of our subsidiaries. Borrowings under the December 2014 credit agreement are also secured by guarantees provided by the following directors of the Company: Messrs. Pappajohn and Oman. We and those directors have entered into an inter-creditor agreement in order to set forth the parties’ respective rights and obligations in the event of a default under the December 2014 credit agreement.

On December 4, 2014, we issued to the directors who guaranteed the indebtedness pursuant to the December 2014 credit agreement warrants to purchase an aggregate of 800,000 shares of our common stock at $2.71 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019.

[3]	Two stockholders of the Company who are not officers or directors guaranteed an aggregate of $750,000 of indebtedness under the July 2014 credit agreement and received warrants to purchase an aggregate of 120,000 shares of our common stock.

The table below sets forth the amount guaranteed by each director guarantor and the number of warrants each received in connection with the guarantees entered into in connection with the December 2014 credit agreement.

Guarantor[4]	Guaranty Amount ($)	Warrants (#)
John Pappajohn	$3,000,000	480,000
Mark C. Oman	$2,000,000	320,000

May 2014 Private Placement

On May 5, 2014, we closed a private placement offering of 1,000,000 shares of our common stock at a purchase price of $2.00 per share, for an aggregate purchase price of $2,000,000. The investors in the offering included Messrs. Pappajohn, Oman and Kinley, each of whom is a director, as well as certain other non-affiliated investors. Mr. Pappajohn purchased 575,000 shares of our common stock for an aggregate purchase price of $1,150,000, Mr. Oman purchased 100,000 shares of our common stock for an aggregate purchase price of $200,000, and Mr. Kinley purchased 75,000 shares of our common stock for an aggregate purchase price of $150,000.

Equity Dynamics

On January 10, 2014, we entered into an arrangement with Equity Dynamics, Inc. for monthly strategic consulting services, including acquisition activities and the securing of debt financing. As part of the arrangement, we pay Equity Dynamics, Inc. a monthly fee of $10,000 for performance of such consulting services. Equity Dynamics, Inc. is a company owned by Mr. Pappajohn and served by Mr. Kinley, both of whom are directors.

Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business, or is in competition, with us unless prior specific written approval has been granted by our Board of Directors.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. See “Part II — Item 14. Indemnification of Directors and Officers.”

[4]	One individual, who is not an officer, director or stockholder guaranteed an aggregate of $1,000,000 of indebtedness under the December 2014 credit agreement and received warrants to purchase an aggregate of 160,000 shares of our common stock.

PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding the beneficial ownership of our common stock as of December 31, 2014 by (i) the only persons known by us to own beneficially more than 5% of our common stock; (ii) each of our directors and named executive officers; and (iii) all of our executive officers and directors as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated in the applicable footnotes, subject to community property laws where applicable.

Unless otherwise noted, the business address of all the individuals and entities named in this table is c/o American CareSource Holdings, Inc., 1170 Peachtree Street, Suite 2350, Atlanta, Georgia 30309.

			Percentage of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Before Offering(1)	After Offering
5% Stockholders
Principal Life Insurance Company	563,688	(2)	8.4%		%
Named Executive Officers and Directors
John Pappajohn	3,244,079	(3)	42.3%	%
Edward B. Berger	139,319	(4)	2.0%	%
M. Cornelia Outten	112,908	(5)	1.7%	%
Mark C. Oman	650,000	(6)	9.0%	%
Matthew P. Kinley	183,474	(7)	2.7%	%
Richard W. Turner	123,475	(8)	1.8%	%
Matthew D. Thompson	75,928	(9)	1.1%	%
James A. Honn	5,400	(10)	*	%
Geoffrey E. Harris	0		*	%
All directors and executive officers as a group (10 persons)	4,537,333		52.8%	%

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Based on 6,714,431 shares of common stock outstanding on December 31, 2014, plus shares that can be acquired through the exercise of options or warrants or conversion of RSUs within 60 days thereafter by the specified individual or group.
(2)	All information regarding Principal Life Insurance Company, or PLIC, is based on information disclosed in a Statement on Schedule 13G filed with the SEC on January 30, 2013. PLIC’s Schedule 13G states that, by virtue of its ultimate ownership and control of PLIC, Principal Financial Group, Inc., or PFG, may be deemed to be the indirect beneficial owner of such shares within the meaning of Rule 13d-3(a) under the Exchange Act. As such, voting and investment power over the shares listed above is shared between PLIC and PFG. The address for both PLIC and PFG is 711 High Street, Des Moines, IA 50392-0088.
(3)	Includes 2,276,039 shares of our outstanding common stock owned directly by Mr. Pappajohn. Also includes 26,769 shares of common stock issuable upon the exercise of options exercisable on December 31, 2014 or within 60 days thereafter, 920,000 shares of our common stock issuable upon the exercise of currently exercisable warrants and 21,271 shares owned by entities wholly-owned by Mr. Pappajohn. The number of shares included in the table above does not include 5,000 shares owned by Mr. Pappajohn’s wife and 5,000 shares owned by Thebes, Ltd (an entity solely owned by Mr. Pappajohn’s wife), with respect to which Mr. Pappajohn does not have voting or investment power.
(4)	Includes 5,377 shares owned by Tucson Traditions LLC (an entity in which Mr. Berger has a 50% ownership interest) as to which Mr. Berger has shared voting and investment power. Mr. Berger disclaims beneficial ownership of the securities held by Tucson Traditions LLC except to the extent of his pecuniary interest therein. Also includes 103,024 shares of our common stock issuable upon the exercise of options exercisable on December 31, 2014 or within 60 days thereafter.
(5)	Includes 98,054 shares of our common stock issuable upon the exercise of options exercisable on December 31, 2014 or within 60 days thereafter and 163 shares of common stock underlying vested RSUs.

(6)	Includes 70,000 shares owned by Mr. Oman jointly with his wife as to which Mr. Oman has shared voting and investment power and 480,000 shares of our common stock issuable upon the exercise of currently exercisable warrants.
(7)	Includes 11,462 shares of our common stock issuable upon the exercise of options exercisable on December 31, 2014 or within 60 days thereafter. Also includes 40,000 shares of our common stock issuable upon the exercise of currently exercisable warrants.
(8)	Includes 85,589 shares of our common stock issuable upon the exercise of options exercisable on December 31, 2014 or within 60 days thereafter. Also includes 24,000 shares of our common stock issuable upon the exercise of currently exercisable warrants and 13,886 shares of common stock underlying vested RSUs.
(9)	Includes 48,944 shares of our common stock issuable upon the exercise of options exercisable on December 31, 2014 or within 60 days thereafter. Also includes 16,000 shares of our common stock issuable upon the exercise of currently exercisable warrants and 247 shares of common stock underlying vested RSUs.
(10)	These shares of our common stock are issuable upon the exercise of options exercisable on December 31, 2014 or within 60 days thereafter.

DESCRIPTION OF INDEBTEDNESS

Credit Agreements

On July 30, 2014, we entered into our July 2014 credit agreement with Wells Fargo providing for a $5,000,000 revolving line of credit to be used for working capital, general business needs and acquisitions. The obligation to repay advances under our July 2014 credit agreement is evidenced by a revolving line of credit note, with a fluctuating interest rate per annum 1.75% above daily one month LIBOR, as in effect from time to time. The credit note matures on June 1, 2016, and all borrowings under the July 2014 credit agreement are due and payable on that date.

On December 4, 2014, we entered into our December 2014 credit agreement with Wells Fargo providing for a $6,000,000 revolving line of credit to be used for working capital, general business needs and acquisitions. The obligation to repay advances under our December 2014 credit agreement is evidenced by a revolving line of credit note, with a fluctuating interest rate per annum 1.75% above daily one month LIBOR, as in effect from time to time. The credit note matures on June 1, 2016, and all borrowings under the December 2014 credit agreement are due and payable on that date.

Guarantees and Security

The obligations under our July 2014 credit agreement and our December 2014 credit agreement, which together we refer to as our credit agreements, and the credit notes are secured by all of our assets and all of the assets of our subsidiaries. Borrowings under the credit agreements are also guaranteed by several individuals, including certain of our officers and directors as described above under “Certain Relationships and Related Party Transactions.”

Covenants and Events of Default

The credit agreements contain a number of restrictive covenants restricting our ability, until payment in full of all obligations under the credit agreements and termination of Wells Fargo’s commitments to extend credit thereunder, to:

•	use any proceeds of any credit extended under the credit agreements other than for purposes stated in the credit agreements;
•	make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $1,500,000;
•	create, incur, assume or permit to exist any secured indebtedness or liabilities resulting from borrowings or loans with certain exceptions;
•	merge into or consolidate with any other entity, make any change in the nature of our business, sell, lease, transfer or otherwise dispose of all or a substantial or material portion of our assets except in the ordinary course of business;
•	guarantee or become liable in any way for, or pledge any of our assets as security for any liabilities or obligations of any other person or entity except in favor of Wells Fargo;
•	make any loans or advances to any person or entity except for loans and advances existing as at the date of our credit agreements and previously disclosed to Wells Fargo;
•	declare or pay any dividend or distribution on our stock in cash, stock or other property or redeem, retire, repurchase or otherwise acquire any shares of any class of our stock; and
•	mortgage, pledge, grant or permit to exist a security interest in, or lien on, all or any portion of our assets except in favor of Wells Fargo and certain other exceptions.

Acquisition Indebtedness

CorrectMed Acquisition

On May 8, 2014, our wholly owned subsidiary ACSH Georgia, purchased from CorrectMed, LLC and other sellers substantially all of the assets of two urgent care centers located in Locust Grove, Georgia and Decatur, Georgia for an aggregate purchase price of $2,680,000. ACSH Georgia paid the purchase price, in part, by the issuance of a promissory note in the principal amount of $500,000. The note bears simple interest at a fixed rate of 5% per annum. The note matures on May 8, 2015, and all unpaid principal and all accrued but unpaid interest is due and payable on that date. The principal amount of the note may be increased or decreased by a working capital adjustment as set forth in the purchase agreement.

Bay Walk-In Clinic Acquisition

On August 29, 2014, our wholly owned subsidiary ACSH Florida purchased from Bay Walk-In Clinic, Inc. and other sellers substantially all the assets of two urgent care centers located in Panama City, Florida and Panama City Beach, Florida for an aggregate purchase price of $2,200,000. ACSH Florida paid the purchase price, in part, by the issuance of three promissory notes in the aggregate principal amount of $700,000. One promissory note in the principal amount of $200,000 bears simple interest at a fixed rate of 5% per annum. Payment of principal and interest on this note is due in two installments: $110,000 is due and payable on August 29, 2015, and $105,000 is due and payable on August 29, 2016. The principal amount of the note may be increased or decreased by a purchase price adjustment as set forth in the purchase agreement. Another promissory note also in the principal amount of $200,000 bears simple interest at a fixed rate of 5% per annum. Payment of principal and interest on this note is due in 24 equal monthly installments of $8,776.51 each, beginning on September 30, 2014. The principal amount of this note may be increased or decreased by a purchase price adjustment as set forth in the purchase agreement. A third promissory note in the principal amount of $300,000 is non-interest bearing and is due and payable in 30 equal monthly installments of $10,000 each, beginning on September 30, 2014.

Mid-South Urgent Care Acquisition

On September 12, 2014, our wholly-owned subsidiary ACSH Urgent Care purchased from Jason C. Junkins, M.D. all of the issued and outstanding shares of common stock of Mid-South Urgent Care, Inc., which owns an urgent care, walk-in medical business at three urgent care centers located in Alabama. The aggregate purchase price for the transaction was $1,500,000 plus certain other considerations described in the purchase agreement (subject to certain adjustments set forth in the purchase agreement), which was paid, in part, by the issuance of a promissory note in the principal amount of $150,000. The note is payable in two equal principal installments of $75,000, plus all accrued but unpaid interest at the rate of 5% per annum, on the first and second annual anniversaries of the closing date. In connection with the transaction, we entered into a guaranty in favor of Dr. Junkins, pursuant to which we agreed to guarantee all payment and performance obligations of ACSH Urgent Care under the note.

MedHelp Acquisition

On October 31, 2014, our wholly owned subsidiary, ACSH Georgia, purchased from Thinh D. Nguyen, M.D. and Han C. Phan, or, collectively, the sellers, all of the issued and outstanding membership interests of MedHelp, which owns an urgent care, walk-in medical business in Alpharetta, Georgia. The aggregate purchase price for the transaction was $880,000 (subject to certain adjustments set forth in the purchase agreement), payable in cash and a $100,000 promissory note executed by ACSH Georgia in favor of the sellers. The outstanding balance of principal and interest (accruing at a rate of 5% per annum) under the promissory note is payable in full on October 31, 2015.

Virginia Urgent Care Center Acquisition

On December 31, 2014, ACSH Virginia purchased from Stat Medical Care, P.C. (d/b/a Fair Lakes Urgent Care Center) and William and Teresa Medical Care, Inc. (d/b/a Virginia Gateway Urgent Care Center), substantially all of the assets of two urgent care centers located in Fairfax, Virginia and Gainesville, Virginia for an aggregate purchase price of $1,378,000. ACSH Virginia paid the purchase price, in part, by the issuance of a promissory note in the principal amount of $50,000. The note bears simple interest at a fixed rate of 5% per annum. The note matures on December 31, 2015, and all unpaid principal and all accrued but unpaid interest is due and payable on that date. The principal amount of the note may be increased or decreased by a working capital adjustment as set forth in the purchase agreement. The remainder of the purchase price was paid in cash.

We borrowed $4,983,841 under the July 2014 credit agreement to fund the cash portion of the purchase prices for the Bay Walk-In Clinic, Inc., the Mid-South Urgent Care, Inc., the MedHelp, the Stat Medical Care, P.C. and the William and Teresa Medical Care, Inc. acquisitions. There is currently no indebtedness outstanding under the December 2014 credit agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and provisions of our certificate of incorporation, as amended, and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, as amended, and bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 40,000,000 shares of common stock, $0.01 par value per share. As of December 31, 2014 there were 6,714,431 shares of our common stock outstanding.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation, as amended, and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2014, we had no shares of our preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Upon the effectiveness of this registration statement, no shares of preferred stock will be issued or outstanding.

Options

As of December 31, 2014, we had outstanding options to purchase an aggregate of 1,183,044 shares of our common stock with exercise prices ranging from $0.93 to $23.40 per share, with an approximate weighted average exercise price of $3.75 per share.

Restricted Stock Units

As of December 31, 2014, we had outstanding RSUs for 155,663 shares of our common stock (including RSUs for 100,660 shares of our common stock awarded to our directors under our director compensation plan described above under “Executive Compensation — Director Compensation,” which are subject to stockholder approval of such awards and stockholder approval of an amendment to the 2009 Equity Plan to permit the award of RSUs to our directors before we issue any additional common stock under the RSUs awarded in 2009 and any common stock under the RSUs awarded in 2013 or 2014).

Warrants

As of December 31, 2014, we had outstanding warrants to purchase an aggregate of 1,782,222 shares of our common stock with exercise prices ranging from $1.50 to $3.15 per share, consisting of:

•	warrants to purchase an aggregate of 22,222 shares of our common stock at an exercise price of $1.50 per share (subject to adjustment as described below) issued to one of our employees;
•	warrants to purchase an aggregate of 800,000 shares of our common stock at an exercise price of $3.15 per share (subject to certain adjustments described below) issued in connection with guarantees of indebtedness under our July 2014 credit agreement; and
•	warrants to purchase an aggregate of 960,000 shares of our common stock at an exercise price of $2.71 per share (subject to certain adjustments described below) issued in connection with guarantees of indebtedness under our December 2014 credit agreement.

We issued the warrants to purchase 22,222 shares of our common stock to one of our employees as an incentive to achieve certain revenue targets. The holder may elect to pay the exercise price in cash or by delivery of our common stock having a market value equal to the exercise price of the shares to be issued. These warrants provide for an adjustment to the purchase price in the event of stock split or subdivision of our common stock or a reverse stock split or combination of our common stock. In the event we undergo a reclassification, capital reorganization or other change in outstanding shares of our common stock or if we undergo a consolidation or merger or sell all of our assets, a holder of these warrants has the right to purchase the kind and amount of shares of stock and other securities and property receivable upon such event that the holder might have purchased upon exercise of the warrants immediately prior to such event. These warrants have vested and are exercisable at any time prior to their expiration on February 1, 2017.

Warrants to purchase an aggregate of 800,000 shares of our common stock were issued to the guarantors of indebtedness under our July 2014 credit agreement. The purchase price of these warrants is to be paid in cash. These warrants provide for adjustments in the exercise price and the number and kind of securities purchasable upon exercise upon the happening of events specified in the warrants. However, the adjustment of the exercise price upon the happening of certain of these events cannot be effected unless approved by our stockholders. We may seek to obtain such stockholder approval at our 2015 annual meeting of stockholders. These warrants are exercisable at any time prior to their expiration on October 30, 2019.

Warrants to purchase an aggregate of 960,000 shares of our common stock were issued to the guarantors of indebtedness under our December 2014 credit agreement. The purchase price of these warrants is to be paid in cash. These warrants provide for adjustments in the exercise price and the number and kind of securities purchasable upon exercise upon the happening of events specified in the warrants. However, the adjustment of the exercise price upon the happening of certain of these events cannot be effected unless approved by our stockholders. We may seek to obtain such stockholder approval at our 2015 annual meeting of stockholders. These warrants are exercisable at any time prior to their expiration on December 4, 2019.

Delaware Anti-Takeover Law and Certain Provisions of our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

We are governed by Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws:

•	permit our Board of Directors to issue shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change in our control;
•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director;
•	does not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
•	provide that annual meetings and special meetings may be called by the directors or by any officer instructed by the directors to call the meeting; and
•	provide that the power to amend, alter, or repeal the bylaws and to adopt new bylaws may be exercised by the Board of Directors or by the stockholders.

These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation provides that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Nasdaq Capital Market Listing

We are listed on The NASDAQ Capital Market under the trading symbol “ANCI.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust. The transfer agent’s address is 17 Battery Place, 8th Floor, New York, New York 10004.

UNDERWRITING

Roth Capital Partners, LLC and Aegis Capital Corp. are acting as the representatives of the underwriters, or the Representatives. We have entered into an underwriting agreement, dated            , 2015, with the Representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase from us, at the public offering price per share less the underwriting discount set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Roth Capital Partners, LLC
Aegis Capital Corp.
Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option.  We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of      additional shares (15% of the total number of shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $     and the total net proceeds, before expenses, to us will be $    .

Discount.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$

(1)	The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $     per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have paid an expense deposit of $25,000 to Aegis Capital Corp., which will be applied against the actual out-of-pocket expenses that will be paid by us to the Representatives in connection with this offering.

The underwriting agreement provides that in the event the offering is terminated, the $25,000 expense deposit paid to the Representatives will be returned to us to the extent that offering expenses are not actually incurred by the Representatives.

We have also agreed to pay the Representatives’ expenses relating to the offering, including: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $15,000 in the aggregate; (b) all fees, expenses and disbursements relating to the registration or qualification of securities under the “blue sky” securities laws of such states and other jurisdictions as the Representatives may reasonably designate; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of such shares under the securities laws of such foreign jurisdictions as the Representatives may reasonably designate; (d) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones, each of which we will provide within a reasonable time after the closing in such quantities as the Representatives may reasonably request; (f) upon successfully completing this offering, $25,000 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (g) upon successfully completing this offering, up to $20,000 of the Representatives’ actual accountable “road show” expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $    .

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and holders of 5% or more of our outstanding shares of common stock have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the Representatives, for a period of 90 days from the date of effectiveness of the offering.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the Representatives waive this extension in writing.

Right of First Refusal.  Subject to certain limited exceptions, until nine (9) months after the date of effectiveness of the offering, the Representatives have a right of first refusal to act as joint investment bankers, joint book-runners and/or joint placement agents, at the Representatives’ discretion, for each and every future public equity offering, including all equity linked financings, during such nine (9) month period for us, or any successor to or any subsidiary of ours, on terms customary to the Representatives. The Representatives shall have the joint right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Terms.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or Prospectus Directive, as implemented in Member States of the European Economic Area, each a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the

French Autorité des marchés financiers, AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended, or Qualified Investors; and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in

Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated, or, together relevant persons. The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Birmingham, Alabama. Certain legal matters in connection with this offering will be passed upon for the underwriters by Reed Smith LLP, New York, New York.

EXPERTS

The consolidated financial statements of American CareSource Holdings, Inc. and its subsidiaries as of December 31, 2013 and 2012, and for each of the years in the periods ended December 31, 2013 and 2012, and the combined financial statements of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC as of and for the year ended December 31, 2013 included in this prospectus and registration statement have been audited by McGladrey LLP, independent registered public accounting firm, as set forth in their reports thereon included herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

We also maintain a website at www.americancaresource.com and make available free of charge through this website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. We make these reports available through our website as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. The reference to our web address does not constitute incorporation by reference of the information contained in, or that can be accessed through, our website.

AMERICAN CARESOURCE HOLDINGS, INC.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands except per share amounts)

	September 30, 2014 (Unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,462	$6,207
Accounts receivable, net	3,174	1,977
Prepaid expenses and other current assets	460	357
Deferred income taxes	6	6
Total current assets	6,102	8,547
Property and equipment, net	2,527	1,236
Other assets:
Deferred income taxes	215	215
Deferred financing costs	1,536	—
Other non-current assets	538	391
Intangible assets, net	1,585	640
Goodwill	4,822	—
	$17,325	$11,029
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Due to service providers	$2,128	$1,865
Accounts payable and accrued liabilities	2,246	1,056
Notes payable	927	—
Capital lease obligations	72	—
Total current liabilities	5,373	2,921
Long-term liabilities:
Revolving line of credit	2,834	—
Notes payable	799	—
Capital lease obligations	517	—
Warrant derivative liability	1,560	—
Total long-term liabilities	5,710	—
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 40,000 shares authorized; 6,754 and 5,713 shares issued and outstanding in 2014 and 2013, respectively.	67	57
Additional paid-in capital	25,505	23,149
Accumulated deficit	(19,330)	(15,098)
Total stockholders’ equity	6,242	8,108
	$17,325	$11,029

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues	$6,763	$6,493	$17,742	$20,541
Operating expenses:
Provider payments	3,929	4,811	11,562	15,539
Salaries, wages, benefits and taxes	2,398	1,314	5,487	4,050
Professional fees	510	256	1,310	1,101
Ancillary network administrative fees	278	265	805	853
Other	1,041	513	2,346	1,905
Depreciation and amortization	235	192	628	615
Total operating expenses	8,391	7,351	22,138	24,063
Operating loss	(1,628)	(858)	(4,396)	(3,522)
Interest (income) expense:
Interest (income) expense	28	(6)	37	(21)
Amortization of deferred financing costs	154	—	154	—
Unrealized gain on warrant liability	(130)	—	(130)	—
Total interest (income) expense	52	(6)	61	(21)
Loss before income taxes	(1,680)	(852)	(4,457)	(3,501)
Income tax provision (benefit)	(226)	6	(225)	17
Net loss	$(1,454)	$(858)	$(4,232)	$(3,518)
Loss per basic and diluted common share	$(0.22)	$(0.15)	$(0.67)	$(0.62)
Basic and diluted weighted average common shares outstanding	6,745	5,716	6,290	5,711

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)
(amounts in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2013	5,713	$57	$23,149	$(15,098)	$8,108
Net loss	—	—	—	(4,232)	(4,232)
Non-cash stock-based compensation expense	—	—	366	—	366
Issuance of common stock in private placement transaction	1,000	10	1,990	—	2,000
Contingently issuable shares of common stock upon vesting of restricted stock units	41	—	—	—	—
Balance at September 30, 2014	6,754	$67	$25,505	$(19,330)	$6,242

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(amounts in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(4,232)	$(3,518)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	366	221
Depreciation and amortization	628	615
Amortization of deferred financing costs	154	—
Unrealized gain on warrant liability	(130)	—
Deferred income taxes	(227)	1
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(650)	709
Prepaid expenses and other assets	(235)	(523)
Accounts payable and accrued liabilities	967	(73)
Due to service providers	263	(1,505)
Net cash used in operating activities	(3,096)	(4,073)
Cash flows from investing activities:
Cost of acquisitions	(5,030)	—
Investment in software development costs	(174)	(199)
Additions to property and equipment	(248)	(11)
Net cash used in investing activities	(5,452)	(210)
Cash flows from financing activities:
Proceeds from issuance of common stock	2,000	—
Proceeds from revolving line of credit	2,834	—
Payments under notes payable	(17)	—
Payments under capital lease	(14)	—
Proceeds from exercise of equity incentives	—	5
Net cash provided by financing activities	4,803	5
Net decrease in cash and cash equivalents	(3,745)	(4,278)
Cash and cash equivalents at beginning of period	6,207	10,705
Cash and cash equivalents at end of period	$2,462	$6,427
Supplemental cash flow information:
Cash paid for taxes, net of refunds	$25	$63
Cash paid for interest	$36	$—
Supplemental non-cash operating and financing activity:
Warrants issued as deferred financing costs	$1,690	$—
Debt issued as consideration in business combination	$1,308	$—

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

1. Description of Business and Basis of Presentation

American CareSource Holdings, Inc. (“the Company”, “ACSH”, “we”, “us”, or “our”) operates two lines of business: our urgent and primary care business and our traditional ancillary network business. These lines of business are operated and managed through a shared services function. Through our subsidiaries, we own and operate the healthcare centers offering a wide array of services for non-life-threatening medical conditions. We strive to improve access to quality medical care by offering extended hours and weekend service and also by accepting patients by appointment and on a walk-in basis. The United States healthcare system continues to struggle with challenges relating to access to care, rising costs, the shortage of primary care providers and heavier patient demands resulting from Affordable Care Act mandates.

In early May 2014, we announced our entry into the urgent and primary care market, and subsequently acquired, through our indirect wholly-owned subsidiaries, the following urgent and primary care businesses during 2014 (amounts in thousands):

Business Acquired	State	Sites	Date of Closing	Net Assets Acquired	Consideration paid in Cash	Consideration in Debt
CorrectMed, LLC	Georgia	2	May 8, 2014	$2,680	$2,180	$500
Bay Walk-In Clinic, Inc.	Florida	2	August 29, 2014	2,158	1,500	658
Mid-South Urgent Care, Inc.	Alabama	3	September 12, 2014	1,500	1,350	150

Each of the acquired businesses has been included in our results of operations since the date of closing. Due to the timing of these acquisitions and related operating results, our quarterly operating results are not entirely comparable to prior year periods. See Note 2 — Acquisitions.

Our ancillary network business works to help our clients control healthcare costs by offering cost containment strategies, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. We market our services to a number of healthcare companies including third-party administrators insurance companies, large self-funded organizations, various employer groups, and preferred provider organizations. We offer this solution by:

•	lowering the payors’ ancillary care costs through our network of high quality, cost effective providers that we have under contract at more favorable terms than they could generally obtain on their own;
•	providing payors with a comprehensive network of ancillary healthcare service providers that is tailored to each payor’s specific needs and is available to each payor’s members for covered services;
•	providing payors with claims management, reporting, processing and payment services;
•	performing network/needs analysis to assess the benefits to payors of adding additional/different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), interim reporting requirements of Form 10-Q and Rule 8-03 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (“SEC”). Consequently, financial information and disclosures normally included in financial statements prepared annually in accordance with GAAP have been condensed or omitted. Balance sheet amounts are as of September 30, 2014 and December 31, 2013 and operating results are for the three and nine months ended September 30, 2014 and 2013, and include all normal and recurring adjustments we consider necessary for the fair, summarized presentation of our financial position and operating results.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

1. Description of Business and Basis of Presentation - (continued)

Operating results of acquired entities are included from the date of acquisition. Certain prior year amounts have been reclassified within the condensed consolidated statement of operations to conform to the current year presentation. As these are condensed financial statements, readers of this report should, therefore, refer to the consolidated financial statements and the notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014.

Our interim results of operations are not necessarily indicative of results of operations that will be realized for the full fiscal year.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 660): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs — Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. This guidance will be effective for interim and annual periods beginning after December 15, 2016. The Company is currently assessing the impact that this guidance for the company will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the Company’s consolidated financial statements.

2. Acquisitions

During the nine months ended September 30, 2014, we entered into three transactions supporting our entry into the urgent and primary care market. A summary of the acquisitions is as follows (in thousands):

Acquisition Activity
Business Acquired	State	Site Count	Date of Closing	Net Assets Acquired	Consideration paid in Cash	Consideration in Debt
CorrectMed, LLC	Georgia	2	May 8, 2014	$2,680	$2,180	$500
Bay Walk-In Clinic, Inc.	Florida	2	August 29, 2014	2,158	1,500	658
Mid-South Urgent Care, Inc.	Alabama	3	September 12, 2014	1,500	1,350	150

On May 8, 2014, our wholly-owned subsidiary ACSH Urgent Care of Georgia, LLC, or ACSH Georgia, purchased from CorrectMed, LLC and other sellers substantially all of the assets used in the operation of two urgent care centers located in Locust Grove, Georgia and Decatur, Georgia. The aggregate purchase price was $2.7 million, with $2.2 million paid in cash at closing and the remainder paid by delivery of a promissory note in the principal amount of $500,000. The note bears interest at a fixed rate of 5% per annum. The note matures on May 8, 2015, and all principal and interest is due and payable on that date. The principal amount of the note may be increased or decreased by a working capital adjustment as set forth in the purchase agreement.

On August 29, 2014, our wholly-owned subsidiary ACSH Urgent Care of Florida, LLC, or ACSH Florida, purchased from Bay Walk-In Clinic, Inc. and other sellers substantially all the assets used in the operation of two urgent care centers located in Panama City and Panama City Beach, Florida. The aggregate purchase price was $2.2 million, with $1.5 million paid in cash at closing and the remainder paid by the delivery of three promissory notes in the aggregate principal amount of $700,000. One promissory note in the amount of $200,000 bears simple interest at a rate of 5% per annum. Payment of principal and interest on the note is due in two installments: $110,000 is due and payable on August 29, 2015, and $105,000 is due and payable on August 29, 2016. The principal amount of the note may be increased or decreased by a purchase price adjustment as set forth in the purchase agreement. Another promissory note also in the principal amount of $200,000 bears simple interest at a fixed rate of 5% per annum. Payment of principal and interest on this note is due in 24 equal, monthly installments of $8,776.51 beginning on September 30, 2014. The principal amount of this note may be increased or decreased by a purchase price adjustment as set forth in the purchase

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

2. Acquisitions - (continued)

agreement. A third promissory note in the principal amount of $300,000 is non-interest bearing and is due and payable in 30 equal monthly installments of $10,000 each, beginning on September 30, 2014. Subsequent to the transaction, the promissory notes were reduced approximately $41,900 related primarily to imputed interest and other items. The total consideration is to be adjusted after closing based on, among other things, actual working capital levels.

On September 12, 2014, our wholly-owned subsidiary ACSH Urgent Care Holdings, LLC or ACSH Urgent Care, purchased from Jason C. Junkins, M.D. all of the issued and outstanding shares of common stock of Mid-South Urgent Care, Inc., which operates an urgent care, walk-in medical business at three urgent care centers located in Alabama. The aggregate purchase price for the transaction was $1.5 million (subject to certain adjustments set forth in the purchase agreement), with $1.35 million paid in cash at closing and the remainder paid by delivery of a promissory note in the principal amount of $150,000. The note is payable in two equal principal installments of $75,000, plus accrued interest at the rate of 5% per annum, on the first and second annual anniversaries of the closing date.

These transactions are being accounted for using the acquisition method of accounting for business combinations in accordance with GAAP. Under this method, the total consideration transferred to consummate the acquisition is being allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the closing date of the acquisition. The acquisition method of accounting requires extensive use of estimates and judgments to allocate the consideration transferred to the identifiable tangible and intangible assets acquired and liabilities assumed. Accordingly, the allocation of the consideration transferred in the consolidated financial statements is preliminary and will be adjusted upon completion of the final working capital adjustments and valuation of the assets acquired and liabilities assumed. The final valuation for each acquisition is expected to be completed as soon as practicable but no later than 12 months after the closing date of the acquisition.

The following table summarizes the consideration paid for the acquisitions consummated during the nine months ended September 30, 2014 and presents the preliminary allocation of these amounts to the net tangible and identifiable intangible assets based on the estimated fair values as of the respective acquisition dates. The consideration paid has been adjusted, and may be subject to further adjustment under the respective purchase agreements on account of, among other things, working capital levels existing as of the acquisition dates. These allocations require the significant use of estimates and are based on the information that was available to management at the time these consolidated financial statements were prepared. The amounts in the table below are presented in thousands.

Acquisition Activity
	CorrectMed, LLC	Bay Walk-In Clinic, Inc.	Mid-South Urgent Care, Inc.	Total
Accounts receivable	$221	$153	$147	$521
Other current assets	27	—	25	52
Property and equipment	1,124	35	178	1,337
Identifiable intangible assets	297	357	408	1,062
Goodwill	1,948	1,690	1,184	4,822
Total assets acquired	3,617	2,235	1,942	7,794
Other liabilities assumed	(937)	(77)	(442)	(1,456)
Net assets acquired	$2,680	$2,158	$1,500	$6,338

The goodwill and other identifiable intangible assets generated from the CorrectMed and Bay Walk-In transactions are deductible for federal income tax purposes. The goodwill and other identifiable intangible

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

2. Acquisitions - (continued)

assets generated from the Mid-South Urgent Care transaction are not deductible for federal income tax purposes. The Company recorded a deferred tax liability of approximately $227,000 related to the non-deductibility and the basis differences on acquired assets. As a result, the deferred tax asset valuation allowance was reduced $227,000, which is reflected as an income tax benefit on the Consolidated Statement of Operations for the three and nine months ended September 30, 2014.

Approximately $30,000 and $260,000 of transaction costs were incurred related to these acquisition during the three and nine months ended September 30, 2014, respectively. In addition, the Company incurred approximately $43,000 and $206,000 of transaction costs related to other acquisition activity during the three and nine months ended September 30, 2014, respectively.

The following table provides certain pro forma financial information for the Company as if the acquisition of the assets of CorrectMed had occurred on January 1, 2013. Pro forma information for Bay Walk-In and Mid-South Urgent Care was not included as meaningful quarterly data was not attainable.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013
Revenues	$6,452	$7,301	$18,555	$23,416
Net loss	(1,507)	(1,234)	(4,608)	(4,394)
Loss per basic and diluted common share	$(0.22)	$(0.22)	$(0.73)	$(0.77)

3. Debt

Revolving line of credit

On July 30, 2014, we entered into a credit agreement with Wells Fargo Bank, National Association, or Wells Fargo, providing for a $5.0 million revolving line of credit, which we refer to as our credit agreement. Our obligation to repay advances under the credit agreement is evidenced by a revolving line of credit note, which we refer to as our credit note, with a fluctuating interest rate per annum 1.75% above daily one month LIBOR, as in effect from time to time. The credit note matures on June 1, 2016, and all borrowings under the credit agreement are due and payable on that date. The obligations under the credit agreement and credit note are secured by all the assets of the Company and its subsidiaries. The credit agreement includes ordinary and customary covenants related to, among other things, additional debt, further encumbrances, sales of assets, and investments and lending.

Borrowings under the Credit Agreement are also secured by guarantees provided by certain officers and directors of the Company and two stockholders of the Company who are not officers or directors. On July 30, 2014, we issued to the guarantors warrants to purchase an aggregate of 800,000 shares of our common stock at $3.15 per share in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019. See Note 4 — Warrants.

As of September 30, 2014, we had outstanding borrowings of $2.8 million under our credit agreement, which were recorded as a long-term liability on our consolidated balance sheet as of September 30, 2014. All borrowings were used to finance acquisition activity. The weighted-average interest rate on these borrowings was 1.90%. As of September 30, 2014, we were in compliance with all debt covenants.

Notes Payable

In connection with our acquisition activities during the nine months ended September 30, 2014, our subsidiaries executed and delivered promissory notes to partially finance the transactions. The majority of the promissory notes mature within two years of the respective acquisition dates and provide for the accrual of simple interest at a fixed rate of 5% per annum. One of the promissory notes associated with the Bay Walk-In

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

3. Debt - (continued)

acquisition was adjusted at closing as a result of the seller entity’s working capital levels. Another promissory note associated with the Bay Walk-In acquisition is non-interest bearing and is paid in 30 equal monthly installments. Therefore, the Company has imputed interest by discounting the promissory note with a fixed interest rate of five percent 5% per annum. As payments are made, the principal portion and interest expense are recognized using the interest method. The adjustments on these promissory notes of approximately $41,900 have been treated as a reduction in the consideration paid. See Note 2 — Acquisitions.

The following is a summary of the promissory notes issued in connection with the acquisition activities during the nine months ended September 30, 2014 (in thousands):

	Issue Date	Original Principal Amount	Interest Rate per Annum	Maturity Date
CorrectMed	May 8, 2014	$500	5%	May 7, 2015
Bay Walk-In	August 29, 2014	177	5%	August 28, 2016
Bay Walk-In	August 29, 2014	200	5%	August 28, 2016
Bay Walk-In (discounted at 5%)	August 29, 2014	281	none	March 1, 2017
Mid-South	September 12, 2014	150	5%	September 11, 2016

The following is a summary of all debt as of September 30, 2014:

(In thousands)
Revolving line of credit	$2,834
Promissory notes	1,300
Note payable(1)	426
Less current maturities	(927)
Long-term debt	$3,633

(1)	Repayments remaining total $426,000 and is scheduled to be repaid in monthly installments through October 2021. The note is unsecured and interest is at a fixed interest rate of 4.34% per annum, and monthly payments increase 5% every year.

Outstanding debt balances as of September 30, 2014 mature as follows: 2014 — $71,000; 2015 — $929,000; 2016 — $3,217,000; 2017 — $75,000; Thereafter — $268,000

4. Warrants

In connection with the credit agreement guarantees, on July 30, 2014, the Company issued to the guarantors warrants to purchase an aggregate of 800,000 shares of common stock of the Company at $3.15 per share, which is in excess of the closing market price on July 30, 2014. The warrants vest immediately and are exercisable any time prior to their expiration on October 30, 2019.

These stock warrants issued by the Company are considered equity-linked financial instruments that contain a strike price adjustment feature. As a result of this feature, we calculated the fair value of the warrants using the Monte Carlo valuation model. As of the warrant issue date of July 30, 2014, the fair value established was $2.11 per share representing a long term warrant liability and a corresponding deferred financing costs of $1.7 million, respectively. The deferred financing costs are being amortized over the life of the guarantee due to expire on June 1, 2016. During the quarter ended September 30, 2014 we recorded unrealized gains on the warrant liability of approximately $130,000 related to the change in fair value of the warrants and amortized deferred financing cost of approximately $154,000.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

4. Warrants - (continued)

The assumptions used in the Monte Carlo valuation model were as follows:

	September 30, 2014	July 30, 2014
Stock price	$2.95	$3.14
Volatility	60.4%	61.5%
Risk-free interest rate	1.80%	1.83%
Exercise price	3.15	3.15
Expected life (years)	5.08	5.25
Number of warrants	800,000	800,000
Common shares per warrant	1.0	1.0

5. Fair Value of Financial Instruments

The warrant liability recorded at fair value on the balance sheet as of September 30, 2014 is categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, are directly related to the amount of subjectivity associated with the inputs to fair valuation of these liabilities is as follows:

Level 1 —	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2 —	Inputs other than Level 1 inputs that are either directly or indirectly observable; and
Level 3 —	Unobservable inputs, for which little or no market data exist, therefore requiring an entity to develop its own assumptions.

The following table summarizes the warrant derivative liability measured at fair value on a recurring basis as of the dates presented, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

(In thousands)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant liability	$1,560	$—	$—	$1,560

The following table reflects the activity for the warrant liability measured at fair value using Level 3 inputs for the nine month period ended September 30, 2014:

(In thousands)
Balance as of December 31, 2013	$—
Issuance of warrants	1,690
Unrealized gains related to the change in fair value	(130)
Balance at September 30, 2014	$1,560

In addition, the Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital leases and notes payable. The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of short-term financial instruments approximates their recorded values due to the short-term nature of the instruments. The fair value of capital leases and notes payable approximates their carrying value due to proximity of acquisitions.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

6. Capital and Operating Lease Obligations

In conjunction with the acquisitions during the nine months ended September 30, 2014, the Company assumed and entered into various capital and operating leases expiring through September 2021. The following is a schedule of the future required payments under these lease agreements for the years ending December 31:

(in thousands)	Equipment Lease	Building Lease	Total
2014 (remaining 3 months) as of September 30, 2014	$26	$18	$44
2015	70	76	146
2016	70	82	152
2017	47	88	135
2018	24	94	118
Thereafter	6	302	308
Total minimum lease payments	243	660	903
Less interest	(33)	(281)	(314)
	$210	$379	$589

7. Private Placement/Equity

On May 5, 2014, the Company closed a private placement of 1.0 million shares of the Company’s common stock at a purchase price of $2.00 per share for an aggregate purchase price of $2 million for the Shares.

The investors in the offering included John Pappajohn, Mark C. Oman and Matt Kinley, who are each directors of the Company.

8. Revenue Recognition and Concentration of Credit Risk

Urgent and Primary Care

The Company has agreements with governmental and other third-party payors that provide for payments to the Company based on contractual adjustments to the Company’s established rates. Net revenue is reported at the estimated net realizable amounts at the time services are rendered from patients, third-party payors and others for services rendered, including estimated contractual adjustments pursuant to agreements with third-party payors. Contractual adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined. The Company grants credit without collateral to its patients, who consist primarily of local residents insured by third-party payors. A summary of the basis of reimbursement with major third-party payors is as follows:

•	Commercial and HMO — The Company has entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.
•	Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

8. Revenue Recognition and Concentration of Credit Risk - (continued)

Below is a summary of accounts receivable as of September 30, 2014 and revenues for the three and nine month periods ending September 30, 2014:

(in thousands)
Accounts receivable	$1,272
Less:
Estimated allowance for contractual adjustments	(338)
Accounts receivable, net	$934

(in thousands)	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Gross revenue	$1,961	$2,867
Less:
Provision for contractual adjustments	(854)	(1,286)
Net revenue	$1,107	$1,581

Ancillary Network

The Company recognizes revenue on the services that we provide, which includes (i) providing payor clients with a comprehensive network of ancillary healthcare providers, (ii) providing claims management, reporting, processing and payment services, (iii) providing network/need analysis to assess the benefits to payor clients of adding additional/different service providers to the client-specific provider networks and (iv) providing credentialing of network service providers for inclusion in the client payor-specific provider networks. Revenue is recognized when services are delivered, which occurs after processed claims are billed to the client payors and collections are reasonably assured. The Company estimates revenues and costs of revenues using average historical collection rates and average historical margins earned on claims. Periodically, revenues are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected.

The Company determines whether we are acting as a principal or agent in the fulfillment of the services rendered. After careful evaluation of the key gross and net revenue recognition indicators, we acknowledge that while the determination of gross versus net reporting is highly judgmental in nature, we have concluded that our circumstances are most consistent with those key indicators that support gross revenue reporting.

Following are the key indicators that support our conclusion that we act as a principal when settling claims for service providers through our contracted service provider network:

•	The Company is the primary obligor in the arrangement. The Company has assessed its role as primary obligor as a strong indicator of gross reporting. The Company believes that it is the primary obligor in its transactions because it is responsible for providing the services desired by its client payors. The Company has distinct, separately negotiated contractual relationships with its client payors and with the ancillary healthcare providers in its networks. The Company does not negotiate “on behalf of” its client payors and does not hold itself out as the agent of the client payors when negotiating the terms of the Company’s ancillary healthcare service provider agreements. The Company’s agreements contractually prohibit client payors and service providers to enter into direct contractual relationships with one another. The client payors have no control over the terms of the Company’s agreements with the service providers. In executing transactions, the Company assumes key performance-related risks. The client payors hold the Company responsible for fulfillment, as the

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

8. Revenue Recognition and Concentration of Credit Risk - (continued)

provider, of all of the services the client payors are entitled to under their contracts; client payors do not look to the service providers for fulfillment. In addition, the Company bears the pricing/margin risk as the principal in the transactions. Because the contracts with the client payors and service providers are separately negotiated, the Company has complete discretion in negotiating both the prices it charges its client payors and the financial terms of its agreements with the service providers. Since the Company’s profit is the spread between the amounts received from the client payors and the amount paid to the service providers, it bears significant pricing/margin risk. There is no guaranteed mark-up payable to the Company on the amount the Company has contracted. Thus, the Company bears the risk that amounts paid to the service provider will be greater than the amounts received from the client payors, resulting in a loss or negative claim.
•	The Company has latitude in establishing pricing. As stated above, the Company has complete latitude in negotiating the price to be paid to the Company by each client payor and the price to be paid to each contracted service provider. This type of pricing latitude indicates that the Company has the risks and rewards normally attributed to a principal in the transactions.
•	The Company changes the product or performs part of the services. The Company provides the benefits associated with the relationships it builds with the client payors and the service providers. While the parties could deal with each other directly, the client payors would not have the benefit of the Company’s experience and expertise in assembling a comprehensive network of service providers, in claims management, reporting and processing and payment services, in performing network/needs analysis to assess the benefits to client payors of adding additional/different service providers to the client payor-specific provider networks, and in credentialing network service providers.
•	The Company has complete discretion in supplier selection. One of the key factors considered by client payors who engage the Company is to have the Company undertake the responsibility for identifying, qualifying, contracting with and managing the relationships with the ancillary healthcare service providers. As part of the contractual arrangement between the Company and its client payors, the payors identify their obligations to their respective covered persons and then work with the Company to determine the types of ancillary healthcare services required in order for the payors to meet their obligations. The Company may select the providers and contract with them to provide services at its discretion.
•	The Company is involved in the determination of product or service specifications. The Company works with its client payors to determine the types of ancillary healthcare services required in order for the payors to meet their obligations to their respective covered persons. In some respects, the Company is customizing the product through its efforts and ability to assemble a comprehensive network of providers for its payors that is tailored to each payor’s specific needs. In addition, as part of its claims processing and payment services, the Company works with the client payors, on the one hand, and the providers, on the other, to set claims review, management and payment specifications.
•	The supplier (and not the Company) has credit risk. The Company believes it has some level of credit risk, but that risk is mitigated because the Company does not remit payment to providers unless and until it has received payment from the relevant client payors following the Company’s processing of a claim.
•	The amount that the Company earns is not fixed. The Company does not earn a fixed amount per transaction nor does it realize a per-person per-month charge for its services.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

8. Revenue Recognition and Concentration of Credit Risk - (continued)

We have evaluated the other indicators of gross and net revenue recognition, including whether or not the Company has general inventory risk. The Company does not have any general inventory risk, as our business is not related to the manufacture, purchase or delivery of goods and it does not purchase in advance any of the services to be provided by the ancillary healthcare service providers. While the absence of this risk would be one indicator in support of net revenue reporting, as described in detail above, the Company has carefully evaluated all of the key gross and net revenue recognition indicators and has concluded that our circumstances are most consistent with those key indicators that support gross revenue reporting.

If the Company were to report its ancillary network revenues net of provider payments rather than on a gross reporting basis, for the three and nine months ended September 30, 2014, our net revenues would have been approximately $1.7 million and $4.6 million, respectively. For the three and nine months ended September 30, 2013, our net revenues would have been approximately $1.7 million and $5.0 million, respectively.

The Company records a provision for refunds based on an estimate of historical refund amounts. Refunds are paid to payors for overpayment on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payments made to the ancillary service provider if the claim has been fully resolved. The evaluation is performed periodically and is based on historical data. We present revenue net of the provision for refunds on the consolidated statement of operations.

During the three and nine months ended September 30, 2014 and 2013, three of our clients comprised a significant portion of the Company’s revenues. The following is a summary of the approximate amounts of our revenue and accounts receivable contributed by each of those clients as of the dates and for the periods presented (in thousands):

	As of September 30, 2014	Periods ended September 30, 2014				As of September 30, 2013	Periods ended September 30, 2013
		Three Months		Nine Months Ended			Three Months		Nine Months Ended
	Accounts Receivable	Net Revenue	% of Total Revenue	Net Revenue	% of Total Revenue	Accounts Receivable	Net Revenue	% of Total Revenue	Net Revenue	% of Total Revenue
HealthSmart Preferred Care II, L.P.	$876	$1,938	34%	$5,483	34%	$480	$1,048	17%	$4,843	24%
HealthSCOPE Benefits, Inc.	163	293	5	1,352	8	179	940	15	2,060	10
HealthMarkets, Inc.	231	609	11	1,471	9	165	800	13	2,338	11
All Others	1,324	2,871	51	8,015	50	1,348	3,653	58	11,582	56
Allowance for Uncollectable Receivables/Provision for refunds	(354)	(55)	(1)	(161)	(1)	(449)	(175)	(3)	(282)	(1)
	$2,240	$5,656	100%	$16,160	100%	$1,723	$6,266	100%	$20,541	100%

9. Segment Reporting

The Company uses the “management approach” for reporting information about segments in annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the “management approach” model, the Company has determined that its business is comprised of two operating segments: urgent and primary care and ancillary network.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

9. Segment Reporting - (continued)

We evaluate performance based on several factors, of which the primary financial measure for each segment is operating income. We define segment operating income for our business segments as income before interest expense, income taxes, depreciation expense, non-cash amortization of intangible assets, non-cash stock-based compensation expense, shared services, severance charges and any non-recurring costs such as transactional costs related to the Company’s acquisition program. Shared services primarily consists of compensation costs for the executive management team, facilities costs for the Company’s corporate headquarters, shared services such as finance and accounting, human resources, legal, marketing and information technology and general administration. Shared services also includes transactional costs.

Segment assets include accounts receivable, prepaid expenses and other current assets, property and equipment and intangibles. Shared services assets consist of cash and cash equivalents, prepaid insurance, deferred income taxes and property equipment primarily related to information technology assets.

Consolidated assets, by segment and shared services, as of the periods presented are as follows (in thousands):

	Urgent and Primary Care	Ancillary Network	Shared Services	Consolidated
September 30, 2014	$8,128	$4,559	$4,638	$17,325
December 31, 2013	—	4,404	6,625	11,029

Consolidated statements of operations by segment for the respective quarter and nine months ended are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenue:
Urgent and primary care	$1,107	$—	$1,581	$—
Ancillary network	5,656	6,493	16,161	20,541
Total revenue	$6,763	$6,493	$17,742	$20,541
Operating income:
Urgent and primary care	$8	$—	$79	$—
Ancillary network	421	208	598	179
Total segment operating income	$429	$208	$677	$179

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

9. Segment Reporting - (continued)

The reconciliation of reportable segment operating income (loss) to the Company’s consolidated totals is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total segment operating income	$429	$208	$677	$179
Less (add):
Shared services	1,542	756	3,462	2,600
Severance charges	—	—	108	216
Non-recurring transactions costs	73	50	471	50
Interest expense (income)	52	(6)	61	(21)
Depreciation and amortization expense	235	192	628	615
Non-cash stock-based compensation expense	169	68	366	220
Other	38	—	38	—
Loss before income taxes	$(1,680)	$(852)	$(4,457)	$(3,501)

10. Earnings (Loss) Per Share

For purposes of this calculation, outstanding stock options, stock warrants, and unvested restricted stock units are considered common stock equivalents using the treasury stock method, and are the only such equivalents outstanding. For all periods presented all equivalent units outstanding were anti-dilutive. As of September 30, 2014, options to purchase approximately 1,295,000 shares of common stock, warrants to purchase 822,222 shares of common stock and approximately 114,700 unvested restricted stock units were excluded from the calculation as their impact would be anti-dilutive.

11. Goodwill, Other Intangible Assets and Software Development Costs

Intangibles acquired in the urgent and primary care transactions are comprised of the following intangible assets:

•	patient base — relationships with primary-care patients that drive volume into the acquired centers and results in a repeatable revenue stream.
•	trade name — ability to utilize the trade name of the acquired assets/business.

The remaining excess purchase price is allocated to goodwill that is not subject to amortization.

Other intangible assets and related accumulated amortization consists of the following as of the dates presented (in thousands):

	September 30, 2014	December 31, 2013
Gross carrying amount of urgent and primary care intangibles:
Patient base	$949	$—
Licensed trade name	113	—
	1,062	—
Accumulated amortization	(21)	—
Urgent and primary care intangibles, net	1,041	—

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

11. Goodwill, Other Intangible Assets and Software Development Costs - (continued)

	September 30, 2014	December 31, 2013
Gross carrying amount of other intangibles:
Ancillary provider network	$1,921	$1,921
Software	428	428
	2,349	2,349
Accumulated amortization	(1,805)	(1,709)
Other intangibles, net	544	640
Total intangibles, net	$1,585	$640

Total amortization expense recorded related to intangibles was approximately $48,000 and $117,400 during the three and nine months ended September 30, 2014, respectively. During the three and nine months ended September 30, 2013, approximately $32,000 and $96,000 of total amortization expense related to intangibles was recorded. No amortization expense related to urgent and primary care intangibles was recorded in the same periods in 2013.

The allocation of urgent and primary care intangible assets is summarized in the following table (in thousands):

	September 30, 2014
	Gross Carrying Amount	Weighted Average Amortization Period	Accumulated Amortization
Non-amortizable intangibles:
Goodwill	$4,822	none	$—
Amortizable intangibles:
Patient base	949	5 years	(17)
Licensed trade name	113	3 years	(4)

Estimated annual amortization expense relating to urgent and primary care intangibles is as follows (in thousands):

Years ending December 31,
2014 (remaining 3 months)	$63
2015	228
2016	227
2017	214
2018	190
Thereafter	119

The Company capitalizes costs associated with internally developed software, developed for internal use only, during the application development stage. Application development stage costs generally include costs associated with internal-use software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality also are capitalized, whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software and payroll and payroll-related expenses for employees who are directly associated with and devote time to the internal-use software projects. Capitalization of such costs begins when the preliminary project stage is

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

11. Goodwill, Other Intangible Assets and Software Development Costs - (continued)

complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose. Capitalized costs are amortized using the straight-line method over the useful life of the software, which is typically five years.

During the three and nine months ended September 30, 2014, the Company capitalized approximately $36,000 and $174,000, respectively. During the three and nine months ended September 30, 2013, the Company capitalized approximately $23,000 and $199,000, respectively.

12. Related Party Transactions

On January 10, 2014, the Company entered into an arrangement with Equity Dynamics, Inc. for monthly strategic consulting services. Such services include acquisition activities and the securing of debt financing. As part of the arrangement, Equity Dynamics, Inc. will receive a monthly fee of $10,000 for performance of such consulting services. Equity Dynamics, Inc. is a company owned by John Pappajohn and Matt Kinley serves as its Executive Vice-President. Mr. Pappajohn and Mr. Kinley are both members of our Board of Directors.

During the three and nine months ended September 30, 2014, the Company incurred expenses of $30,000 and $90,000, respectively, for the consulting services described above payable to Equity Dynamics, Inc. This expense is included in professional fees within the Consolidated Statement of Operations.

In addition, see discussion of other related party transactions in Note 4 — Warrants and Note 7 — Private Placement/Equity.

13. Subsequent Events

We evaluate events and transactions that occur after the balance sheet date as potential subsequent events.

On October 1, 2014, we entered into a management services agreement with HealthSmart Preferred Care II, L.P., or HealthSmart. HealthSmart is a comprehensive benefits management company and is the largest independent administrator of health plans for self-funded employers in the United States. HealthSmart has several provider networks that include hospitals, physicians and other healthcare providers and facilities. It contracts with over 600,000 providers across the United States and tailors its various provider network solutions to meet its customers’ needs and to help control their healthcare costs. In addition, HealthSmart provides claims and benefits administration, pharmacy benefits management services, business intelligence, onsite employer clinics and care management. Under the management services agreement, HealthSmart has assumed responsibility for the operation of our ancillary network business, subject to the supervision of a five-person oversight committee comprised of three members selected by us and two members selected by HealthSmart. As part of the management arrangement, HealthSmart hired substantially all of our ancillary network business employees, purchased substantially all of our furniture, fixtures and equipment located in our Dallas, Texas office and assumed our lease for that office. As a result of this arrangement, we no longer employ the workforce of our ancillary network business. Under the management services agreement, HealthSmart operates our ancillary network business for a fee equal to the sum of 120% of the direct costs incurred by HealthSmart in providing management services and of the monthly net profit derived from the operation of our ancillary network business. During the term of the agreement, HealthSmart is responsible for the payment of all expenses incurred in providing the management services with respect to our ancillary network business, including personnel salaries and benefits, the cost of supplies and equipment and rent. The initial term of the management services agreement is three years, and it renews annually thereafter for one-year terms unless either party gives notice of termination at least 90 days prior to the end of the then-current term.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(tables in thousands, except per share data)

13. Subsequent Events - (continued)

At any time after the two year anniversary, and during the remaining term of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business for a price equal to $6.5 million less the aggregate sum of net profit received by us since the beginning of the management arrangement. Consummation of the transaction will be subject to the satisfaction of certain conditions. In the event HealthSmart purchases our ancillary network business, the urgent and primary care business will be our only business line following completion of that transaction. If for any reason the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to then either reassume management of that line of business, seek to sell that business on the most favorable terms we are able to obtain or phase out that line of business.

On October 29, 2014, our wholly-owned subsidiary ACSH Service Center, LLC, or ACSH Service Center, entered into a lease, commencing on November 1, 2014, with John Hancock Life Insurance Company (U.S.A.), a wholly-owned subsidiary of Manulife Financial Corporation, of office space in Atlanta, Georgia with an initial term of 66 months. Under the lease, the rent to be paid increases from $29.75 per square foot in the year one of the lease to $33.65 in year six of the lease. The lease allows for nine-months of rent abatement and a tenant improvement allowance that may be utilized to offset rent amounts payable. The Company has the option to renew the term for an additional five years.

On October 29, 2014, ACSH Georgia, LLC purchased from Thinh D. Nguyen, M.D. and Han C. Phan all of the issued and outstanding membership interests of MedHelp, LLC, a Georgia limited liability company which operates an urgent care, walk-in medical business in Alpharetta, Georgia. The aggregate purchase price for the transaction was $880,000, (subject to certain adjustments set forth in the purchase agreement), with $780,000 paid in cash at closing and remainder paid by the delivery of a promissory note in the amount of $100,000. The outstanding balance of the principal and interest (accruing at a rate of 5% per annum) under the promissory note is payable in full on the one-year anniversary of the closing date.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by forward-looking words such as “may,” “will,” “expect,” “intend”, “anticipate,” “believe,” “estimate” and “continue” or similar words and discuss the Company’s plans, objectives and expectations for future operations, including its services, contain projections of the Company’s future operating results or financial condition, and discuss its expectations with respect to the growth in healthcare costs in the United States, the demand for ancillary benefits management services, the Company’s acquisition plans, and the Company’s competitive advantages, or contain other “forward-looking” information.

Such forward-looking statements are based on current information, assumptions and belief of management, and are not guarantees of future performance. Substantial risks and uncertainties could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s inability to acquire or open urgent and primary care centers, attract or maintain providers or clients or achieve its financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the Company’s ability to integrate with its clients, the Company’s ability to maintain a network of ancillary service providers that is adequate to generate significant claims volume, consolidation in the industry that may affect the Company’s key clients, changes in the business decisions by significant clients, increased competition from major carriers, implementation and performance difficulties, and other risk factors detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013 and the quarterly reports on Form 10-Q filed for each of the subsequent quarters.

You should not place undue reliance on these forward-looking statements, which speak only as of the date this document was prepared. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable securities laws and regulations, the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

American CareSource Holdings, Inc.

We have audited the accompanying consolidated balance sheets of American CareSource Holdings, Inc. and Subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American CareSource Holdings, Inc. and Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Des Moines, Iowa
February 28, 2014

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
December 31,
(amounts in thousands except per share amounts)

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$6,207	$10,705
Accounts receivable, net	1,977	2,432
Prepaid expenses and other current assets	357	290
Deferred income taxes	6	6
Total current assets	8,547	13,433
Property and equipment, net	1,236	1,593
Other assets:
Deferred income taxes	215	222
Other assets	391	16
Intangible assets, net	640	768
	$11,029	$16,032
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Due to service providers	$1,865	$3,100
Accounts payable and accrued liabilities	1,056	1,343
Total current liabilities	2,921	4,443
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000 shares authorized none issued	—	—
Common stock, $0.01 par value; 40,000 shares authorized; 5,713 and 5,706 shares issued and outstanding in 2013 and 2012, respectively	57	57
Additional paid-in capital	23,149	22,845
Accumulated deficit	(15,098)	(11,313)
Total stockholders’ equity	8,108	11,589
	$11,029	$16,032

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,
(amounts in thousands, except per share data)

	2013	2012
Net revenues	$26,751	$34,902
Cost of revenues:
Provider payments	19,762	25,660
Administrative fees	1,083	1,551
Claims administration and provider development	2,705	3,032
Total cost of revenues	23,550	30,243
Contribution margin	3,201	4,659
Selling, general and administrative expenses	6,166	6,841
Depreciation and amortization	795	878
Total operating expenses	6,961	7,719
Loss before income taxes	(3,760)	(3,060)
Income tax provision	25	31
Net loss	$(3,785)	$(3,091)
Loss per basic and diluted common share	$(0.66)	$(0.54)
Basic and diluted weighted average common shares outstanding	5,715	5,707

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2013 and 2012
(amounts in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2011	5,692	$57	$22,414	$(8,222)	$14,249
Net loss	—	—	—	(3,091)	(3,091)
Stock-based compensation expense	—	—	408	—	408
Issuance of common stock as equity incentive awards, net of tax withholdings	13	—	23	—	23
Issuance of common stock upon conversion of restricted stock units, net of tax withholdings	1	—	—	—	—
Balance at December 31, 2012	5,706	57	22,845	(11,313)	11,589
Net loss	—	—	—	(3,785)	(3,785)
Stock-based compensation expense	—	—	299	—	299
Issuance of common stock upon exercise of equity incentive awards	5	—	5	—	5
Issuance of common stock upon conversion of restricted stock units, net of tax withholdings	2	—	—	—	—
Balance at December 31, 2013	5,713	$57	$23,149	$(15,098)	$8,108

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,
(amounts in thousands)

	2013	2012
Cash flows from operating activities:
Net loss	$(3,785)	$(3,091)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	299	408
Depreciation and amortization	795	878
Amortization of long-term client agreement	—	250
Deferred income taxes	7	4
Loss on write-off of software development costs	5	14
Changes in operating assets and liabilities:
Accounts receivable	455	1,885
Prepaid expenses and other assets	(442)	27
Accounts payable and accrued liabilities	(287)	129
Due to service providers	(1,235)	(578)
Net cash used in operating activities	(4,188)	(74)
Cash flows from investing activities:
Investments in software development costs	(303)	(419)
Additions to property and equipment	(12)	(109)
Net cash used in investing activities	(315)	(528)
Cash flows from financing activities:
Proceeds from exercise of equity incentives	5	—
Payment of income tax withholdings on net exercise of equity incentives	—	(8)
Net cash provided by (used in) financing activities	5	(8)
Net decrease in cash and cash equivalents	(4,498)	(610)
Cash and cash equivalents at beginning of period	10,705	11,315
Cash and cash equivalents at end of period	$6,207	$10,705
Supplemental cash flow information:
Cash paid for taxes	$117	$49
Supplemental non-cash operating and financing activity:
Accrued bonus paid with equity incentives	$—	$23

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

1. Summary of Significant Accounting Policies

American CareSource Holdings, Inc. (“ACS,” “the Company,” the “Registrant,” “we,” “us,” or “our”) works to help its clients control healthcare costs by offering cost containment strategies, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. The Company markets its services to a number of healthcare companies including third party administrators (“TPAs”), insurance companies, large self-funded organizations, various employer groups and preferred provider organizations (“PPOs”). The Company offers payors this solution by:

•	lowering its payors’ ancillary care costs through its network of high quality, cost effective providers that the Company has under contract at more favorable terms than they could generally obtain on their own;
•	providing payors with a comprehensive network of ancillary healthcare service providers that is tailored to each payor’s specific needs and is available to each payor’s members for covered services;
•	providing payors with claims management, reporting, processing and payment services;
•	performing network/needs analysis to assess the benefits to payors of adding additional/different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its one wholly-owned subsidiary, Ancillary Care Services, Inc. All material intercompany accounts and transactions are eliminated in consolidation. Certain prior year amounts have been reclassified within the consolidated statement of operations, consolidated balance sheet, and consolidated statement of cash flow to conform to the current year presentation.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include amounts in deposit accounts in excess of federally insured limits of $250,000. The Company has not experienced any losses in such accounts.

Revenue Recognition

The Company recognizes revenue on the services that it provides, which includes (i) providing payor clients with a comprehensive network of ancillary healthcare providers, (ii) providing claims management, reporting, processing and payment services, (iii) providing network/need analysis to assess the benefits to payor clients of adding additional/different service providers to the client-specific provider networks and (iv) providing credentialing of network services providers for inclusion in the client payor-specific provider networks. Revenue is recognized when services are delivered, which occurs after processed claims are billed to the client payors and collections are reasonably assured. The Company estimates revenues and costs of revenues using average historical collection rates and average historical margins earned on claims. Periodically, revenues are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected.

The Company determines whether it is acting as a principal or agent in the fulfillment of the services rendered. After careful evaluation of the key gross and net revenue recognition indicators, the Company acknowledges that while the determination of gross versus net reporting is highly judgmental in nature, the Company has concluded that its circumstances are most consistent with those key indicators that support gross revenue reporting.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

1. Summary of Significant Accounting Policies - (continued)

Following are the key indicators that support the Company’s conclusion that it acts as a principal when settling claims for service providers through its contracted service provider network:

•	The Company is the primary obligor in the arrangement. The Company has assessed its role as primary obligor as a strong indicator of gross reporting. The Company believes that it is the primary obligor in its transactions because it is responsible for providing the services desired by its client payors. The Company has distinct, separately negotiated contractual relationships with its client payors and with the ancillary health care providers in its networks. The Company does not negotiate “on behalf of” its client payors and does not hold itself out as the agent of the client payors when negotiating the terms of the Company’s ancillary healthcare service provider agreements. The Company’s agreements contractually prohibit client payors and service providers to enter into direct contractual relationships with one another. The client payors have no control over the terms of the Company’s agreements with the service providers. In executing transactions, the Company assumes key performance-related risks. The client payors hold the Company responsible for fulfillment, as the provider, of all of the services the client payors are entitled to under their contracts; client payors do not look to the service providers for fulfillment. In addition, the Company bears the pricing/margin risk as the principal in the transactions. Because the contracts with the client payors and service providers are separately negotiated, the Company has complete discretion in negotiating both the prices it charges its client payors and the financial terms of its agreements with the service providers. Since the Company’s profit is the spread between the amounts received from the client payors and the amount paid to the service providers, it bears significant pricing/margin risk. There is no guaranteed mark-up payable to the Company on the amount the Company has contracted. Thus, the Company bears the risk that amounts paid to the service provider will be greater than the amounts received from the client payors, resulting in a loss or negative claim.
•	The Company has latitude in establishing pricing. As stated above, the Company has complete latitude in negotiating the price to be paid to the Company by each client payor and the price to be paid to each contracted service provider. This type of pricing latitude indicates that the Company has the risks and rewards normally attributed to a principal in the transactions.
•	The Company changes the product or performs part of the services. The Company provides the benefits associated with the relationships it builds with the client payors and the services providers. While the parties could deal with each other directly, the client payors would not have the benefit of the Company’s experience and expertise in assembling a comprehensive network of service providers, in claims management, reporting and processing and payment services, in performing network/needs analysis to assess the benefits to client payors of adding additional/different service providers to the client payor-specific provider networks, and in credentialing network service providers.
•	The Company has discretion in supplier selection. The Company has complete discretion in supplier selection. One of the key factors considered by client payors who engage the Company is to have the Company undertake the responsibility for identifying, qualifying, contracting with and managing the relationships with the ancillary healthcare service providers. As part of the contractual arrangement between the Company and its client payors, the payors identify their obligations to their respective covered persons and then work with the Company to determine the types of ancillary healthcare services required in order for the payors to meet their obligations. The Company may select the providers and contract with them to provide services at its discretion.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

1. Summary of Significant Accounting Policies - (continued)

•	The Company is involved in the determination of product or service specifications. The Company works with its client payors to determine the types of ancillary healthcare services required in order for the payors to meet their obligations to their respective covered persons. In some respects, the Company is customizing the product through its efforts and ability to assemble a comprehensive network of providers for its payors that is tailored to each payor’s specific needs. In addition, as part of its claims processing and payment services, the Company works with the client payors, on the one hand, and the providers, on the other, to set claims review, management and payment specifications.
•	The supplier (and not the Company) has credit risk. The Company believes it has some level of credit risk, but that risk is mitigated because the Company does not remit payment to providers unless and until it has received payment from the relevant client payors following the Company’s processing of a claim.
•	The amount that the Company earns is not fixed. The Company does not earn a fixed amount per transaction nor does it realize a per-person per-month charge for its services.

The Company has evaluated the other indicators of gross and net revenue recognition, including whether or not the Company has general inventory risk. The Company does not have any general inventory risk, as its business is not related to the manufacture, purchase or delivery of goods and it does not purchase in advance any of the services to be provided by the ancillary healthcare service providers. While the absence of this risk would be one indicator in support of net revenue reporting, as described in detail above, the Company has carefully evaluated all of the key gross and net revenue recognition indicators and has concluded that its circumstances are most consistent with those key indicators that support gross revenue reporting.

If the Company were to report its revenues net of provider payments rather than on a gross reporting basis, for the years ended December 31, 2013 and 2012, its net revenues would have been $7.0 million and $9.2 million, respectively.

The Company records a provision for refunds based on an estimate of historical refund amounts. Refunds are paid to payors for overpayments on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payments made to the ancillary service provider if the claim has been fully resolved. The evaluation is performed periodically and is based on historical data. We present revenue net of the provision for refunds on the consolidated statements of operations.

Provider Payments

Payments to providers is the largest component of our cost of revenues and it consists of our payments for ancillary care services in accordance with contracts negotiated with providers for specific ancillary services, separately from contracts negotiated with our clients.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The company considers its most significant estimates to be the collectibility of revenue and payments due to providers (and resulting margin as a percentage of revenue). Actual amounts could differ from those estimates.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

1. Summary of Significant Accounting Policies - (continued)

Property and Equipment

Property and equipment are recorded at original cost and increased by the cost of any significant improvements subsequent to purchase. The Company expenses repairs and maintenance as incurred. Depreciation and amortization is calculated using the straight-line method over the shorter of the asset’s estimated useful life or the term of the lease in the case of leasehold improvements. The Company capitalizes costs associated with software developed for internal use. During 2013 and 2012, we capitalized approximately $303,000 and $419,000 of internally developed software costs, respectively.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences”. The Company records the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in the future periods) and “deferred tax liabilities” (generally items that we received a tax deduction for, which have not yet been recorded in the statements of operations). The deferred tax assets and liabilities are measured using enacted tax rules and laws that are expected to be in effect when the temporary differences are expected to be recovered or settled. A valuation allowance is established to reduce deferred tax assets considered to be more likely than not that the deferred tax assets will not be realized.

Stock Compensation

The Company records all stock-based payments to employees in the consolidated financial statements over the vesting period based on their estimated fair values as of the measurement date of the respective awards. Additional information about the Company’s stock-based payment plan is presented in Note 8.

Segment and Related Information

The Company uses the “management approach” for reporting information about segments in its annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the “management approach” model, the Company determined that the business is comprised of a single operating segment.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The fair value of instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of short-term financial instruments approximates their recorded values due to the short-term nature of the instruments.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

2. Concentration of Credit Risk

During the years ended December 31, 2013 and 2012, five of the Company’s clients comprised a significant portion of the Company’s revenues. The following is a summary of the approximate amounts of the Company’s revenue and accounts receivable contributed by each of those clients as of the dates and for the periods presented (amounts in thousands):

	2013			2012
	Accounts Receivable	Revenue	% of Total Revenue	Accounts Receivable	Revenue	% of Total Revenue
Material Client Relationship	$532	$5,905	22%	$720	$10,704	31%
HealthMarkets, Inc.	252	3,599	13	149	2,752	8
Benefit Administrative Systems, LLC	148	2,618	10	87	2,379	7
HealthSCOPE Benefits, Inc.	69	2,511	9	50	1,348	4
MultiPlan, Inc. (formerly Viant Holdings, Inc.)	—	1,008	4	22	2,941	8
All Others	1,312	11,397	43	1,711	15,054	43
Allowance for Uncollectable Receivables/Provision for refunds	(336)	(287)	(1)	(307)	(276)	(1)
	$1,977	$26,751	100%	$2,432	$34,902	100%

The Material Client Relationship includes five related entities and MultiPlan, Inc. includes two related entities, which are aggregated for this presentation.

3. Allowance for Uncollectable Receivables and Provision for Refunds

The Company maintains an allowance for uncollectable receivables which primarily relates to payor refunds. Refunds are paid to payors for overpayments on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payment made to the ancillary service provider if the claim has been fully resolved. Co-payments, deductibles and co-insurance payments can also impact the collectability of claims. While the Company is able to process a claim and estimate the cash it will receive from the payor for that claim, the presence of co-pays, deductibles and co-insurance payments can affect the ultimate collectability of the claim. The Company records an allowance against revenue to better estimate collectability. Provisions for refunds recorded were approximately $287,000 and $276,000 for the years ended December 31, 2013 and 2012, respectively. The allowance was approximately $336,000 and $307,000 at December 31, 2013 and 2012, respectively.

4. Property and Equipment

Property and equipment, net consists of the following:

	Useful Lives (years)	2013	2012
Software – internally developed	5	$2,877	$2,582
Software – purchased	3 – 5	596	614
Computer equipment	3 – 5	589	594
Furniture and fixtures	5	358	356
Leasehold improvements	7	205	205
		4,625	4,351
Accumulated depreciation and amortization		(3,389)	(2,758)
Property and equipment, net		$1,236	$1,593

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

4. Property and Equipment - (continued)

The Company recognized depreciation expense of approximately $667,000 and $750,000 during 2013 and 2012, respectively. The depreciation amounts include approximately $503,000 and $437,000 of amortization of internally developed software during 2013 and 2012, respectively.

The Company capitalizes costs associated with internally developed software, developed for internal use only, during the application development stage. Application development stage costs generally include costs associated with internal-use software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality also are capitalized, whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software and payroll and payroll-related expenses for employees who are directly associated with and devote time to the internal-use software project. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

During the years ended December 31, 2013 and 2012, the Company capitalized costs related to enhancements to its internal information technology claims management applications. The applications were originally developed in 2005 and from time to time, the Company will enhance the functionality and reporting capabilities of the applications. The enhancements are typically developed by the Company’s internal information technology group. For internal resources, the Company capitalizes salary and related benefits. Periodically, third-party consultants will be utilized to perform the development with all related costs capitalized.

5. Income Taxes

Income tax provision for the years ended December 31, differed from the U.S. federal income tax rate of 34% approximately in the amounts indicated as a result of the following:

	2013	2012
Computed “expected” tax provision (benefit)	$(1,278)	$(1,040)
Increase in the valuation allowance for deferred tax assets	1,009	845
Short-fall on stock options, warrants, and RSUs	330	245
State taxes	19	25
Permanent items	12	10
Other	(67)	(54)
Total income tax provision	$25	$31

Differences between financial accounting principles and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

5. Income Taxes - (continued)

The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities and consisted of the following components:

	2013	2012
Deferred tax assets:
Operating loss carryforward	$3,197	$1,919
Accounts receivable allowance	69	106
Texas tax credit carryforward	221	228
Stock option compensation	1,070	1,306
Goodwill	602	723
Accrued expenses	120	121
Alternative Minimum Tax credit carryforwards	16	16
Total deferred tax assets	5,295	4,419
Deferred tax liabilities:
Property and equipment	(397)	(514)
Prepaid expense	(71)	(80)
Total deferred tax liabilities	(468)	(594)
Valuation allowance	(4,606)	(3,597)
Net deferred tax assets	$221	$228

In 2011, a valuation allowance in the amount of $2.8 million was established against the net deferred tax assets with the exception of the Texas tax credit carryforward of approximately $232,000. During the year ended December 31, 2013, the Company increased the valuation allowance by approximately $1,009,000, which was included in the income tax provision for the year ended December 31, 2013. Due to the nature and timing of the reversal of the deferred tax assets and liabilities, the valuation allowance was established against the net deferred tax assets with the exception of the Texas tax credit carryforward of approximately $221,000.

As of December 31, 2013 and 2012, the net operating loss carryforwards were approximately $14.5 million and $10.9 million, which expire in 2025 through 2031. Included in the net operating loss carryforward is approximately $5.4 million which related to the excess tax benefits for stock options and warrants exercised which will result in a credit to additional paid in capital of approximately $1.9 million when the associated tax deduction results in a reduction in the income taxes payable.

The income tax provision shown on the statement of operations for the years ended December 31, 2013 and 2012 consisted of the following:

	2013	2012
Current	$18	$27
Deferred	7	4
	$25	$31

The Company has evaluated the accounting guidance for uncertainty in income taxes. Management has evaluated their material tax positions and determined there is no income tax effects with respect to the consolidated financial statements. The Company has identified the United States and Texas as major tax jurisdictions and is no longer subject to federal or state income tax examinations by tax authorities for years before 2007. During 2011 and the early part of 2012 the Company underwent an examination by tax authorities for its U.S. federal return for the year ended 2009. In August of 2012, the Company was notified that there were no changes proposed to the 2009 income tax return.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

6. Intangible Assets

The ancillary provider network is being amortized using the straight-line method over their expected useful lives of 15 years. Experience to date is that approximately 2 – 8% annual turnover or attrition of provider contracts occurs each year. The ancillary provider network is being accounted for on a pooled basis and the actual cancellation rates of provider contracts that were acquired are monitored for potential impairment or amortization adjustment, if warranted. We have performed an impairment assessment based on projected future cash flows and determined no impairment exists as of December 31, 2013 and 2012. The cost of adding additional providers is considered an ongoing operating expense, and is captured on the Statement of Operations under “Claims administration and provider development”.

The following is a summary of our intangible assets as of December 31, for the years presented:

	2013	2012
Ancillary provider network	$1,921	$1,921
Software	428	428
	2,349	2,349
Accumulated amortization	(1,709)	(1,581)
Intangibles, net	$640	$768

The capitalized value of the ancillary provider network that was acquired in the 2003 acquisition of the assets of our predecessor, American CareSource Corporation by Patient Infosystems (now CareGuide, Inc.), our former parent corporation. Amortization expense was approximately $128,000 for each of the years ended December 31, 2013 and 2012. Amortization expense is estimated at $128,000 per year through 2018.

7. Commitments and Contingencies

The Company leases office space under a non-cancelable lease agreement. In January 2013, the Company executed an extension of its existing lease agreement for a term of 24-months, expiring on March 31, 2015, which is included in the table below. Additionally the Company leases certain equipment under non-cancelable lease agreements, which expire at various dates through September 2016.

At December 31, 2013 minimum annual lease payments for operating leases are approximately as follows:

Operating Leases
2014	$345
2015	91
2016	6
Total minimum lease payments	$442

Expense related to operating leases was approximately $342,000 and $318,000 for the years ended December 31, 2013 and 2012, respectively.

8. Stock-Based Compensation

Stock Options

American CareSource Holdings, Inc. has an Employee Stock Option Plan (the “Stock Option Plan”) for the benefit of certain employees, non-employee directors, and key advisors. On May 16, 2005, the stockholders approved the 2005 Stock Option Plan which (i) authorized options to purchase 749,776 shares and (ii) established the class of eligible participants to include employees, nominees to the Board of Directors of American CareSource Holdings and consultants engaged by American CareSource Holdings, limited to

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

8. Stock-Based Compensation - (continued)

16,667 shares of Common Stock underlying the one-time grant of a Non-Qualified Option to which non-employee directors or non-employee nominees of the Board of Directors may be entitled. Stock options granted under the Stock Option Plan may be of two types: (1) incentive stock options and (2) nonqualified stock options. The option price of such grants shall be determined by a Committee of the Board of Directors (the “Committee”), but shall not be less than the estimated fair value of the common stock at the date the option is granted. The Committee shall fix the terms of the grants with no option term lasting longer than ten years. The ability to exercise such options shall be determined by the Committee when the options are granted.

Over time this plan has been amended to increase the number of shares available to a total of 1,249,776 shares.

On May 19, 2009, the stockholders of the Company approved the 2009 Equity Incentive Plan (the “2009 Plan”). The purpose of the 2009 Plan is (a) to allow selected employees and officers of the Company to acquire and increase equity ownership in the Company, which will strengthen their commitment to the success of the Company, and to attract new employees, officers and consultants, (b) to provide annual cash incentive compensation opportunities that are competitive with other peer corporations, (c) to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals, (d) to provide grantees an incentive for individual excellence, (e) to promote teamwork and (f) to attract and retain highly-qualified persons to serve as non-employee directors. The 2009 Plan allows for awards of non-qualified options, stock appreciation rights, restricted shares, performance units/shares, deferred stock, dividend equivalents and other stock-based awards up to 500,000 shares. The term of the 2009 Plan is ten years and all non-qualified options will be valued at not less than 100% of the market value of the Company’s stock on the date of grant.

Shares of common stock reserved for future grants under the Stock Option Plan and the 2009 Plan (the “Plans”) were 482,083 and 494,788 at December 31, 2013 and 2012, respectively.

Compensation expense related to all equity awards, including non-qualified stock options, restricted stock units and warrants, that has been charged against income for the years ended December 31, 2013 and 2012 was approximately $299,000 and $408,000, respectively.

The awards granted to employees and non-employee directors become exercisable over periods of up to five years. The fair value of each award granted is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Volatility is calculated using an analysis of historical volatility. The Company believes that the historical volatility of the Company’s stock is the best method for estimating future volatility. The expected lives of options are determined based on the Company’s historical share option exercise experience. The Company believes the historical experience method is the best estimate of future exercise patterns currently available. The risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the awards. The expected dividend yields are based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant.

	2013	2012
Weighted average grant date fair value	$1.26	$1.01
Weighted average assumptions used:
Expected volatility	75.8%	77.7%
Expected lives (years)	6.2	6.2

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

8. Stock-Based Compensation - (continued)

	2013	2012
Risk free interest rate	1.7%	1.0%
Forfeiture rate	20.5%	20.5%
Dividend rate	—	—

A summary of stock option activity is as follows:

	Options (thousands)	Weighted-Average Exercise Price
Outstanding at December 31, 2011	739	$6.72
Granted	100	1.49
Forfeited	(33)	5.11
Cancelled	(14)	10.65
Exercised	—	—
Outstanding at December 31, 2012	792	6.06
Granted	284	1.88
Forfeited	(113)	2.88
Cancelled	(208)	6.99
Exercised	(5)	0.93
Outstanding at December 31, 2013	750	4.74
Exercisable at December 31, 2013	400	$6.66

As of December 31, 2013, the weighted average remaining contractual life of the options outstanding was 6.6 years and the weighted average remaining contractual life of the outstanding exercisable options was 4.5 years.

The following table summarizes information concerning outstanding and exercisable options at December 31, 2013:

(in thousands)	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Outstanding Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
Under $1.00	53	1.3	$0.93	53	$0.93
$1.00 – $2.00	335	9.4	$1.82	42	$1.83
$2.01 – $3.00	—	0.0	$—	—	$—
$3.01 – $4.00	1	7.6	$3.72	—	$3.72
$4.01 – $5.00	39	6.6	$4.26	24	$4.26
$5.01 – $6.00	98	3.5	$5.55	97	$5.56
$6.01 – $7.00	91	6.2	$6.13	55	$6.14
Greater than $7.01	133	4.1	$12.22	129	$12.08

The total intrinsic value of options outstanding at December 31, 2013 and 2012 was approximately $46,000 and $30,000, respectively. The total intrinsic value of the options that are exercisable at December 31, 2013 and 2012 was approximately $40,000 and $29,000, respectively. There were 5,411 shares exercised during the year ended December 31, 2013 with an intrinsic value of approximately $5,000. No options were exercised during the year ended December 31, 2012.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

8. Stock-Based Compensation - (continued)

Compensation expense related to non-qualified stock options charged to operations during 2013 was approximately $247,000. As of December 31, 2013, there was approximately $413,000 of total unrecognized compensation cost related to non-vested non-qualified stock options granted under the plan. The cost is expected to be recognized over a weighted average period of 3.4 years.

Restricted Stock Units

Under the 2009 Plan, the Company issued restricted stock units (“RSUs”) to certain employees and the Board of Directors during the twelve months ended December 31, 2009. As RSUs vest, they are convertible into shares of the Company’s common stock. The RSUs are valued at the market price of the Company’s stock on the measurement date, which is the date of grant. Compensation expense is recognized ratably over the vesting period. Our future estimated forfeiture rate on RSUs is 0% as the RSUs have been awarded primarily to members of our Board of Directors and members of senior management of the Company. At the Annual Meeting on May 30, 2013, the Board approved a compensation plan that provides an annual grant of RSUs to non-employee directors on the date of the Company’s annual meeting of stockholders. Pursuant to the provisions of the plan, 50,000 RSUs were granted during the twelve months ended December 31, 2013. No RSUs were granted during the twelve months ended December 31, 2012.

A summary of RSU activity is as follows:

	RSUs	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2011	6	$21.45
Forfeited	—	—
Converted to common stock	(2)	21.53
Outstanding at December 31, 2012	4	21.40
Granted	50	1.99
Forfeited	(1)	21.63
Converted to common stock	(2)	21.32
Outstanding at December 31, 2013	51	2.40
Vested and convertible to common stock at December 31, 2013	15	$2.15

Compensation expense related to RSUs charged to operations during 2013 and 2012 was approximately $52,000 and $37,000, respectively. As of December 31, 2013, there was approximately $74,000 of total unrecognized compensation cost related to non-vested RSUs granted under the plan. The cost is expected to be recognized over a weighted average period of 1.4 years.

Shares of common stock and common stock equivalents, along with earnings per share and other per share amounts, have been retroactively restated to reflect the 1-for-3 reverse stock split that occurred on September 4, 2012 for all periods presented.

9. Stock Warrants

The Company entered into an agreement as of February 25, 2011 with an employee, whereby the Company agreed to issue warrants to purchase 83,333 shares of common stock with an exercise price of $5.01. The warrants have a term of 5 years and vest in increments over a time period of 2 years depending on the achievement of defined, agreed upon revenue targets generated by new clients. The agreement also obligates the Company to issue warrants to purchase up to an additional 166,666 shares of common stock

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

9. Stock Warrants - (continued)

(issued in 83,333 increments) pursuant to the achievement of additional defined agreed upon revenue targets. During the twelve months ended December 31, 2011, we did not recognize compensation costs associated with these warrants due to the low probability of vesting.

On February 1, 2012, certain terms of the agreement were modified, including the revenue targets and the total number of shares under the initial and future warrants. The warrants initially granted now cover 44,444 shares to be purchased at an exercise price of $1.50, 22,222 of which vested immediately, and the remaining 22,222 shares vesting upon the achievement of certain revenue targets. The number of shares underlying warrants to be issued under the agreement in the future was reduced to 88,889 shares (issued in 44,444 increments) based upon the achievement of additional defined agreed upon revenue targets.

During the twelve months ended December 31, 2012, we recognized compensation costs of approximately $21,000 associated with the initial vesting of 22,222 shares. We did not recognize any compensation costs for the period ended December 31, 2013. Additional costs associated with the warrants will be recognized based on the probability that the revenue targets will be reached. That probability will be re-evaluated and updated based on current market conditions, on a quarterly basis, and compensation costs will be adjusted accordingly.

A summary of stock warrant activity is as follows:

	Outstanding Warrants (thousands)	Weighted-Average Exercise Price
Outstanding at December 31, 2011	158	$5.25
Granted	—	—
Cancelled	(114)	$4.15
Outstanding at December 31, 2012	44	$1.50
Granted	—	—
Cancelled or expired	—	—
Outstanding at December 31, 2013	44	$1.50
Vested at December 31, 2013	22	$1.50

Shares of common stock and common stock equivalents, along with earnings per share and other per share amounts, have been retroactively restated to reflect the 1-for-3 reverse stock split that occurred on September 4, 2012 for all periods presented.

10. Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (or loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per share reflects the potential dilution that could occur if options, warrants and restricted stock units to purchase common stock were exercised or converted. For purposes of this calculation, outstanding stock options, stock warrants and restricted stock units are considered common stock equivalents using the treasury stock method, and are the only such equivalents outstanding.

For the year ended December 31, 2013, options to purchase approximately 750,000 shares of commons stock, warrants to purchase approximately 44,400 shares of common stock, and approximately 36,400 unvested restricted stock units were excluded from the calculation as their impact would be anti-dilutive.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

11. Significant Agreements

The decline in net revenue and billed claims volume from our relationship with MultiPlan, Inc. (“MultiPlan”) is due to the acquisition by MultiPlan of Viant Holdings, Inc. As part of that transition, MultiPlan moved its payors and employer groups to its existing networks. While we did not receive a formal termination notice from MultiPlan, the transition was substantially completed as of December 31, 2012. We recognized $1.0 million in revenue in 2013 as the final employer groups transitioned to MultiPlan networks. The expectation is that all claims volume and related revenue from this client will cease sometime in 2014.

On December 31, 2012, the Company entered into a Health Care Services Access Agreement (the “Agreement”) with HealthSmart Preferred Care II, L.P., HealthSmart Preferred Network II, Inc., and SelectNet Plus, Inc. (referred to hereinafter collectively as “HSPC”).

The purpose of the Agreement is, among other things, for HSPC to utilize the Company’s providers and active referral management in order to provide benefits for healthcare services to certain benefit plans and their plan participants for whom HSPC provides services. Pursuant to the Agreement, HSPC will provide claim consolidation and routing of claims to the Company generating reductions in various charges for healthcare services that are covered services provided to plan participants.

As part of the Agreement, the Company agreed to pay HSPC a monthly administrative services fee (the “Administrative Services Fee”) to reimburse and to compensate HSPC for the work that HSPC is required to perform to support the Company’s program. The Administrative Services Fee is based upon paid claims arising from the Company’s network of providers.

Pursuant to the Agreement, for services other than primary group health services, the Company will be compensated based on a percentage of the gross revenue actually collected by HSPC from its payors and clients for claims utilizing a Company discount through certain of the Company’s networks.

The Agreement is for a term of three years (the “Initial Term”), with one automatic two year renewal, unless the Agreement is terminated by a party if the other party breaches the Agreement and such breach has not been cured prior to the expiration of thirty days following the non-breaching party’s delivery of written notice specifying such breach to the breaching party or unless either party provides notice of non-renewal no less than ninety days prior to the expiration of the Initial Term. Following the automatic two year renewal term, the Agreement shall automatically renew for successive periods of one year unless earlier terminated by a party for breach or unless either party provides notice of non-renewal no less than ninety days prior to the expiration of the two year renewal term or any subsequent renewal term.

As part of the Agreement, the Provider Service Agreement by and between the Company and HSPC, dated August 1, 2002, as amended through December 20, 2008, was terminated.

12. Employee Benefit Plans

The Company provides a defined contribution plan for employees meeting minimum service requirements. Employees can contribute up to 100% of their current compensation to the plan subject to certain statutory limitations. The Company contributes up to a maximum of 3.5% of an employee’s compensation and plan participants are fully-vested in the Company’s contributions immediately. The Company made contributions to the plan and charged operations approximately $98,000 and $107,000 during the years ended December 31, 2013 and 2012, respectively.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Tables in thousands, except per share amounts)

13. Quarterly Financial Information (unaudited)

The following table contains selected financial information from unaudited statements of operations for each quarter of 2013 and 2012.

	Quarters Ended
	2013				2012
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Net revenues	$6,210	$6,493	$6,443	$7,605	$9,100	$8,186	$8,215	$9,401
Contribution margin	1,071	764	595	771	1,334	987	1,048	1,290
Contribution margin %	17.2	11.8	9.2	10.1	14.7	12.1	12.8	13.7
Loss before income taxes	(259)	(852)	(1,505)	(1,144)	(626)	(1,071)	(812)	(551)
Net loss	(267)	(858)	(1,509)	(1,151)	(629)	(1,075)	(829)	(558)
Loss per basic and diluted share	(0.05)	(0.15)	(0.26)	(0.20)	(0.11)	(0.19)	(0.14)	(0.10)
Shares used in computing basic and diluted loss per share	5,722	5,716	5,712	5,711	5,711	5,711	5,710	5,696

Independent Auditor's Report

To the Member
CorrectMed Locust Grove, LLC and
CorrectMed Scott, LLC
Atlanta, Georgia

Report on the Financial Statements

We have audited the accompanying combined financial statements of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC which comprise the balance sheet as of December 31, 2013, and the related combined statements of operations, changes in member’s equity and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 10 to the combined financial statements, CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC closed on a transaction to sell substantially all of its assets on May 8, 2014. Our opinion is not modified with respect to this matter.

/s/ McGladrey, LLP

Des Moines, Iowa
July 16, 2014

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Balance Sheet
December 31, 2013

Assets
Current Assets
Cash	$500
Patient accounts receivable, net	326,619
Other receivables	42,763
Prepaid expenses and other assets	60,543
Total current assets	430,425
Property and Equipment
Buildings and leasehold improvements	1,169,270
Equipment	540,096
Furniture and fixtures	83,509
Software	71,381
1,864,256
Less: accumulated depreciation	(663,565)
1,200,691
Total assets	$1,631,116
Liabilities and Member's Equity
Current Liabilities
Accounts payable	$9,598
Note payable – current portion	36,267
Obligation under capital lease – current portion	32,090
Accrued salaries and benefits	125,674
Other accrued expenses	154,335
Total current liabilities	357,964
Long-Term Liabilities
Note payable – noncurrent portion	416,114
Obligation under capital lease – noncurrent portion	409,442
Total long-term liabilities	825,556
Member's Equity	447,596
Total liabilities and member's equity	$1,631,116

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Statement of Operations
For the Year Ended December 31, 2013

Patient service revenues, net	$3,653,971
Operating expenses:
Salaries and wages	2,054,025
Payroll taxes and benefits	299,487
Medical supplies and drugs	437,829
Contracted medical services	39,359
Rent expense	130,954
Office supplies and other	629,883
Management fees	859,217
Depreciation expense	254,502
Total operating expenses	4,705,256
Loss from operations	(1,051,285)
Other income (expenses):
Other income	126
Interest expense	(85,039)
Total other income (expenses)	(84,913)
Net loss	$(1,136,198)

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Statement of Changes in Member's Equity
For the Year Ended December 31, 2013

	CorrectMed Locust Grove, LLC	CorrectMed Scott, LLC	Combined
Balance – beginning of the year	$330,849	$111,942	$442,791
Member's contribution	350,961	790,042	1,141,003
Net loss	(355,740)	(780,458)	(1,136,198)
Balance – end of the year	$326,070	$121,526	$447,596

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Statement of Cash Flows
For the Year Ended December 31, 2013

Cash Flows from Operating Activities
Net loss	$(1,136,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	254,502
Provision for bad debt expense	141,196
Net change in operating assets and liabilities:
Patient accounts receivable	95,217
Other receivables	19,614
Prepaid expenses and other assets	(12,842)
Accounts payable	(5,402)
Accrued expenses	(143,884)
Net cash used in operating activities	(787,797)
Cash Flows from Investing Activities, purchases of property and equipment	(4,522)
Cash Flows from Financing Activities
Payments on capital leases	(31,284)
Principal payments on note payable	(35,413)
Decrease in accounts payable – affiliate	(281,987)
Contribution from Member	1,141,003
Net cash provided by financing activities	792,319
Net change in cash	—
Cash
Beginning of year	500
End of year	$500
Supplemental Disclosure of Cash Flow Information, cash paid for interest	$85,039

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

CorrectMed Locust Grove, LLC was organized during the year ended December 31, 2010, for the purposes of operating a primary and urgent care clinic, which includes in-house x-ray and a full lab. CorrectMed Scott, LLC, a company related through common ownership, opened its facility, which also includes a primary and urgent care clinic along with an in-house x-ray facility and full lab, in November of 2011.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and the prevailing practices within the healthcare industry. The significant accounting policies used in preparing and presenting the financial statements are summarized as follows:

Principles of combination:  The companies are limited liability companies created and regulated under the laws of the state of Georgia. The financial statements and related notes include the accounts of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC (collectively referred to as the Company). Both companies are wholly owned subsidiaries of Triage Holding, Inc. All significant intercompany accounts and transactions have been eliminated during the combination of these financial statements.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers its most significant estimates to be the collectability of accounts receivable, including the determination of the allowance for doubtful accounts and contractual adjustments. Actual results could differ from these estimates.

Patient accounts receivable:  Receivables consist of amounts due from insurance companies and patients in Atlanta, Georgia area. The Company provides credit in the normal course of operations to patients. The Company generally does not require collateral with the extension of credit; as such, the majority of its receivables are unsecured. Patient accounts receivable are recorded net of expected contractual adjustments and an allowance for doubtful accounts.

Allowances for doubtful accounts and contractual adjustments:  The Company maintains an allowance for doubtful accounts based on management's assessment of collectability, current economic conditions, and prior experience. The Company determines if patient accounts receivable are past-due based on the service date; however, the Company does not charge interest on past-due accounts. The Company charges off patient accounts receivable if management considers the collection of the outstanding balances to be doubtful.

While management uses available information in estimating the Company's allowances for contractual adjustments and doubtful accounts, changes in the reimbursable contract rates and the composition of the patient treatments could result in further changes in the carrying amounts of patient receivables. As such, it is reasonably possible that the estimated patient receivables may change materially in the near term. The amount of the change that is reasonably possible, however, cannot be estimated.

Property and equipment:  Property and equipment are stated at cost. Expenditures for property and equipment which substantially increase the useful lives or values of existing assets are capitalized and subsequently depreciated. Expenditures for repairs and maintenance are expensed as incurred.

Depreciation is provided primarily using the straight line method over the estimated useful lives of the assets, which range from 3 to 10 years.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 1. Nature of Business and Significant Accounting Policies - (continued)

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, based on undiscounted cash flows. There were no impairment charges recorded for the year ended December 31, 2013.

Patient service revenue, net:  The Company has agreements with various third-party payors that provide for payments to the Company at amounts different from its established rates. Net patient revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors, at the time services are rendered. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined.

Advertising:  Advertising costs are charged to operations when incurred and totaled approximately $31,000 for the year ended December 31, 2013.

Professional liability and workers’ compensation claims:  The Company maintains insurance for protection from losses resulting from professional liability and workers’ compensation claims. The claims made coverage for professional liability claims is $1,000,000 per claim and $3,000,000 in the aggregate annually. The workers’ compensation policy limits the Company’s liability for each participant to $500,000 for each policy year. The Company has not recorded a reserve for claims incurred but not reported based on a historical analysis of claims paid.

Income taxes:  CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC are taxed as partnerships. As such, neither of the companies incur income taxes; instead, their taxable income or losses are included in the tax returns of its members. Therefore, these financial statements do not include any provision for corporate income taxes. The Company has evaluated its material tax positions and determined that there were no uncertain tax positions that require adjustment to the financial statements.

The statute of limitations for the examination of the Company's income tax returns is generally three years from the due date of the tax return including extensions. As of December 31, 2013, all of the Company's tax returns were open for examination.

Subsequent events:  Management has evaluated subsequent events through July 16, 2014, the date the financial statements were available to be issued. Through that date, there were no events requiring accrual or disclosure other than the matter disclosed in Note 10.

Note 2. Patient Accounts Receivable, Net

A summary of patient accounts receivable as of December 31, 2013 is as follows:

Patient accounts receivable	$1,017,599
Estimated allowance for contractual adjustments and doubtful accounts	(690,980)
Patient accounts receivable, net	$326,619

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 3. Patient Service Revenues, Net

The Company has agreements with governmental and other third-party payors that provide for payments to the Company at amounts different from its established rates. Contractual adjustments under third-party reimbursement programs represent the differences between the Company's billings at established rates for services and amounts reimbursed by third-party payors. A summary of the basis of reimbursement with major third-party payors is as follows:

•	Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.
•	Commercial and HMO — The Company has entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.

Below is a summary of patient service revenues for the year ended December 31, 2013:

Gross patient service revenue	$8,159,552
Less:
Provision for contractual adjustments	(4,364,385)
Bad debt expense	(141,196)
Patient service revenue, net	$3,653,971

Note 4. Note Payable

During the year ended December 31, 2011, the Company financed improvements for its CorrectMed Scott facility with the owner of the facility. The amount financed totaled $526,000 and is scheduled to be repaid in monthly installments through October of 2021. The note is unsecured and bears interest at an imputed rate of 4.34%. The required monthly payments increase by 5% every year. The note is scheduled to be repaid as follows:

Year Ending December 31:
2014	$36,267
2015	44,180
2016	49,269
2017	54,739
2018	60,617
Thereafter	207,309
$452,381

Note 5. Lease Commitments

Capital lease commitments

During the period from inception through December 31, 2010, the Company entered into a capital lease agreement with an unrelated party for medical equipment with a net book value of approximately $6,000 at December 31, 2013. The lease is for a four year period expiring in June 2014 and requires monthly payments of approximately $1,100.

During the year ended December 31, 2011, the Company entered into another capital lease agreement with an unrelated party for additional medical equipment with a net book value of approximately $52,000 at December 31, 2013. This lease is for a five year period and requires monthly payments of approximately $1,500.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 5. Lease Commitments - (continued)

During the year ended December 31, 2011, the Company entered into a capital lease agreement with an unrelated party for medical facilities with a net book value of approximately $293,000 at December 31, 2013. This lease is for a ten year period and requires monthly payments ranging from $1,100 to $9,400.

The following is a schedule of the future required payments under these lease agreements at December 31, 2013:

Year Ending December 31:	Equipment Lease	Equipment Lease	Building Lease	Total
2014	$6,473	$16,753	$71,028	$94,254
2015	—	16,753	76,302	93,055
2016	—	16,753	81,832	98,585
2017	—	2,792	87,640	90,432
2018	—	—	93,738	93,738
Thereafter	—	—	300,932	300,932
	6,473	53,051	711,472	770,996
Less: interest (4.3 – 15.8%)	(79)	(3,496)	(325,889)	(329,464)
	$6,394	$49,555	$385,583	$441,532

Operating leases

The Company is conducting a portion of the daily operations for CorrectMed Locust Grove, LLC in a facility owned by an unrelated third party. The lease is for a term of 75 months and requires monthly payments ranging from $7,234 to $9,348 through its termination in January 2017.

The Company is also leasing the real estate for the CorrectMed Scott facility. This ten year lease agreement requires monthly payments of approximately $2,900 through its termination in October 2021.

Following is a schedule of the future minimum lease payments required under operating lease agreements:

Year Ending December 31:
2014	$137,673
2015	140,772
2016	143,964
2017	35,872
2018	34,364
Thereafter	97,365
$590,010

Note 6. Retirement Plan

The Company maintains a 401(k) Profit Sharing Plan, under which eligible employees can defer up to the maximum amount of their compensation as allowed by law. The Company matches 100% of employee contributions up to 3% of compensation plus 50% of the next 2% of compensation. The Company's contributions were approximately $18,000 for the year ended December 31, 2013.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 7. Concentrations of Credit Risk

The Company grants credit without collateral to its patients, which consist primarily of local residents which are insured under third-party payor agreements. The mix of gross patient receivables as of December 31, 2013 and gross patient revenues for the year ended December 31, 2013 are as follows:

	Revenues	Receivables
Blue Cross/Blue Shield	23%	18%
United Healthcare	25%	15%
Other, including self pay	52%	67%
	100%	100%

Note 8. Commitments and Contingencies

The Company is involved in various legal actions and claims that arose as a result of events that occurred in the normal course of operations. The ultimate resolution of these matters is not ascertainable at this time; however, management is of the opinion that any liability or loss resulting from such litigation will not have a material effect upon the financial position of the Company.

Note 9. Related Party Transactions

A company related by common ownership, provides management services, human resources administration, payroll administration, benefits administration, and marketing services for the Company. Expense incurred by the Company was approximately $859,000 during the year ended December 31, 2013. There are no payments due to the related company at December 31, 2013.

Note 10. Subsequent Event

On May 8, 2014, the Company closed on a transaction to sell substantially all of its assets to ACSH Urgent Care of Georgia, LLC.

CorrectMed Locust Grove, LLC & CorrectMed Scott, LLC

Combined Balance Sheet
March 31, 2014

Current Assets
Cash	$500
Patient accounts receivable, net	221,987
Other receivables	35,617
Prepaid expenses and other assets	56,814
TOTAL CURRENT ASSETS	314,918
Property and Equipment
Buildings and leasehold improvements	1,169,270
Equipment	540,096
Furniture and fixtures	83,509
Software	71,381
1,864,256
Less: Accumulated Depreciation	(723,644)
Net Fixed Assets	1,140,612
TOTAL ASSETS	$1,455,530
Liabilities and Member's Equity
Current Liabilities
Accounts Payable	12,902
Note payable – current portion	36,267
Obligation under capital lease – current portion	31,948
Accrued salaries and benefits	85,237
Other accrued expenses	251,210
TOTAL CURRENT LIABILITIES	417,564
Long-Term Liabilities
Note payable-noncurrent portion	405,373
Obligation under capital lease – noncurrent portion	401,525
TOTAL LONG-TERM LIABILITIES	806,898
Member's Equity	231,068
TOTAL LIABILITIES & MEMBER'S EQUITY	$1,455,530

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC & CorrectMed Scott, LLC

Combined Statement of Operations
For the three months ending March 31, 2014

Patient service revenues, net	$777,515
Operating expenses:
Salaries and wages	486,332
Payroll taxes and benefits	83,626
Medical supplies and drugs	101,469
Contracted medical services	15,183
Rent expense	32,738
Office supplies and other	147,009
Management fees	145,500
Depreciation expense	60,079
Total operating expenses	1,071,936
Loss from operations	(294,421)
Other income (expenses)
Other income	25
Interest expense	(20,695)
Total other income (expenses)	(20,670)
Net loss	$(315,091)

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Statement of Cash Flows
For the three months ending March 31, 2014

Cash Flows from Operating Activities
Net loss	$(315,091)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	60,079
Net change in operating assets and liabilities:
Patient accounts receivable	104,632
Other receivables	7,146
Prepaid expenses and other assets	3,729
Accounts payable	3,304
Accrued expenses	56,438
Net cash used in operating activities	(79,763)
Cash Flows from Financing Activities
Payments on capital leases	(8,059)
Principal payments on note payable	(10,741)
Decrease in accounts payable – affiliate	—
Contribution from Member	98,563
Net cash provided by financing activities	79,763
Net change in cash	—
Cash
Beginning of year	500
End of year	$500
Supplemental Disclosure of Cash Flow Information, cash paid for interest	$20,695

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

CorrectMed Locust Grove, LLC was organized during the year ended December 31, 2010, for the purposes of operating a primary and urgent care clinic, which includes in-house x-ray and a full lab. CorrectMed Scott, LLC, a company related through common ownership, opened its facility, which also includes a primary and urgent care clinic along with an in-house x-ray facility and full lab, in November of 2011.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and the prevailing practices within the healthcare industry. The significant accounting policies used in preparing and presenting the financial statements are summarized as follows:

Principles of combination:  The companies are limited liability companies created and regulated under the laws of the state of Georgia. The financial statements and related notes include the accounts of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC (collectively referred to as the Company). Both companies are wholly owned subsidiaries of Triage Holding, Inc. All significant intercompany accounts and transactions have been eliminated during the combination of these financial statements.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers its most significant estimates to be the collectability of accounts receivable, including the determination of the allowance for doubtful accounts and contractual adjustments. Actual results could differ from these estimates.

Patient accounts receivable:  Receivables consist of amounts due from insurance companies and patients in Atlanta, Georgia area. The Company provides credit in the normal course of operations to patients. The Company generally does not require collateral with the extension of credit; as such, the majority of its receivables are unsecured. Patient accounts receivable are recorded net of expected contractual adjustments and an allowance for doubtful accounts.

Allowances for doubtful accounts and contractual adjustments:  The Company maintains an allowance for doubtful accounts based on management's assessment of collectability, current economic conditions, and prior experience. The Company determines if patient accounts receivable are past-due based on the service date; however, the Company does not charge interest on past-due accounts. The Company charges off patient accounts receivable if management considers the collection of the outstanding balances to be doubtful.

While management uses available information in estimating the Company's allowances for contractual adjustments and doubtful accounts, changes in the reimbursable contract rates and the composition of the patient treatments could result in further changes in the carrying amounts of patient receivables. As such, it is reasonably possible that the estimated patient receivables may change materially in the near term. The amount of the change that is reasonably possible, however, cannot be estimated.

Patient service revenue, net:  The Company has agreements with various third-party payors that provide for payments to the Company at amounts different from its established rates. Net patient revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors, at the time services are rendered. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 2. Patient Accounts Receivable, Net

A summary of patient accounts receivable as of March 31, 2014 is as follows:

Patient accounts receivable	$856,979
Estimated allowance for contractual adjustments and doubtful accounts	(634,992)
Patient accounts receivable, net	$221,987

Note 3. Patient Service Revenues, Net

The Company has agreements with governmental and other third-party payors that provide for payments to the Company at amounts different from its established rates. Contractual adjustments under third-party reimbursement programs represent the differences between the Company's billings at established rates for services and amounts reimbursed by third-party payors. A summary of the basis of reimbursement with major third-party payors is as follows:

•	Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.
•	Commercial and HMO — The Company has entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.

Below is a summary of patient service revenues for the three months ended March 31, 2014:

Gross patient service revenue	$1,671,240
Less:
Provision for contractual adjustments	(893,725)
Bad debt expense	—
Patient service revenue, net	$777,515

Note 4. Concentrations of Credit Risk

The Company grants credit without collateral to its patients, which consist primarily of local residents which are insured under third-party payor agreements. The mix of gross patient receivables as of March 31, 2014 and gross patient revenues for the three months ended March 31, 2014 are as follows:

	Revenues	Receivables
Blue Cross/Blue Shield	36%	21%
United Healthcare	13%	9%
Other, including self pay	51%	70%
	100%	100%

Note 5. Subsequent Event

On May 8, 2014, the Company closed on a transaction to sell substantially all of its assets to ACSH Urgent Care of Georgia, LLC.

AMERICAN CARESOURCE HOLDINGS, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
INTRODUCTION

On May 8, 2014, ACSH Urgent Care of Georgia, LLC., a wholly owned subsidiary of American CareSource Holdings, Inc., (the “Company”) completed the purchase of substantially all the assets of two urgent care centers, CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC (collectively “CorrectMed” thereafter), from CorrectMed, LLC and other seller parties.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 combines the historical consolidated balance sheet of the Company and the historical combined balance sheet of CorrectMed to illustrate the estimated effect of the acquisition on the Company’s financial statements as if it had occurred on March 31, 2014. The unaudited pro forma condensed consolidated statements of operations combines the historical consolidated statements of operations of the Company for the three months ended March 31, 2014 and the year ended December 31, 2013 with the historical combined statements of operations of CorrectMed for the three months ended March 31, 2014 and for the fiscal year ended December 31, 2013, as if the acquisition had occurred on January 1, 2013. The unaudited pro forma condensed consolidated financial statements are based on certain estimates and assumptions made with respect to the combined operations of the Company and CorrectMed, which we believe are reasonable. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and do not purport to be indicative of the results of operations of the Company or CorrectMed that actually would have been achieved had the acquisition of CorrectMed been completed on the assumed dates, or to project the Company’s results of operations for any future date or period. The unaudited pro forma condensed consolidated statements of operations give pro forma effect to the acquisition as if it had occurred on the first day of the financial period presented.

The transaction is being accounted for using the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. Under this method, the total consideration transferred to consummate the acquisition is being allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the closing date of the acquisition. The acquisition method of accounting requires extensive use of estimates and judgments to allocate the consideration transferred to the identifiable tangible and intangible assets acquired and liabilities assumed. Accordingly, the allocation of the consideration transferred in the unaudited pro forma condensed consolidated financial statements is preliminary and will be adjusted upon completion of the final valuation of the assets acquired and liabilities assumed. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the closing date of the acquisition, and is expected to result in the identification of intangible assets. The unaudited condensed consolidated pro forma statements of operations do not include the costs that the Company may incur to integrate CorrectMed, and these costs may be material.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) expected to continually impact the combined results of the Company and CorrectMed. The pro forma financial adjustments are limited to the aforementioned criteria and should only provide information as the effect of the particular transaction, and should not include secondary or indirect effects. Thus adjustments related to cost efficiencies, economies of scale and those made to evaluate the transaction are not included as they are not directly attributable to the transaction. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the condensed consolidated financial statements were derived from, and should be read in conjunction with, the information for the three months ended March 31, 2014 included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2014 and the annual report on Form 10-K for the year ended December 31, 2013.

The historical condensed financial information regarding CorrectMed that is included in this report has been prepared by, and is the responsibility of the Company. In addition, we are in the process of reviewing CorrectMed’s financial statement classifications for conformity with the Company’s classifications. As a result of this review, it may be necessary to make additional reclassifications to the consolidated information on a prospective basis.

The statements contained in these notes that are not historical facts are forward-looking statements that involve risks and uncertainties. We wish to caution the reader that these forward-looking statements, such as our expectations for future sales results or future expense changes compared with previous periods, are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on our current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties as described in “Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014 and the annual report on Form 10-K for the year ended December 31, 2013, other risks referenced in our Securities and Exchange Commission filings, or other unanticipated risks. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(Unaudited)
(amounts in thousands, except per share data)

	Historical Company	Historical CorrectMed	Pro Forma Adjustments		Pro Forma Combined Company
Net revenues	$26,751	$3,654	$—		$30,405
Costs and expenses:
Provider payments	19,762	—	—		19,762
Administrative fees	1,083	—	—		1,083
Other operating expenses	8,871	3,591	—		12,462
Management fees	—	859	(859	)(1)	—
Depreciation expense	795	255	—		1,050
Interest expense, net	—	85	25	(2)	110
Income (loss) before income taxes	(3,760)	(1,136)	834		(4,062)
Income tax provision	25	—	—		25
Net income (loss)	$(3,785)	$(1,136)	$834		$(4,087)
Loss per diluted share	$(0.66)				$(0.72)
Weighted average number of diluted common shares outstanding	5,715				5,715

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2014
(Unaudited)
(amounts in thousands, except per share data)

	Historical Company	Historical CorrectMed	Pro Forma Adjustments		Pro Forma Combined Company
Net revenues	$5,008	$778	$—		$5,786
Costs and expenses:
Provider payments	3,753	—	—		3,753
Administrative fees	220	—	—		220
Other operating expenses	2,295	866	—		3,161
Management fees	—	146	(146	)(1)	—
Depreciation expense	178	60	—		238
Interest expense, net	—	21	6	(2)	27
Income (loss) before income taxes	(1,438)	(315)	140		(1,613)
Income tax provision	(3)	—	—		(3)
Net income (loss)	$(1,435)	$(315)	$140		$(1,610)
Loss per diluted share	$(0.25)				$(0.28)
Weighted average number of diluted common shares outstanding	5,729				5,729

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2014
(Unaudited)
(amounts in thousands, except per share data)

	Historical Company	Historical CorrectMed	Pro Forma Adjustments		Pro Forma Combined Company
Current assets:
Cash and cash equivalents	$5,103	$1	$(2,180	)(7)	$2,924
Accounts receivable, net	1,648	222	—		1,870
Other current assets	412	92	—		504
Total current assets	7,163	315	(2,180)		5,298
Property and equipment, net	1,201	1,141	—		2,342
Other assets:
Goodwill	—	—	2,308	(4)	2,308
Intangible assets, net	608	—	—		608
Other assets	606	—	—		606
	$9,578	$1,456	$128		$11,162
Current liabilities:
Due to service providers	$1,580	$—	$—		$1,580
Accounts payable and accrued liabilities	1,251	350	(83	)(6)	1,518
Notes payable	—	36	—		36
Obligation under capital lease – current portion	—	32	—		32
Total current liabilities	2,831	418	(83)		3,166
Long-term debt, less current portion	—	807	500	(3)	1,307
Stockholders' equity	6,747	231	(289	)(5)	6,689
	$9,578	$1,456	$128		$11,162

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

American CareSource Holdings, Inc.

Notes to Pro Forma Condensed Consolidated Financial Statements
(tables in thousands)
(Unaudited)

On May 8, 2014, American CareSource Holdings, Inc. (the “Company”), through its wholly-owned subsidiary ACSH Urgent Care of Georgia, LLC (the “Buyer”), a Georgia limited liability company, acquired substantially all of the assets of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC (collectively “CorrectMed”). The acquisition was consummated pursuant to the terms and conditions of an Asset Purchase Agreement, dated April 30, 2014, by and among Buyer and CorrectMed, LLC. CorrectMed, LLC received aggregate consideration of $2,180,000 in cash and a $500,000 promissory note which is due and payable on May 8, 2015. The consideration is subject to certain post-closing adjustments. The aggregate purchase price for the acquisition was $2,680,000. The closing price will be adjusted after closing based on actual working capital levels.

The allocation of the consideration transferred to acquire CorrectMed is preliminary. We are in the process of evaluating CorrectMed’s financial statement classifications for conformity with the Company’s classifications. As a result of this review, it may be necessary to make additional reclassifications to the consolidated information of CorrectMed on a prospective basis.

The total consideration transferred has been allocated to CorrectMed’s net tangible and identifiable intangible assets based on their fair value as of May 8, 2014 for purposes of the pro forma condensed combined consolidated financial statements. These amounts, including intangibles and related amortization, are subject to change based on the results of the final valuations of assets acquired and liabilities assumed, which are expected to be completed within the 12 months following the acquisition. The excess of the consideration transferred over the net tangible and intangible identifiable assets is reflected as goodwill. The preliminary allocation of the total consideration paid to the fair value of the assets acquired and liabilities assumed as of May 8, 2014 is as follows:

Cash	$1
Accounts receivable	200
Other current assets	84
Fixed assets	1,124
Goodwill	2,347
Other liabilities assumed	(1,076)
$2,680

Pro forma Adjustments and Assumptions

(1)	To eliminate excess management fees charged to CorrectMed. Fees were provided by a company with common ownership that will no longer be incurred.
(2)	To record interest expense related to the $500,000 promissory note included as part of the aggregate consideration. Interest is payable at 5% and is due on May 8, 2015.

(3)	Represents a promissory note taken on by the Company at consummation of the acquisition, which is classified as long-term debt as of March 31, 2014.

(4)	Represents the excess of the amount paid for CorrectMed over the fair value of assets acquired and liabilities assumed (goodwill). This amount, and any related amortization on amounts allocated to intangibles, is subject to change based on the results of the final valuations of assets acquired and liabilities assumed, which are expected to be completed within the 12 months following the acquisition.

American CareSource Holdings, Inc.

Notes to Pro Forma Condensed Consolidated Financial Statements
(tables in thousands)
(Unaudited)

(5)	Represents elimination of CorrectMed’s historical member's equity account balances and accrual of $58,000 in future transaction costs in purchase accounting.
(6)	Represents elimination of CorrectMed's inter-company payable, which was not assumed by the Company, plus $58,000 of transactions costs to be incurred.
(7)	Represents cash paid by the Company at consummation of the acquisition.

      Shares
Common Stock

PROSPECTUS

Roth Capital Partners            Aegis Capital Corp

           , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and NASDAQ listing fee.

Item	Amount
SEC registration fee		$1,743
FINRA filing fee		2,750
NASDAQ listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation and by-laws provide that we are required to indemnify our directors, officers, employees, or agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our directors, officers, employees, or agents as incurred in connection with proceedings against them for which they may be indemnified.

On June 24, 2014, we entered into indemnification agreements with each of our directors, or the Indemnification Agreements. The Indemnification Agreements provide, among other things, that the Company will indemnify, to the fullest extent permitted by applicable law, each director in the event that such director becomes subject to, a party to or a witness or other participant in, an action, suit or proceeding on account of his or her service as a director, officer, employee, agent or fiduciary of the Company. Under the Indemnification Agreements, the Company has agreed to pay, in advance of the final disposition of any such relevant claim, expenses (including attorneys’ fees) incurred by each director in defending or otherwise responding to such action or proceeding. Each director’s right to such an advance is not subject to any prior determination that the director has satisfied any applicable standard of conduct for indemnification. The Indemnification Agreements provide for procedures to determine whether the directors have satisfied the applicable standards of conduct that would entitle them to indemnification, which procedures include a presumption that the directors have met such standard of conduct. The contractual rights to indemnification provided by the Indemnification Agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under the Company’s Certificate of Incorporation (as amended from time to time) and applicable law.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers, and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

On May 5, 2014, the Company closed a private placement of 1,000,000 shares of the Company’s common stock, par value $0.01 per share, at a purchase price of $2.00 per share for an aggregate purchase price of $2,000,000 for the shares. The investors in the offering were all accredited and included certain directors of the Company, including Messrs. Pappajohn, Oman, and Kinley, as well as an unaffiliated individual investor. The private placement was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On July 30, 2014, the Company entered into a credit agreement with Wells Fargo Bank, National Association, providing for a $5,000,000 working capital revolving line of credit. Borrowings under this credit agreement are secured, in part, by guarantees provided by Messrs. Pappajohn, Oman, Kinley, Turner, and Thompson, each of whom was an officer or director of the Company as of the date the Company entered into this credit agreement, and two stockholders of the Company who are not officers or directors. On July 30, 2014, the Company issued to the guarantors warrants to purchase an aggregate of 800,000 shares of common stock at $3.15 per share in consideration of their guaranteeing such indebtedness. The warrants vest immediately and are exercisable any time prior to their expiration on October 30, 2019. The private placement of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On December 4, 2014, the Company entered into a credit agreement with Wells Fargo Bank, National Association, providing for a $6,000,000 working capital revolving line of credit. Borrowings under this credit agreement are secured, in part, by guarantees provided by Messrs. Pappajohn and Oman, each of whom is a director of the Company, and a third party who is not an officer or director. On December 4, 2014, the Company issued to the guarantors warrants to purchase an aggregate of 960,000 shares of common stock at $2.71 per share in consideration of their guaranteeing such indebtedness. The warrants vest immediately and are exercisable any time prior to their expiration on December 4, 2019. The private placement of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Index of Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which is hereby incorporated by reference.

(b) Financial Statement Schedules.

All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of the Company’s directors, officers, or controlling persons in connection with the securities being registered, it will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. The Company will then be governed by the court’s decision.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, American CareSource Holdings, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 6th day of February, 2015.

American CareSource Holdings, Inc.

By:	/s/ Richard W. Turner Name: Richard W. Turner Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard W. Turner and Adam S. Winger, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard W. Turner Richard W. Turner	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 6, 2015
/s/ Anthony R. Levinson Anthony R. Levinson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 6, 2015
/s/ Edward B. Berger Edward B. Berger	Director	February 6, 2015
/s/ Geoffrey E. Harris Geoffrey E. Harris	Director	February 6, 2015
/s/ Matthew P. Kinley Matthew P. Kinley	Director	February 6, 2015
/s/ Mark C. Oman Mark C. Oman	Director	February 6, 2015
/s/ John Pappajohn John Pappajohn	Director	February 6, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1**	Form of Underwriting Agreement by and among American CareSource Holdings, Inc., Roth Capital Partners, LLC and Aegis Capital Corp., as the representatives of the several underwriters.
3.1	Certificate of Incorporation of American CareSource Holdings, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed with the Securities and Exchange Commission on November 9, 2012).
3.2	By-Laws (incorporated by reference to Exhibit 3 of Amendment No. 1 to the Form SB-2 (File No. 333-122820) filed with the Securities and Exchange Commission on May 13, 2005).
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 5 to the Form SB-2 (File No. 333-122820) filed with the Securities and Exchange Commission on August 12, 2005).
4.2	Amended and Restated 2005 Stock Option Plan (incorporated by reference to Exhibit B to the Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 20, 2009).
4.3	2009 Equity Incentive Plan, as amended and restated, effective April 28, 2014 (incorporated by reference to Appendix A to the Proxy Statement for the 2014 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 30, 2014).
4.4	Form of Warrant (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
4.5	Warrant Agreement for John Pappajohn, dated December 4, 2014 (incorporated by reference to Exhibit 10.4 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
4.6	Warrant Agreement for Mark Oman, dated December 4, 2014 (incorporated by reference to Exhibit 10.5 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
4.7	Warrant Agreement for Bruce Rastetter, dated December 4, 2014 (incorporated by reference to Exhibit 10.6 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
5.1**	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
10.01	Employment Letter dated January 29, 2008 between American CareSource Holdings, Inc. and Cornelia Outten (incorporated by reference to Exhibit 10.08 to the Form 10-K (File No. 001-33094) filed with the Securities and Exchange Commission on March 31, 2008).
10.02	Employment Agreement dated April 28, 2014 between American CareSource Holdings, Inc. and Richard W. Turner (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 2, 2014).
10.03**	Employment Agreement dated June 19, 2014 between American CareSource Holdings, Inc. and Adam Winger.
10.04	Lease dated June 14, 2006, between American CareSource Holdings, Inc. and TR LBJ Campus Partners, L.P. (incorporated by reference to Exhibit 10 to the Form 10-QSB (File No. 000-51603) filed with the Securities and Exchange Commission on August 11, 2006).
10.05	First Amendment to Office Lease, dated December 1, 2008, between American CareSource Holdings, Inc. and TR LBJ Campus Partners, L.P. (incorporated by reference to Exhibit 10.18 to the Form 10-K filed with the Securities and Exchange Commission on March 31, 2009).
10.06	Provider Services Agreement, dated as of August 1, 2002, by and among the Company, HealthSmart Holdings, Inc. and HealthSmart Preferred Care II, L.P, and Amendment No. 1, 2, 3 and 4 thereto, dated September 1, 2005, January 1, 2007, July 31, 2007 and December 20, 2008, respectively (incorporated by reference to Exhibit 10.19 to the Form 10-Q/A filed with the Securities and Exchange Commission on July 8, 2011).

Exhibit No.	Description of Exhibit
10.07***	Health Care Services Access Agreement, dated as of December 31, 2012, by and between American CareSource Holdings, Inc. and HealthSmart Preferred Care II, LP, HealthSmart Preferred Network II, Inc., and SelectNet Plus, Inc. (incorporated by reference to Exhibit 10.19A to the Form 10-K filed with the Securities and Exchange Commission on March 4, 2013).
10.08***	Ancillary Care Services Network Access Agreement, dated as of July 2, 2007, by and between the Company and Texas True Choice, Inc. and its subsidiaries and Amendment dated December 31, 2009 (incorporated by reference to Exhibit 10.21 to the Form 10-Q/A filed with the Securities and Exchange Commission on July 8, 2011).
10.09	Asset Purchase Agreement dated April 30, 2014 by and among ACSH Urgent Care of Georgia, LLC, CorrectMed, LLC, CorrectMed Locust Grove, LLC, CorrectMed Scott, LLC, Triage Holding, Inc. and Carlo A. Musso, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 6, 2014).
10.10	Form of Subscription Agreement used in May 2014 private placement (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 9, 2014).
10.11	Asset Purchase Agreement dated June 12, 2014 by and among ACSH Urgent Care of Florida, LLC, Bay Walk-In, Inc., and Sharon E. Stone (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on June 18, 2014).
10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on June 30, 2014).
10.13	Credit Agreement dated July 30, 2014 between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.14	Form of Note (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.15	Form of Security Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.16	Form of Inter-Creditor Agreement (incorporated by reference to Exhibit 10.4 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.17	Form of Stock Purchase Agreement dated of September 12, 2014 between ACSH Urgent Care Holdings, LLC and Jason C. Junkins, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on September 18, 2014).
10.18	Management Services Agreement dated October 1, 2014 between American CareSource Holdings, Inc. and HealthSmart Preferred Care II, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on October 7, 2014).
10.19	Lease, dated October 29, 2014, between John Hancock Life Insurance Company (U.S.A.) and ACSH Service Center, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on November 4, 2014).
10.20	Membership Interest Purchase Agreement, dated October 29, 2014, by and among Thinh D. Nguyen, M.D., Han C. Phan, and ACSH Urgent Care of Georgia, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on November 4, 2014).

Exhibit No.	Description of Exhibit
10.21	Credit Agreement dated December 4, 2014 between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.22	Form of Note (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.23	Form of Security and Inter-Creditor Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.24	Consulting Services Agreement, effective as of December 31, 2014, by and between Matthew D. Thompson and American CareSource Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 24, 2014).
10.25	Asset Purchase Agreement, dated as of December 29, 2014, between ACSH Urgent Care of Virginia, LLC and Stat Medical Care, P.C., William and Teresa Medical Care, Inc., and Charles I. Okorie, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on January 5, 2015).
10.26	Employment Agreement dated January 12, 2015 between American CareSource Holdings, Inc. and Anthony R. Levinson (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on January 23, 2015).
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Form 10-K filed with the Securities and Exchange Commission on March 18, 2011).
23.1*	Consent of McGladrey LLP.
23.2**	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).

*	Filed herewith.
**	To be filed by amendment.
***	Certain confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.